UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FERRO CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, $1.00 par value per share.

(2)	Aggregate number of securities to which transaction applies:

As of July 7, 2021, 86,650,229 shares of Ferro common stock, which includes (i) 82,704,290 issued and outstanding shares of Ferro common stock, (ii) 1,920,932 shares of Ferro common stock subject to or otherwise deliverable in connection with the exercise of outstanding options, with a per share exercise price below $22.00, and (iii) 2,025,007 shares of Ferro common stock subject to or otherwise deliverable in connection with other outstanding equity-based awards.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001091 by the underlying value of the transaction of $1,881,909,201.60, which has been calculated as the sum of:

i.	82,704,290 issued and outstanding shares of Ferro common stock, multiplied by $22.00 per share;

ii.

1,920,932 shares of Ferro common stock subject to or otherwise deliverable in connection with the exercise of outstanding options with exercise prices below $22.00, multiplied by $9.30 per share, which is the excess of $22.00 over $13.38, the weighted-average exercise price of such stock options;

iii.	2,025,007 shares of Ferro common stock subject to or otherwise deliverable in connection with other outstanding equity-based awards, multiplied by $22.00 per share;

(4)	Proposed maximum aggregate value of transaction: $1,881,909,201.60.

(5)	Total fee paid: $205,316.29.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED JULY 9, 2021.

[●], 2021

Dear Fellow Shareholder:

On May 11, 2021, Ferro Corporation (“Ferro”) entered into a definitive merger agreement to be acquired by PMHC II Inc. (“Prince”). Pursuant to and subject to the terms and conditions of the merger agreement, a direct or indirect wholly owned subsidiary of Prince will be merged with and into Ferro and Ferro will survive the merger as a direct or indirect wholly owned subsidiary of Prince.

If the merger is completed, our shareholders will have the right to receive $22.00 in cash, without interest, subject to any applicable withholding taxes, for each share of common stock, par value $1.00 per share, of Ferro (“Ferro common stock”) that they own immediately prior to the effective time of the merger (other than shareholders that have properly exercised and perfected and not lost or withdrawn their dissenters’ rights under Ohio law with respect to such shares).

You are cordially invited to attend a special meeting of our shareholders to be held virtually in connection with the proposed merger on [●], 2021 at 9:00 a.m., Eastern Time. You will be able to attend the meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/FOE2021SM. You must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail. You will not be able to attend the meeting in person. At the special meeting, shareholders will be asked to consider and vote on a proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (the “merger proposal”). Approval of the merger proposal requires the affirmative vote of the holders of two-thirds of the voting power of the issued and outstanding shares of Ferro common stock entitled to vote thereon.

The Ferro board of directors unanimously has determined that it is in the best interest of Ferro shareholders to enter into the merger agreement and has approved and declared advisable the merger agreement and the merger. The Ferro board of directors made its determination after consideration of a number of factors more fully described in this proxy statement. The Ferro board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

The merger consideration of $22.00 per share represents a 25.1% premium over the closing price of $17.58 per share of Ferro common stock on May 10, 2021, the last trading day prior to the public announcement of the proposed merger and a 34.0% premium over the 90-trading day volume-weighted average price of $16.42 per share of Ferro common stock on May 10, 2021.

At the special meeting, Ferro shareholders will also be asked to vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid to Ferro’s named executive officers by Ferro based on or otherwise relating to the merger, as required by the rules adopted by the Securities and Exchange Commission, and a proposal to approve an adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional votes for the approval of the merger proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to Ferro shareholders. The Ferro board of directors unanimously recommends that you vote “FOR” each of these proposals.

The merger cannot be completed unless Ferro shareholders holding two-thirds of the voting power of the outstanding shares of Ferro common stock entitled to vote thereon approve the merger proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting virtually, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. If you intend to attend the special meeting and vote in person during the virtual meeting, your vote by ballot will revoke any proxy previously submitted. The failure to vote on the merger proposal will have the same effect as a vote “AGAINST” this proposal.

The obligations of Ferro and Prince to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Prince, the special meeting, the merger agreement and the merger.

Thank you for your confidence in Ferro.

Yours truly,

Peter T. Thomas

Chairman, President, and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits of the merger agreement or the merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2021 and, together with the enclosed form of proxy, is first being mailed to Ferro shareholders on or about [●], 2021.

Ferro Corporation

6060 Parkland Boulevard, Suite 250

Mayfield Heights, Ohio 44124

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE & TIME	[●], 2021 at 9:00 a.m., Eastern Time

WEBSITE	www.virtualshareholdermeeting.com/FOE2021SM

ITEMS OF BUSINESS	•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 11, 2021 (as it may be amended from time to time the “merger agreement”), by and among PMHC II Inc. (“Prince”), PMHC Fortune Merger Sub, Inc. (“Merger Sub”) and Ferro Corporation (“Ferro”) and approve the transactions contemplated thereby, including the merger (the “merger proposal”); a copy of the merger agreement is attached to the accompanying proxy statement as Annex A;

•

To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ferro to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”); and

•

To consider and vote on a proposal to approve an adjournment of the special meeting of Ferro shareholders (the “special meeting”) to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to Ferro shareholders (the “adjournment proposal”).

RECORD DATE	Only Ferro shareholders of record at the close of business on [●], 2021 (the “record date”), are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting.

VOTING BY PROXY	Your vote is very important, regardless of the number of shares you own. The Ferro board of directors (the “Board”) is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote in person at the virtual special meeting at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS	The Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

DISSENTERS’ RIGHTS	Ferro shareholders who do not vote in favor of the merger proposal will have the right to seek appraisal of the fair value of their shares of Ferro common stock, as determined in accordance with Sections 1701.84 and 1701.85 of the General Corporation Law of the State of Ohio (the “OGCL”), if they deliver a demand for appraisal before the vote is taken on the merger proposal and comply with all of the requirements of Sections 1701.84 and 1701.85 of the OGCL, which are summarized herein. Sections 1701.84 and 1701.85 of the OGCL is reproduced in its entirety in Annex C to the accompanying proxy statement. The accompanying proxy statement constitutes the notice of dissenters’ rights with respect to the merger proposal required by Sections 1701.84 and 1701.85 of the OGCL.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, PLEASE SUBMIT A PROXY OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SUBMITTED. IF YOU DO NOT SUBMIT YOUR PROXY, INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES OR VOTE IN PERSON AT THE VIRTUAL SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THIS PROPOSAL.

Approval of the merger proposal requires the affirmative vote of the holders of two-thirds of the voting power of shares of Ferro common stock outstanding at the close of business on the record date and entitled to vote thereon.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders a majority of the voting power of shares of Ferro common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Due to the ongoing COVID-19 pandemic, the meeting will only be conducted by live online webcast, i.e., as a “Virtual Meeting.” Attendance at the meeting is limited to the Company’s shareholders and the Company’s invited guests. To attend the meeting, you must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive.

The proxy statement, of which this notice forms a part, provides a detailed description of the merger agreement and the merger. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Ferro common stock, please contact Ferro’s proxy solicitor, Innisfree M&A Incorporated (“Innisfree”):

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 800-5186

Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors,

Mark H. Duesenberg
Vice President, General Counsel and Secretary

Mayfield Heights, Ohio

[●], 2021

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the special meeting of Ferro shareholders. We urge you to carefully read the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Ferro included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page [103]. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “Ferro,” “the Company,” “we,” “us,” or “our” in this proxy statement refer to Ferro Corporation, an Ohio corporation; all references to “Prince” refer to PMHC II Inc., a Delaware corporation; all references to “Merger Sub” refer to PMHC Fortune Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of Prince; all references to “AS” refer collectively to American Securities Partners VII, L.P., American Securities Partners VII(B), L.P. and American Securities Partners VII(C), L.P.; all references to “Ferro common stock” refer to the common stock, par value $1.00 per share, of Ferro; all references to the “Board” refer to the board of directors of Ferro; all references to the “merger” refer to the merger of Merger Sub with and into Ferro with Ferro surviving as a direct or indirect wholly owned subsidiary of Prince; unless otherwise indicated or as the context otherwise requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of May 11, 2021, and as may be amended from time to time, by and among Prince, Merger Sub and Ferro, a copy of which is included as Annex A to this proxy statement. Ferro, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Parties

Ferro (see page [27])

Ferro Corporation is a leading global supplier of technology-based functional coatings and color solutions. Ferro supplies functional coatings for glass, metal, ceramic and other substrates and color solutions in the form of specialty pigments and colorants for a broad range of industries and applications. Ferro products are sold into the building and construction, automotive, electronics, industrial products, household furnishings and appliance markets. The Company’s reportable segments include: Functional Coatings and Color Solutions. Headquartered in Mayfield Heights, Ohio, the Company has approximately 3,700 associates globally and reported 2020 sales of $959 million.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol FOE. Our headquarters are located at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 and our telephone number is (216) 875-5600. Our corporate web address is www.ferro.com.

Prince (see page [27])

Prince specializes in developing, manufacturing and marketing performance-critical specialty products, many custom developed, for niche applications in the construction, electronics, consumer products, agriculture, automotive, oil & gas, industrial and other end markets. Prince employs approximately 1,200 employees across its 21 facilities located on 6 continents. Prince is a portfolio company of AS.

Prince is a Delaware corporation with principal executive offices located at 15311 Vantage Parkway West, Suite 350 Houston, TX 77032, telephone number (832) 241-2169.

For additional information, visit www.princecorp.com. The information provided on the Prince website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Prince’s website provided in this proxy statement.

Merger Sub (see page [27])

Merger Sub is a Delaware corporation and a direct or indirect wholly owned subsidiary of Prince, with principal executive offices located at 15311 Vantage Parkway West, Suite 350 Houston, TX 77032, telephone number (832) 241-2169. It was formed for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into Ferro, with Merger Sub ceasing to exist and Ferro surviving as a direct or indirect wholly owned subsidiary of Prince.

The Special Meeting

The Virtual Special Meeting (see page [28])

The special meeting of Ferro shareholders (the “special meeting”) is scheduled to be held virtually on [●], 2021 at 9:00 a.m., Eastern Time. Due to the public health impact of the COVID-19 outbreak and to support the health and well-being of our shareholders and other participants at the special meeting, the special meeting will be a virtual meeting of shareholders. You will be able to attend the special meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/FOE2021SM. You must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail. You will not be able to attend the meeting in person.

Purpose of the Special Meeting (see page [28])

At the special meeting, Ferro shareholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (the “merger proposal”);

•

to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ferro to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”); and

•

to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to Ferro shareholders (the “adjournment proposal”).

The Board has determined that it is in the best interest of Ferro shareholders to enter into the merger agreement and has approved and declared advisable the merger agreement and the merger. The Board unanimously recommends that Ferro shareholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

Ferro shareholders must vote to approve the merger proposal as a condition for the merger to occur. If Ferro shareholders fail to approve the merger proposal by the requisite vote, the merger will not occur.

Record Date; Shareholders Entitled to Vote (see page [29])

Only holders of Ferro common stock at the close of business on [●], 2021, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. A list of shareholders entitled to vote at the special meeting will be available at the virtual meeting website during the special meeting. At the close of business on the record date, [●] shares of Ferro common stock were issued and outstanding.

Holders of Ferro common stock are entitled to one vote for each share of Ferro common stock they own at the close of business on the record date.

Quorum (see page [29])

The presence at the virtual meeting, in person or by proxy, of the holders of a majority of the voting power of shares of Ferro common stock issued and outstanding at the close of business on the record date and entitled to vote at the special meeting will constitute a quorum. Actual attendance at the virtual meeting is not required in order to be counted for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject Ferro to additional expense. If no quorum is present at the special meeting, the chairperson of the meeting or the shareholders holding a majority in voting power of shares of Ferro common stock, present virtually or by proxy and entitled to vote at the special meeting, may adjourn the special meeting.

Required Vote (see page [29])

The approval of the merger proposal requires the affirmative vote of the holders of two-thirds of the voting power of shares of Ferro common stock outstanding at the close of business on the record date and entitled to vote thereon. If you do not vote, it will have the same effect as a vote “AGAINST” the merger proposal.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of shares of Ferro common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Attendance and Voting at the Special Meeting (see page [31])

If your shares are registered directly in your name with our transfer agent, you are considered a “shareholder of record” and you may vote your shares virtually at the special meeting or by submitting a proxy by mail, over the internet or by telephone. If you plan to attend the virtual special meeting, you will be able to vote your shares electronically. Although Ferro offers four different methods for shares to be voted at the special meeting, Ferro encourages you to submit a proxy over the internet or by telephone, as Ferro believes they are the most convenient, cost-effective and reliable methods of causing your shares to be voted. If you choose to submit a proxy over the internet or by telephone, there is no need for you to mail back your proxy card.

If your shares are held by your broker, the Ferro 401(k) Plan trustee, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted.

Ferro recommends that you submit a proxy or submit your voting instructions as soon as possible, even if you are planning to attend the special meeting, to ensure that your shares will be represented and voted at the special meeting. If you return an executed proxy and do not indicate how you wish to vote with regard to a particular proposal, your shares of Ferro common stock will be voted “FOR” such proposal.

Solicitation of Proxies (see page [32])

The Board is soliciting your proxy, and Ferro will bear the cost of soliciting proxies. Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $25,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks, the Ferro 401(k) Plan trustee, and other nominees to the beneficial owners of shares of Ferro common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree or, without additional compensation, by certain of Ferro’s directors, officers and employees. Shares of Ferro common stock held in the Ferro 401(k) Plan are voted by the Ferro 401(k) Plan trustee in accordance with specific instructions given by plan participants to whose accounts such shares have been allocated. Any shares of Ferro common stock held in the Ferro 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares for which instructions are received.

Adjournments and Postponements (see page [32])

In addition to the merger proposal and the named executive officer merger-related compensation proposal, Ferro shareholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to Ferro shareholders. If no quorum is present at the special meeting, the chairman of the Board (or such other officer of Ferro designated by a majority of the directors) or the holders of shares entitling them to exercise a majority of the voting power of shares of Ferro common stock, present in person at the virtual special meeting or by proxy and entitled to vote at the special meeting, may adjourn the special meeting to another place, date or time. Assuming a quorum is present, the affirmative vote of holders of a majority of the voting power of shares of Ferro common stock present and entitled to vote on the adjournment proposal will be required to approve the adjournment proposal. The chairman of the Board (or such other officer of Ferro designated by a majority of the directors) also has the power to adjourn the special meeting at any time, whether or not there is a quorum present. In addition, the special meeting could be postponed before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes on the merger proposal, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit a proxy and do no not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

Ferro may postpone, recess or adjourn the special meeting (and shall postpone, recess or adjourn if requested by Prince (but in such case Ferro shall not be required to postpone or adjourn the special meeting to a date that is more than 20 calendar days after the date on which the special meeting was originally scheduled)) (i) to the extent required by law or fiduciary duty, (ii) to allow reasonable additional time to solicit additional proxies to the extent Ferro reasonably believes necessary in order to obtain the Company Requisite Vote, (iii) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Ferro common stock represented (either in person at the virtual special meeting or by proxy) and voting to constitute a quorum necessary to conduct the business of the special meeting or (iv) to the extent necessary to ensure that any supplement or amendment to this proxy statement or any supplemental or additional disclosure, in each case, as required by applicable law or fiduciary duty (as determined by the Board in good faith after consultation with its outside legal counsel) is provided to the shareholders of Ferro a reasonable amount of time in advance of the special meeting to permit such shareholder to review such supplement, amendment or disclosure prior to the special meeting.

The Merger

Structure of the Merger (see page [34])

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement and in accordance with the OGCL, at the effective time of the merger (the “effective time”), Merger Sub will merge with and into Ferro, with Ferro continuing as the surviving corporation in the merger and as a direct or indirect wholly owned subsidiary of Prince. As a result of the merger, each share of Ferro common stock issued and outstanding immediately prior to the effective time (other than any shares that may be held by Ferro as treasury stock or held directly by Prince or any subsidiary of Prince (including Merger Sub) and other than any shares owned by any shareholder who has properly exercised and perfected such holder’s demand for dissenters’ rights under Sections 1701.84 and 1701.85 of the OGCL and not effectively withdrawn or lost such dissenters’ rights) will be automatically cancelled and converted into the right to receive the merger consideration.

Merger Consideration—What Shareholders Will Receive in the Merger (see page [34])

Upon the terms and subject to the conditions of the merger agreement, at the effective time, Ferro shareholders will have the right to receive $22.00 in cash, without interest and less any applicable withholding taxes, for each share of Ferro common stock that they own immediately prior to the effective time (other than any shares that may be held by Ferro as treasury stock or held directly by Prince or any subsidiary of Prince (including Merger Sub), and other than any shares owned by any shareholder who has properly exercised and perfected such holder’s demand for dissenters’ rights under Sections 1701.84 and 1701.85 of the OGCL and not effectively withdrawn or lost such holder’s dissenters’ rights).

Effects on Ferro if the Merger Is Not Completed (see page [35])

If the merger proposal is not approved by Ferro shareholders or if the merger is not consummated for any other reason, Ferro shareholders will not receive any payment for their shares of Ferro common stock in connection with the merger. Instead, Ferro will remain a public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the merger agreement, Ferro may be required to pay Prince a termination fee of $55.12 million, as described under “The Merger Agreement—Termination Fees” beginning on page [90]. Under specified circumstances, upon termination of the merger agreement, Prince may be required to pay Ferro a termination fee of $50 million or $93.43 million, including as a result of the failure to obtain required regulatory approvals, as described under “The Merger Agreement—Termination Fees” beginning on page [90].

Furthermore, if the merger is not consummated, and depending on the circumstances that would have caused the merger not to be consummated, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Treatment of Ferro Equity Awards (see page [34])

The merger agreement provides that outstanding equity-based awards issued under Ferro’s equity incentive plans will be treated as set forth below:

Options. Each outstanding and unexercised option to purchase shares (an “Option”) will be cancelled and converted into the right to receive a cash payment (without interest) equal to (i) the total number of shares subject to such Option multiplied by (ii) the excess, if any, of the merger consideration over the exercise price per share under such Option, less any applicable withholding taxes required to be withheld by applicable law.

Restricted Stock Units (“RSUs”) and Share Units. Each outstanding RSU and Share Unit will be cancelled and converted into the right to receive a cash payment (without interest) equal to (i) the total number of shares subject to such RSU or Share Unit, multiplied by (ii) the merger consideration, less any applicable withholding taxes required to be withheld by applicable law.

Performance Share Units (“PSUs”). Each outstanding PSU will be cancelled and converted into the right to receive a cash payment equal to (i) the number of shares subject to such PSU, calculated based on the greater of

(A) actual performance against goals as set forth in the terms of such PSU, and (B) the target level performance over the entire performance period, multiplied by (ii) the merger consideration, less any applicable withholding taxes required to be withheld by applicable law. For purposes of measuring actual performance with respect to the PSUs, (i) any performance measures related to total shareholder return shall be calculated by, first, determining the volume weighted average closing trading price of Ferro’s (or relevant peer group’s) common stock over the thirty trading days commencing on the first trading day occurring after the date of public announcement of the merger agreement, and then, second, using such average prices as the “ending prices” for purposes of calculating relative total shareholder return (with the resulting relative total shareholder return calculations as of the last day of such thirty trading day period being substituted as the total shareholder return criteria for such PSU) and (ii) any performance measures related to goals other than total shareholder return shall be calculated based on the actual performance results through the date of the merger extrapolated through the duration of the relevant performance periods.

Recommendation of the Board and Reasons for the Merger (see page [41])

After consideration of various factors, the Board (i) determined that it is in the best interest of Ferro shareholders that Ferro enter into the merger agreement, (ii) approved and declared advisable the merger and the merger agreement and (iii) resolved that the merger agreement be submitted for consideration to Ferro shareholders at a special meeting of Ferro shareholders and recommended that Ferro shareholders vote to adopt the merger agreement and approve the transactions contemplated thereby, including the merger. A description of factors considered by the Board in reaching its decision to adopt the merger agreement can be found in “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page [41].

The Board unanimously recommends that Ferro shareholders vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Opinion of Lazard Frères & Co. LLC (see page [47])

Lazard Frères & Co. LLC, which we refer to as “Lazard,” was retained by Ferro to act as its financial advisor in connection with the merger. On May 10, 2021, Lazard rendered its written opinion, consistent with its oral opinion rendered on the same date, to the Board that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard as set forth in its written opinion, the merger consideration to be paid to holders of shares of Ferro common stock (other than holders of excluded shares) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion to the Ferro Board, dated May 10, 2021, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The foregoing summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion, this section and the summary of Lazard’s opinion, as further described in the section entitled “The Merger—Opinion of Lazard Frères & Co. LLC” beginning on page [47] of this proxy statement, in their entirety. Lazard’s engagement and its opinion were for the benefit of the Ferro Board (in its capacity as such), and Lazard’s opinion was rendered to the Ferro Board in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of shares of Ferro common stock (other than holders of excluded shares) of the merger consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto.

Interests of Ferro’s Executive Officers and Directors in the Merger (see page [55])

When considering the recommendation of the Board that you vote “FOR” the merger proposal, you should be aware that, aside from their interests as Ferro shareholders, Ferro’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other Ferro shareholders generally. The Board was aware of such interests during its deliberations on the merits of the merger and in deciding to recommend that Ferro shareholders vote “FOR” the merger proposal.

With regard to our directors serving on the Board (other than Mr. Peter T. Thomas, whose interest is as an executive officer), these interests relate to the impact of the transaction on the directors’ outstanding equity awards and the provision of indemnification and insurance arrangements pursuant to the merger agreement and Ferro’s articles of incorporation and code of regulation, which reflect that such directors may be subject to claims arising from their service on the Board.

With regard to our executive officers, these interests include the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger, assuming the merger occurred on March 1, 2022 and, where applicable, the executives’ employment was terminated by us without “cause” or, in some cases, by the executive for “good reason” (each as defined below) on such date:

•	accelerated vesting of equity awards;

•	possible cash severance payments and other termination benefits under the executives’ change in control agreements; and

•	the provision of indemnification and insurance arrangements pursuant to the merger agreement and Ferro’s articles of incorporation and code of regulations.

Financing of the Merger (see page [61])

We anticipate that the total funds needed to complete the merger (including the funds necessary to pay the aggregate merger consolidation, repay or redeem any indebtedness to be repaid or redeemed by the Company and its subsidiaries pursuant to the merger agreement and pay all fees, costs and expenses required to be paid by Prince or Merger Sub (including the repayment of third party debt with respect to Prince and certain of its affiliates) at or prior to the closing of the merger in connection with the transactions contemplated by the merger agreement), which would be approximately $3.42 billion, which will be funded through a combination of the following:

•

cash equity commitments by AS in an aggregate amount up to $200 million on the terms and subject to the conditions set forth in the equity commitment letter, as further described in the section entitled “The Merger—Equity Financing” beginning on page [61];

•

debt financing commitments from the debt commitment parties consisting of a $325 million first lien revolving facility, a $1.945 billion first lien term facility, $500 million in first lien secured notes and $756 million in senior unsecured notes, as further described in the section entitled “The Merger—Debt Financing” beginning on page [62].

The consummation of the merger is not conditioned upon Prince obtaining the proceeds of any financing.

Regulatory Clearances and Approvals Required for the Merger (see page [64])

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), we cannot complete the merger until we have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”), and until the applicable waiting period has expired or has been terminated. On May 26, 2021, Ferro and Prince each filed a premerger notification and report form under the HSR Act, as a result of which the applicable waiting period would expire on June 28, 2021, at 11:59 p.m., Eastern Time, unless otherwise earlier terminated or extended by the antitrust authorities.

In addition, pursuant to conditions to the consummation of the merger set forth in the merger agreement, the parties are seeking governmental antitrust, foreign investment or merger control approvals in specified jurisdictions.

Generally under the merger agreement, Ferro, Prince and Merger Sub have agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and proper under applicable laws and regulations in a timely manner as are necessary to consummate and make effective the transactions contemplated by the merger agreement and to cause the conditions to the merger to be satisfied, subject to certain limitations, as further described in “The Merger—Regulatory Clearances and Approvals Required for the Merger” beginning on page [64].

While we have no reason to believe it will not be possible to obtain regulatory approvals, or to obtain such approvals in a timely manner, there is no certainty that these approvals will be obtained.

Material U.S. Federal Income Tax Consequences of the Merger (see page [99])

The exchange of Ferro common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [99] and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Dissenters’ Rights (see page [65])

If the merger agreement is adopted by the Ferro’s shareholders, Ferro shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the Ohio General Corporation law (the “OGCL”). Section 1701.85 generally provides that Ferro shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to timely take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Ferro shareholder who is a record holder of Ferro common stock on [●], 2021, the record date for the special meeting, and whose shares are not voted in favor of the adoption of the merger agreement may be entitled to be paid the “fair cash value” of such shares after the completion of the merger in lieu of any applicable merger consideration.

To be entitled to such payment, a shareholder must, among other things, deliver to Ferro a written demand for payment of the fair cash value of the shares held by such shareholder with the information provided for in Section 1701.85(A)(4) of the OGCL before the vote to adopt the merger agreement is taken, not vote in favor of the adoption of the merger agreement, and otherwise comply with Section 1701.85. A shareholder’s failure to vote against the adoption of the merger agreement will not constitute a waiver of such shareholder’s dissenters’

rights as long as such shareholder does not vote in favor of the adoption of the merger agreement. However, a proxy submitted but not marked to specify voting instructions will be voted in favor of the adoption of the merger agreement and will be deemed a waiver of dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such shares of common stock.

Shareholders holding Ferro common stock considering seeking payment of fair cash value of their shares should be aware that the “fair cash value” of their shares as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of fair cash value of their shares. For shares listed on a national securities exchange (such as the NYSE, on which the Ferro common stock is currently listed) immediately before the effective time of the merger, the fair cash value will be the closing sale price of the shares as of the close of trading on the day before the vote of Ferro’s shareholders on the adoption of the merger agreement.

Please see the section of this proxy statement entitled “The Merger—Dissenters’ Rights” beginning on page [65] and the text of Sections 1701.84 and 1701.85, which is attached as Annex C to this proxy statement and incorporated herein by reference, for more specific information on the procedures to be followed in exercising dissenters’ rights. Shareholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of dissenters’ rights due to the complexity of the appraisal process and because failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

Expected Timing of the Merger

Assuming timely receipt of regulatory approvals and satisfaction of other closing conditions, we anticipate completing the merger in the first quarter of 2022. However, the merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that factors outside of the control of Ferro or Prince could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the merger.

No Solicitation; Acquisition Proposals (see page [78])

Except as expressly permitted by the merger agreement, from May 11, 2021 until the effective time or, if earlier, the valid termination of the merger agreement in accordance with its terms, Ferro and its representatives will not directly or indirectly:

•

initiate, solicit, propose, knowingly assist, knowingly encourage (including by way of furnishing information) or knowingly take any action to facilitate any inquiry, proposals or offers regarding, or the making or completion of, any Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page [78]) or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal;

•

engage in, continue or otherwise participate in any discussions with or negotiations relating to, any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations) or providing or causing to be provided any non-public information or data relating to Ferro or any of its subsidiaries in connection with an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; or

•

negotiate, execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement for any Acquisition Proposal (other than an acceptable confidentiality agreement); provided that it is understood and agreed that any permitted determination or action by the Board shall not be deemed to be a breach or violation of, or give Prince a right to terminate the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, Ferro or its Board may:

•

comply with its disclosure obligations under applicable law or the rules and policies of the NYSE, from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), make a “stop-look-and-listen” communication to the shareholders of Ferro pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of Ferro) or, after consulting with outside legal counsel, make any legally required disclosure to shareholders with regard to the transactions contemplated by the merger agreement or an Acquisition Proposal; provided, that the Board may not make a Change of Recommendation (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page [78]) except to the extent otherwise permitted by the merger agreement.

•

prior to (but not after) obtaining the Company Requisite Vote (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page [78]):

•

contact and engage in any communications or discussions with any person or group of persons and their respective representatives who has made a written Acquisition Proposal after May 11, 2021 that was not solicited in breach (other than an unintentional or de minimis breach) of the merger agreement, solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;

•

(a) engage in any communications, negotiations or discussions with any person or group of persons and their respective representatives who has made an Acquisition Proposal after May 11, 2021 that was not solicited in breach (other than an unintentional or de minimis breach) of the merger agreement (which negotiations or discussions need not be solely for clarification purposes) and (b) provide access to Ferro’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a person who has made a bona fide and written Acquisition Proposal after May 11, 2021 that was not solicited in breach (other than an unintentional or de minimis breach) of the merger agreement, in each case, if the Board (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that, based on the information then available, such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page [78]) and (B) has received from the person who has made such Acquisition Proposal an executed Acceptable Confidentiality Agreement (as defined in the merger agreement); provided that Ferro shall provide to Prince and Merger Sub any material non-public information or data that is provided to any person given such access that was not previously made available to Prince or Merger Sub prior to or promptly following the time it is provided to such person;

•	make a Change of Recommendation;

•	resolve, authorize, commit or agree to do any of the foregoing.

However, prior to the time, but not after, the Company Requisite Vote (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page [78]) is obtained, if a written Acquisition Proposal that did not otherwise result from a breach (other than an unintentional or de minimis breach) of the merger agreement is received by Ferro, and the Board determines in good faith, after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, the Board may, if the Board has determined in good faith after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, (x) effect a Change of Recommendation and/or (y) terminate the merger agreement pursuant to the merger agreement in order to enter into a definitive written agreement providing for such Superior Proposal; provided, however, that Ferro pays to Prince any termination payment required to be paid pursuant to the merger agreement; provided further, that, prior to taking such action described in clauses (x) and/or (y) above, Ferro shall provide notice to Prince as specified in the merger agreement and comply with the applicable provisions thereunder as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page [78].

However, prior to the time, but not after, the Company Requisite Vote is obtained, the Board may effect a Change of Recommendation if (x) an Intervening Event (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page [78]) has occurred, and (y) prior to taking such action, the Board has determined in good faith, after consultation with its outside legal counsel and its financial advisor(s), that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Conditions to the Merger (see page [87])

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted by law, waiver of various conditions, including the following:

•	the merger agreement shall have been adopted by Ferro shareholders at the special meeting;

•

no governmental entity of competent jurisdiction shall have enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, judgement, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the merger or any of the transaction contemplated by the merger agreement; and

•

the expiration or termination of the applicable waiting period under the HSR Act and any required approvals thereunder shall have been obtained, no agreement shall be in effect with a governmental entity pursuant to which Prince and Ferro have agreed not to consummate or to delay the consummation of the merger and each other consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period imposed under specified antitrust and foreign investment laws shall have been received or deemed to have been received or shall have terminated or expired, as applicable.

The respective obligations of Prince and Merger Sub to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of the following additional conditions:

•

Ferro’s representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date) in the manner described under “The Merger Agreement—Conditions to the Merger” beginning on page [87];

•	Ferro must have performed or complied in all material respects with all obligations required to be performed or complied with by it under the merger agreement on or prior to the effective time;

•	Prince must have received a certificate signed by an executive officer of Ferro certifying that each of the conditions set forth in the preceding two bullet points have been satisfied; and

•	since the date of the merger agreement, there shall not have occurred a material adverse effect (as defined in the merger agreement).

The obligation of Ferro to effect the merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following additional conditions:

•

Prince’s and Merger Sub’s respective representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date) in the manner described under “The Merger Agreement—Conditions to the Merger” beginning on page [87];

•

Prince and Merger Sub must have performed or complied in all material respects with each of their respective obligations required to be performed or complied with by them under the merger agreement on or prior to the effective time; and

•	Ferro will have received a certificate signed by an executive officer of Prince certifying that each of the conditions set forth in the preceding two bullet points have been satisfied.

Termination (see page [89])

The merger agreement can be terminated under the following circumstances:

•	by mutual written consent of Prince, Merger Sub and Ferro;

•	by Ferro or Prince if any governmental entity of competent jurisdiction shall have issued a legal restraint in the manner described under “The Merger Agreement—Termination” beginning on page [89];

•

by Ferro or Prince if the merger is not consummated on or before 5:00 p.m. (New York City time) on May 11, 2022 (as such date may be extended pursuant to the merger agreement, the “outside date”), provided that the right to terminate the merger agreement shall not be available if it is the terminating party’s failure to fulfill or comply with its obligations under the merger agreement in any material respect that is the primary cause of or has primarily resulted in the failure to so consummate the merger on or before the outside date;

•	by written notice from Ferro:

•

if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Prince or Merger Sub contained in the merger agreement, such that Ferro’s closing conditions to consummate the merger would not be satisfied and, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by Ferro to Prince or (B) the outside date; provided that Ferro shall not have the right to terminate the merger agreement pursuant to this provision if Ferro is then in material breach of any of its covenants or agreements contained in the merger agreement such that Prince or Merger Sub’s conditions to consummate the merger as set forth in the merger agreement would not be satisfied; or

•

prior to obtaining shareholder approval of the merger proposal at the special meeting, in order to enter into a definitive agreement for a Superior Proposal in the manner described under “The Merger Agreement—Termination” beginning on page [89];

•	by written notice from Prince if:

•

there shall have been a breach of any representation, warranty, covenant or agreement on the part of Ferro contained in the merger agreement, such that Prince and Merger Sub’s closing conditions to consummate the merger would not be satisfied and, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by Prince to Ferro or (B) the outside date; provided that Prince shall not have the right to terminate the merger agreement pursuant to this provision if Prince or Merger Sub is then in material breach of any of its covenants or agreements contained in the merger agreement such that Ferro’s conditions to consummate the merger as set forth in the merger agreement would not be satisfied; or

•	prior to obtaining shareholder approval of the merger proposal at the special meeting, if the Board shall have made, prior to such approval, a Change of Recommendation.

•

by either Prince or Ferro if the shareholder approval of the merger proposal shall not have been obtained at the special meeting or any adjournment or postponement thereof, at which a vote on the adoption of the merger agreement was taken; or

•

by Ferro, if (i) the parties’ mutual conditions to closing and Prince’s and Merger Sub’s conditions to closing have been satisfied or waived in accordance with the merger agreement, (ii) Ferro has indicated in writing that Ferro is ready and willing to consummate the merger and ready, willing and able to take all action within its control to consummate the merger, (iii) Prince and Merger Sub fail to consummate the merger within two (2) business days of the date on which the closing should have occurred pursuant to the merger agreement and (iv) during such two (2) business day period described in clause (iii), Ferro stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement.

Termination Fees and Expenses Generally (see page [90])

If the merger agreement is terminated under specified circumstances, Ferro may be required to pay a termination fee to Prince of $55.12 million, including if Prince terminates due to a Change of Recommendation or if Ferro terminates due to entering into a definitive agreement with respect to a Superior Proposal.

If the merger agreement is terminated under certain circumstances, Prince may be required to pay a termination fee to Ferro of  $93.43 million (or $50 million under certain other circumstances), including as a result of failure to obtain required regulatory approvals or if Ferro terminates due to a breach by Prince or Merger Sub of its representations, warranties, covenants or agreements under the merger agreement, which is not curable or not cured within a specified period.

If Ferro or Prince fail to pay any termination fee, as applicable, within the specified time period, the paying party will be required to reimburse non-paying party’s reasonable out-of-pocket costs and expenses incurred in connection with any action taken to collect payment of such amounts. No party is required to pay the applicable termination fee on more than one occasion.

Except as provided in the merger agreement, each party will bear its own expenses in connection with the merger and the transactions contemplated by the merger agreement. Filing fees incurred in connection with obtaining any consents or making any filings under any antitrust and foreign investment laws will be borne by Prince; provided, that the costs and expenses of counsel in connection with preparing such filings and responding to any requests from any governmental entity with respect to antitrust and foreign investment laws will be borne by the party incurring such expense. Expenses incurred in connection with the filing, printing and mailing of this proxy statement will be shared equally by Prince and Ferro.

Remedies; Specific Performance (see page [92])

The parties to the merger agreement are entitled (in addition to any other remedy to which they may be entitled in law or equity) to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Indemnification of Directors and Officers; Insurance (see page [86])

At Prince’s option, Ferro will purchase from insurance carriers with comparable credit ratings, no later than the effective time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Ferro and its subsidiaries with respect to claims arising from facts or events that occurred at or before the effective time, including the transactions contemplated by the merger agreement subject to certain limitations; provided, however, that after the effective time, Prince and the surviving corporation will not be required to pay in the aggregate for such coverage under each such policy more than 300% of the last annual premium paid by Ferro before May 11, 2021 in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case will purchase as much coverage as reasonably practicable for such amount. If Ferro elects not to purchase such a “tail policy”, then Prince shall maintain, or shall cause the surviving corporation to maintain, at no expense to the beneficiaries, in effect for at least six years from the effective time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Ferro with respect to matters existing or occurring at or prior to the effective time. Prince has agreed to honor and perform under, and to cause the surviving corporation to honor and perform under, all indemnification agreements entered into by Ferro or any of its subsidiaries with any indemnified party which are in effect as of the date of the merger agreement.

Delisting and Deregistration of Ferro Common Stock (see page [87])

As promptly as reasonably practicable following the completion of the merger, Ferro common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Thereafter, we will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to Ferro common stock.

Market Prices of Ferro Common Stock (see page [96])

Ferro common stock is listed on the NYSE under the symbol “FOE”. On May 10, 2021, the last trading day prior to the public announcement of the proposed merger, the closing price per share of Ferro common stock on the NYSE was $17.58. The closing price of Ferro common stock on the NYSE on [●], 2021, the most recent practicable date prior to the filing of this proxy statement, was $[●] per share. You are encouraged to obtain current market prices of Ferro common stock in connection with voting your shares of Ferro common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to certain questions that you may have regarding the merger, the special meeting and the proposals being considered at the special meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q.	Why am I receiving these proxy materials?

A.

On May 11, 2021, Ferro entered into the merger agreement providing for the merger of Merger Sub with and into Ferro, pursuant to which Ferro will survive the merger as a direct or indirect wholly owned subsidiary of Prince. You are receiving this proxy statement in connection with the solicitation by the Board of proxies from Ferro shareholders to vote in favor of the merger proposal and the other matters to be voted on at the special meeting.

Q.	What is the proposed transaction?

A.

The proposed transaction is the acquisition of Ferro by Prince by way of merger of Merger Sub with and into Ferro. If the merger proposal is approved by Ferro shareholders and the other conditions to the consummation of the merger contained in the merger agreement are satisfied or (to the extent permitted) waived, Merger Sub will merge with and into Ferro. Ferro will be the surviving corporation in the merger and will be privately held as a direct or indirect wholly owned subsidiary of Prince. If the merger is consummated, each share of Ferro common stock will automatically be cancelled and you will not own any shares of the capital stock of the surviving corporation.

Q.	What will I receive in the merger if it is completed?

A.

Under the terms of the merger agreement, if the merger is completed, you will be entitled to receive $22.00 in cash, without interest and less any applicable withholding taxes, for each share of Ferro common stock you own (unless you have properly exercised and perfected and not lost or withdrawn your dissenters’ rights under Ohio law with respect to such shares). For example, if you own 100 shares of Ferro common stock, you will be entitled to receive $2,200 in cash in exchange for your shares, without interest. You will not be entitled to receive shares in the surviving corporation or in Prince.

Q.	Where and when is the special meeting, and who may attend?

A.

The special meeting will be held virtually on [●], 2021. The meeting will be held by live online webcast and will begin at 9:00 a.m. (Eastern Time). Only holders of record of Ferro common stock of [●], 2021, the record date for the special meeting, or their legal proxy holders may attend the special meeting or any adjournments or postponements thereof. You will be able to attend the meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/FOE2021SM. You must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail. You will not be able to attend the meeting in person. Please note that participants in the Ferro 401(k) Plan are not entitled to vote at the meeting by virtue of participating in the Ferro 401(k) Plan. Only the Trustee of the 401(k) Plan is authorized to vote shares held by participants on their behalf. (Please see “If I am a participant in the Ferro 401(k) Plan, how do I vote?” below.)

Q.	Who can vote at the special meeting?

A.

All Ferro shareholders of record as of the close of business on [●], 2021, the record date for the special meeting, are entitled to receive notice of, attend and vote at the special meeting, or any adjournment or postponement thereof. Each share of Ferro common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were [●] shares of Ferro common stock issued and outstanding.

Q.	What matters will be voted on at the special meeting?

A.	At the special meeting, you will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the named executive officer merger-related compensation proposal; and

•	the adjournment proposal.

Q.	How does the Board recommend that I vote on the proposals?

A.	The Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Q.	What vote is required to approve the merger proposal?

A.	The merger proposal will be approved if Ferro shareholders holding two-thirds of the voting power of the outstanding shares of Ferro common stock entitled to vote thereon approve the merger proposal.

Q.	What vote is required to approve the other proposals?

A.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of shares of Ferro common stock present or represented by proxy at the special meeting and entitled to vote on the matter. If no quorum is present at the special meeting, the meeting may nonetheless be adjourned by the chairperson of the meeting or by the affirmative vote of the holders of a majority of the voting power of shares of Ferro common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q.	How are Ferro’s directors and executives intending to vote?

A.

As of [●], 2021, the directors and executive officers of Ferro either directly or through their affiliates, collectively, beneficially owned and were entitled to vote [●] shares of Ferro common stock, representing approximately [●]% of the shares of Ferro common stock outstanding on that date. Ferro currently expects that these directors and executive officers will vote such shares of Ferro common stock in favor of the foregoing proposals, although none of them has entered into any agreement obligating them to do so.

Q.

What factors did the Board consider in deciding to enter into the merger agreement and recommending the approval of the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal?

A.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend our shareholders approve the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal, the Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated thereby, including the merger, as well as other alternatives. For a more detailed description of these factors, see “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page [41] of this proxy statement.

Q.	Do you expect the merger to be taxable to Ferro shareholders?

A.

The exchange of Ferro common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [99] and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	What other effects will the merger have on Ferro?

A.

If the merger is completed, Ferro common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Ferro will no longer be required to file periodic reports with the SEC with respect to Ferro common stock, in each case in accordance with applicable law, rules and regulations. Following the completion of the merger, Ferro common stock will no longer be publicly traded and you will no longer have any interest in Ferro’s future earnings or growth; each share of Ferro common stock you hold will represent only the right to receive $22.00 in cash, without interest and less any applicable withholding taxes.

Q.	When is the merger expected to be completed?

A.

Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the merger proposal, the parties to the merger agreement expect to complete the merger in first quarter of 2022. However, Ferro cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, including the receipt of shareholder approval of the merger proposal and the receipt of certain regulatory approvals, the exact timing of the merger cannot be determined at this time and we cannot guarantee that the merger will be completed.

Q.	What happens if the merger is not completed?

A.

If the merger proposal is not approved by Ferro shareholders, or if the merger is not completed for any other reason, Ferro shareholders will not receive any payment for their shares of Ferro common stock in connection with the merger. Instead, Ferro will remain an independent public company and shares of Ferro common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Prince a termination fee upon the termination of $55.12 million or Prince may be required to pay Ferro a termination fee of $50 million or $93.43 million, as described under “The Merger Agreement—Termination Fees” beginning on page [90].

Q.	Does Ferro intend to hold its 2022 annual meeting of shareholders?

A.

Ferro has not yet determined whether it will hold its 2022 annual meeting of shareholders (the “2022 annual meeting”) due to the merger proposal. If the merger is not completed, Ferro shareholders will continue to be entitled to attend and participate in Ferro’s annual meeting of shareholders, and we will provide information about the 2022 annual meeting at a later date. If the merger is consummated, we will no longer have public shareholders and there will be no public participation in any future shareholders meetings of Ferro.

Q.	Do any of Ferro’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.

Yes. In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by Ferro shareholders. See “The Merger—Interests of Ferro’s Executive Officers and Directors in the Merger” beginning on page [55].

Q.	Why am I being asked to consider and vote on the named executive officer merger-related compensation proposal?

A.

The SEC rules require Ferro to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to Ferro’s named executive officers in connection with the merger. Approval of the named executive officer merger-related compensation proposal is not required to complete the merger.

Q.	Who is soliciting my vote?

A.

The Board is soliciting your proxy, and Ferro will bear the cost of soliciting proxies. Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $25,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks, the Ferro 401(k) Plan trustee, or other nominees to beneficial owners of shares of Ferro common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by certain of Ferro’s directors, officers and employees.

Q.	What do I need to do now?

A.

Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the attached annexes. Whether or not you expect to attend the virtual special meeting in person, please submit a proxy (or provide instructions to your bank, broker, the Ferro 401(k) Plan trustee or other nominee, as applicable) to vote your shares as promptly as possible to ensure that your shares will be represented and voted at the special meeting.

Q.	How do I vote if my shares are registered directly in my name?

A.

If your shares are registered directly in your name with our transfer agent (Computershare Investor Services, LLC), you are considered a “shareholder of record” and there are four methods by which you may vote your shares or have your shares voted at the special meeting:

•

Internet:    To submit a proxy to vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secured website. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you submit your vote via proxy over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 11:59 p.m., Eastern Time, on [●], 2021 for shares held directly and by 11:59 p.m., Eastern Time on [●], 2021 for shares held in the Ferro 401(k) Plan.

•	Telephone: To submit a proxy to vote by telephone, call toll-free 1-800-690-6903 within the USA, US territories & Canada on a touch tone telephone. Please have your proxy card in hand when you access the website and follow the instructions in order to submit your vote by proxy by telephone. If you submit your vote via proxy by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on [●], 2021 for shares held directly and by 11:59 p.m., Eastern Time on [●], 2021 for shares held in the Ferro 401(k) Plan.

•	Mail: To submit a proxy to vote by mail, complete, sign and date a proxy card and return it promptly to the address indicated on the proxy card in the postage-paid envelope provided.

•	Special Meeting: You may attend the virtual special meeting and vote your shares electronically, rather than by submitting a proxy to vote your shares by mail, over the internet or by telephone.

Whether or not you plan to attend the meeting, we urge you to submit a proxy to vote to ensure your vote is counted. You may still attend the meeting and vote virtually if you have already submitted a proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote by submitting a proxy over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. If you return your signed proxy card to us or vote by submitting your proxy by telephone or over the internet before the special meeting, and you do not subsequently revoke your proxy, we will vote your shares as you direct in such proxy.

If you return an executed proxy and do not indicate how you wish to vote with regard to a particular proposal, your shares of Ferro common stock will be voted in favor of such proposal.

Q.	How do I vote if my shares are held in the name of my broker, bank or other nominee?

A.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner of shares held by a broker, bank or other nominee and you wish to vote in person at the virtual special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the virtual special meeting.

Q.	If I am a participant in the Ferro 401(k) Plan, how do I vote?

A.

If you are a participant in the Ferro 401(k) Plan, you have the right to instruct Great-West Trust Company, LLC, as Trustee, to vote the shares allocated to your Ferro 401(k) Plan account. If you do not give voting instructions or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the Ferro 401(k) Plan trustee will vote your and other plan participants’ uninstructed shares in the same proportion in which it has received timely voting instructions from other plan participants for all shares held in the Ferro 401(k) Plan.

Q.	Can I change or revoke my proxy after it has been submitted?

A.	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy by:

•

submitting another proxy over the internet or by telephone prior to 11:59 p.m., Eastern Time, on [●], 2021 for shares held directly and by 11:59 p.m., Eastern Time on [●], 2021 for shares held in the Ferro 401(k) Plan;

•	timely delivering a written notice that you are revoking your proxy to our Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the special meeting and voting virtually. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your voting instructions provided to such broker, bank or other nominee.

Q.	How many shares of Ferro common stock must be present to constitute a quorum for the meeting?

A.

The presence at the special meeting, virtually or by proxy, of a majority of the voting power of shares of Ferro common stock issued and outstanding on the record date and entitled to vote at the special meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If no quorum is present at the special meeting, the chairperson of the meeting or the shareholders holding a majority in voting power of shares of Ferro common stock, present virtually or by proxy and entitled to vote at the special meeting, may adjourn the special meeting to another place, date or time. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject Ferro to additional expense. As of the close of business on the record date, there were [●] shares of Ferro common stock outstanding. Accordingly, [●] shares of Ferro common stock must be present or represented by proxy at the special meeting to constitute a quorum. If you submit a signed proxy card, grant a proxy electronically over the Internet or by telephone, or submit a ballot virtually at the special meeting (regardless of whether you indicate how you wish to vote), your shares of Ferro common stock will be counted for purposes of determining the presence of a quorum.

Q.	What if I abstain from voting on any proposal? What if I do not vote?

A.

For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast for or against the merger proposal, but will still count for the purpose of determining whether a quorum is present. However, the vote to approve the merger proposal is based on the total number of shares of Ferro common stock outstanding on the record date. As a result, if you abstain, or if you fail to vote (or submit voting instructions to your bank, broker or other nominee, in the case of “street name” shares), it will have the same effect as if you vote “AGAINST” the approval of the merger agreement.

For the named executive officer merger-related compensation proposal and the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Each of the named executive officer merger-related compensation proposal and the adjournment proposal requires for its approval the affirmative vote of the holders of a majority of the voting power of shares of Ferro common stock present or represented by proxy at the special meeting and entitled to vote on the matter. As a result, abstentions will be counted for purposes of determining whether a quorum is present and, assuming a quorum is present, will have the same effect as a vote against the named executive officer merger-related compensation proposal and the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of Ferro common stock will result in such shares not being counted for purposes of determining the presence of a quorum and will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal.

Shares of Ferro common stock held in the Ferro 401(k) Plan are voted by the Ferro 401(k) Plan trustee in accordance with specific instructions given by plan participants to whose accounts such shares have been allocated. Any shares held in the Ferro 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares for which instructions are received.

Q.	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person at the virtual special meeting?

A.

If you are a shareholder of record and you do not attend the special meeting or sign and return your proxy card, vote by submitting your proxy by telephone or vote by submitting your proxy over the internet, your shares will not be voted at the special meeting and will not be counted as present for purposes of determining whether a quorum exists. The failure to return your proxy card or otherwise vote your shares at the special meeting will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of Ferro common stock outstanding as of the close of business on the record date. As a result, if you fail to return your proxy card or otherwise fail to vote your shares, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	What is a broker non-vote? If I hold my shares in “street name,” will my bank, broker or other nominee vote my shares for me on the proposals to be considered at the special meeting?

A.

Broker non-votes involve shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if a beneficial owner of shares of Ferro common stock held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to at least one of the three proposals, then those shares will not be counted as present virtually or by proxy at the special meeting (including for purposes of determining a quorum). Because all three proposals are non-discretionary matters, it is not expected that there will be any broker non-votes at the special meeting; however, it is possible that a broker non-vote could occur with respect to one or more of the proposals to the extent that voting instructions are given to a broker, bank or other nominee with respect to at least one but less than all of the proposals. Because the vote to approve the merger proposal is based on the total number of shares of Ferro common stock outstanding on the record date, if you fail to issue voting instructions to your broker, bank or other nominee or if a broker non-vote occurs with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. To the extent that you fail to issue voting instructions to your broker, bank or other nominee or a broker non-vote occurs with respect to the named executive officer merger-related compensation proposal or the adjournment proposal, it will have no effect on the outcome of such proposals because such shares are not deemed present and entitled to vote on the matters under Ohio law.

Shares of Ferro common stock held in the Ferro 401(k) Plan are voted by the Ferro 401(k) Plan trustee in accordance with specific instructions given by plan participants to whose accounts such shares have been allocated. Any shares held in the Ferro 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares for which instructions are received.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.

No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	What does it mean if I get more than one proxy card or voting instruction card?

A.

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the internet or by telephone) to ensure that all of your shares are voted.

Q.	Am I entitled to exercise dissenters’ rights under the OGCL instead of receiving the per share merger consideration for my shares of Ferro common stock?

A.

Yes. Holders of Company common stock are entitled to dissenters’ rights in connection with the merger. For additional information, please see the section of this proxy statement entitled “The Merger—Dissenters’ Rights” beginning on page [65].

Q.

How does the merger consideration compare to the market price of Ferro common stock prior to the public announcement of the merger agreement? How does the merger consideration compare to the market price of Ferro common stock as of a recent trading date?

A.

The merger consideration of $22.00 per share represents a 25.1% premium over the closing price of $17.58 per share of Ferro common stock on May 10, 2021, the last trading day prior to the public announcement of the proposed merger. On [●], 2021, the last practicable day before the printing of this proxy statement, the closing price of Ferro common stock on the NYSE was $[●] per share. You are encouraged to obtain current market quotations for Ferro common stock.

Q.	What happens if I sell my shares of Ferro common stock before the completion of the merger?

A.

If you transfer your shares of Ferro common stock, you will have transferred your right to receive the merger consideration in the merger or to demand dissenters’ rights in connection with the merger. In order to receive the merger consideration or to exercise dissenters’ rights in connection with the merger, you must hold your shares of Ferro common stock through the effective time of the merger. The record date for shareholders entitled to vote at the special meeting is earlier than the date the merger is anticipated to be consummated. Accordingly, if you sell or transfer your shares of Ferro common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Ferro in writing of such special arrangements, you will transfer the right to receive the merger consideration, if the merger is consummated, to the person to whom you sell or transfer your shares of Ferro common stock, but you will have retained your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of Ferro common stock after the record date, we encourage you to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Ferro common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Ferro common stock is called a “proxy card.” The Board has designated Mark Duesenberg, Ferro’s Vice President, General Counsel and Secretary, and Benjamin Schlater, Ferro’s Group Vice President and Chief Financial Officer, as proxies for the special meeting.

Q.	If a shareholder gives a proxy, how are the shares voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the special meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) “FOR” the merger proposal; (ii) “FOR” the named executive officer merger-related compensation proposal; and (iii) “FOR” the adjournment proposal.

Shares of Ferro common stock held in the Ferro 401(k) Plan are voted by the Ferro 401(k) Plan trustee in accordance with specific instructions given by plan participants to whose accounts such shares have been allocated. Any shares held in the Ferro 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares for which instructions are received.

Q.	Who will count the votes obtained at the special meeting?

A.	The votes will be counted by the inspector of election appointed for the special meeting.

Q.	What will the holders of Ferro options, Ferro RSUs and Share Units, and Ferro PSUs receive in the merger?

A.

Pursuant to the merger agreement, as of the effective time, each option to purchase shares of Ferro common stock will be cancelled and converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to (i) the total number of shares of Ferro common stock subject to such option, multiplied by (ii) the excess, if any, of the merger consideration over the applicable exercise price per share of such option.

In addition, pursuant to the merger agreement, as of the effective time, each outstanding Ferro RSU and Share Unit, will be cancelled and converted into the right to receive cash payment (without interest) equal to (i) the total number of shares subject to such RSU or Share Unit, multiplied by (ii) the merger consideration, less any applicable withholding taxes.

In addition, pursuant to the merger agreement, as of the effective time, each outstanding PSU will be cancelled and converted into the right to receive a cash payment equal to (i) the number of shares subject to such PSU, calculated based on the greater of (A) actual performance against goals as set forth in the terms of such PSU, and (B) the target level performance over the entire performance period, multiplied by (ii) the merger consideration, less any applicable withholding taxes required to be withheld by applicable law. For purposes of measuring actual performance with respect to the PSUs, (i) any performance measures related to total shareholder return shall be calculated by, first, determining the volume weighted average closing trading price of Ferro’s (or relevant peer group’s) common stock over the thirty trading days commencing on the first trading day occurring after the date of public announcement of the merger agreement, and then, second, using such average prices as the “ending prices” for purposes of calculating relative total shareholder return (with the resulting relative total shareholder return calculations as of the last day of such thirty trading day period being substituted as the total shareholder return criteria for such PSU) and (ii) any performance measures related to goals other than total shareholder return shall be calculated based on the actual performance results through the date of the merger extrapolated through the duration of the relevant performance periods.

Q.	What is householding and how does it affect me?

A.

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing an address by delivering a single proxy statement to those shareholders, unless contrary instructions have been received. This procedure reduces the amount of duplicate information that shareholders receive and lowers printing and mailing costs for companies. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or Ferro at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered to any shareholder upon written request to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124.

Q.	When will Ferro announce the voting results of the special meeting, and where can I find the voting results?

A.

Ferro intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four business days after the special meeting. All reports that Ferro files with the SEC are publicly available when filed.

Q:	Who can help answer my other questions?

A:

If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree, which is acting as the proxy solicitation agent for Ferro in connection with the merger, or us.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 800-5186

Banks and Brokers may call collect: (212) 750-5833

or

Ferro Corporation

6060 Parkland Boulevard, Suite 250

Mayfield Heights, Ohio 44124

Attention: Investor Relations

Telephone: (216) 875-5400

www.ferro.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The proxy statement and the attached annexes contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to the expected timing, completion and effects of the proposed merger, as well as other statements representing management’s beliefs about, future events, transactions, strategies, operations and financial results, including, without limitation, our expectations with respect to the costs and other anticipated financial impacts of the merger; future financial and operating results of Ferro; Ferro’s plans, objectives, expectations and intentions with respect to future operations and services; required approvals to complete the merger by our shareholders and by governmental regulatory authorities, and the timing and conditions for such approvals; the stock price of Ferro prior to the consummation of the merger; and the satisfaction of the closing conditions to the proposed merger. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our filings with the SEC. Certain other factors which may impact our business, financial condition or results of operations or which may cause actual results to differ from such forward-looking statements are discussed or included in our periodic reports filed with the SEC and are available on our website at www.ferro.com under “Investors.” You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this proxy statement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only to expectations as of the date of this proxy statement. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this proxy statement, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this proxy statement, such statements or disclosures will be deemed to modify or supersede such statements in this proxy statement.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements. These risks and uncertainties include (1) with respect to the merger, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including in circumstances in which we would be required to pay a termination fee of $55.12 million; the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions contemplated by the merger agreement; risks related to disruption of management’s attention from Ferro’s ongoing business operations due to the transactions contemplated by the merger agreement; the effect of the announcement of the proposed merger on Ferro’s relationships with its customers, employees, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees; the risk that our stock price may decline significantly if the merger is not consummated; the fact that under the terms of the merger agreement, we are unable to solicit other Company Acquisition Proposals during the pendency of the merger; the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others; the fact that receipt of the all-cash merger consideration would be taxable to our shareholders that are treated as U.S. holders for United States federal income tax purposes; the fact that our shareholders would forgo the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company; and (2) with respect to our business, economic conditions adversely affecting our business or results of operations; risks associated with currency conversion rates and economic, social, political, and regulatory conditions in the U.S. and around the world; inability to successfully implement and/or administer its optimization initiatives, including its investment and restructuring programs, and to produce the desired results; demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending; competitive factors, including intense price competition; the availability of reliable sources of energy and raw materials at a reasonable cost; Ferro’s ability to successfully introduce new products and services or enter into new growth markets; the impact of damage to, or the interruption, failure or compromise of the Company’s information systems due to events including but not limited to aging information systems infrastructure, computer viruses and cyber security breaches adversely impacting our business and operations; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; challenges associated with a multi-national company such as Ferro competing lawfully with local competitors in certain regions of the world; Ferro’s ability to successfully introduce new products and services or enter into new growth markets; Ferro’s ability to identify suitable acquisition candidates, complete acquisitions, effectively integrate the acquired businesses and achieve the expected synergies, as well as the acquisitions being accretive and Ferro achieving the expected returns on invested capital; increasingly aggressive domestic and foreign governmental regulation of hazardous and other materials and regulations affecting health, safety and the environment; limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities; risks associated with the manufacture and sale of material into industries making products for sensitive applications; stringent labor and employment laws and relationships with the Company’s employees; Ferro’s multi-jurisdictional tax structure and its ability to reduce its effective tax rate, including the impact of the Company’s performance on its ability to utilize significant deferred tax assets; Ferro’s ability to protect its intellectual property, including trade secrets, or to successfully resolve claims of infringement brought against it; restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity; implementation of business processes and information systems, including the outsourcing of functions to third parties; the impact of requirements to fund employee benefit costs, especially post-retirement costs reducing our profitability; changes in U.S. and other governments’ trade policies; factors affecting the Company’s business that are beyond its control, including disasters, pandemics (such as COVID-19), accidents and governmental actions and other risks and uncertainties set forth in Ferro’s Annual Report on Form 10-K for fiscal year ended December 31, 2020 and the subsequent quarterly report on Form 10-Q for the quarter ended March 31, 2021 and current reports on Form 8-K under Item 1A “Risk Factors”.

THE PARTIES TO THE MERGER

Ferro

Ferro Corporation

6060 Parkland Boulevard, Suite 250

Mayfield Heights, Ohio 44124

(216) 875-5400

Ferro Corporation is a leading global supplier of technology-based functional coatings and color solutions. Ferro supplies functional coatings for glass, metal, ceramic and other substrates and color solutions in the form of specialty pigments and colorants for a broad range of industries and applications. Ferro products are sold into the building and construction, automotive, electronics, industrial products, household furnishings and appliance markets. The Company’s reportable segments include: Functional Coatings and Color Solutions. Headquartered in Mayfield Heights, Ohio, the Company has approximately 3,700 associates globally and reported 2020 sales of $959 million.

Our common stock is traded on the NYSE the ticker symbol FOE. Our headquarters are located at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 and our telephone number is (216) 875-5400. Our corporate web address is www.ferro.com.

For additional information about Ferro included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” on page [103].

Prince

PMHC II Inc.

15311 Vantage Parkway West, Suite 350

Houston, TX 77032

(832) 241-2169

Headquartered in Houston, Texas, Prince specializes in developing, manufacturing and marketing performance-critical specialty products, many custom developed, for niche applications in the construction, electronics, consumer products, agriculture, automotive, oil & gas, industrial and other end markets. Prince employs approximately 1,200 employees across its 21 facilities located on 6 continents. Prince is a portfolio company of AS.

Prince is a Delaware corporation with principal executive offices located at 15311 Vantage Parkway West, Suite 350, Houston, TX 77032, telephone number (832) 241-2169.

For additional information, visit www.princecorp.com. The information provided on the Prince website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Prince’s website provided in this proxy statement.

Merger Sub

PMHC Merger Sub, Inc.

15311 Vantage Parkway West, Suite 350

Houston, TX 77032

(832) 241-2169

Merger Sub is a Delaware corporation and a direct or indirect wholly owned subsidiary of Prince, with principal executive offices located at 15311 Vantage Parkway West, Suite 350, Houston, TX 77032, telephone number (832) 241-2169. It was formed for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into Ferro, with Merger Sub ceasing to exist and Ferro surviving as a direct or indirect wholly owned subsidiary of Prince. All of the outstanding shares of capital stock of Merger Sub is, and as of the effective time of the merger will be, owned directly or indirectly by Prince.

THE SPECIAL MEETING

This proxy statement is being provided to Ferro shareholders as part of a solicitation by the Board of proxies for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place

The special meeting of Ferro shareholders (the “special meeting”) is scheduled to be held virtually on [●], 2021 at 9:00 a.m., Eastern Time. Due to the public health impact of the COVID-19 outbreak and to support the health and well-being of our shareholders and others, the special meeting will be a virtual meeting of shareholders. You will be able to attend the special meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/FOE2021SM. You must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail. You will not be able to attend the meeting in person.

Purpose of the Special Meeting

At the special meeting, Ferro shareholders will be asked to consider and vote on the following proposals:

•	the merger proposal, which is further described in the sections entitled “The Merger,” “The Merger Agreement” and “Merger Proposal (Proposal 1)” beginning on pages [34], [69], and [93] respectively;

•

the named executive officer merger-related compensation proposal, which approval shall be on a on a non-binding, advisory basis, as further discussed under “The Merger—Interests of Ferro’s Executive Officers and Directors in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on pages [55] and [94], respectively; and

•	the adjournment proposal, as further described under “Adjournment Proposal (Proposal 3)” beginning on page [95].

Ferro shareholders must approve the merger proposal as a condition to the completion of the merger. If Ferro shareholders fail to approve the merger proposal, the merger will not occur. The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, a shareholder may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote on the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on Ferro, Prince, Merger Sub or the surviving corporation. Accordingly, because Ferro is contractually obligated to pay such merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and the closing occurs, regardless of the outcome of the advisory vote.

Recommendation of the Ferro Board of Directors

The Board has determined that it is advisable and in the best interests of Ferro and its shareholders that Ferro enter into the merger agreement and has approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby. A description of factors considered by the Board in reaching its decision to approve and declare advisable the merger agreement can be found in “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page [41].

The Board unanimously recommends that Ferro shareholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

The merger proposal must be approved as a condition for the merger to occur. If Ferro shareholders fail to approve the merger proposal by the requisite vote, the merger will not occur.

Record Date; Shareholders Entitled to Vote

Only holders of Ferro common stock at the close of business on [●], 2021, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. A list of shareholders entitled to vote at the special meeting will be available at the virtual meeting website during the special meeting. At the close of business on the record date, [●] shares of Ferro common stock were issued and outstanding.

Holders of Ferro common stock are entitled to one vote for each share of Ferro common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, virtually or by proxy, of the holders of a majority of the voting power of shares of Ferro common stock issued and outstanding at the close of business on the record date and entitled to vote at the meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If no quorum is present at the special meeting, the chairperson of the meeting or the shareholders holding a majority in voting power of shares of Ferro common stock, present virtually or by proxy and entitled to vote at the special meeting, may adjourn the special meeting to another place, date or time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject Ferro to additional expense.

If you submit a properly executed proxy card or submit your proxy over the internet or by telephone, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the special meeting. If you hold your shares in “street name,” the failure to instruct your bank, broker, the Ferro 401(k) Plan trustee, or other nominee on how to vote your shares of Ferro common stock will result in such shares not being counted for purposes of determining the presence of a quorum.

Required Vote

The approval of the merger proposal requires the affirmative vote of the holders of two-thirds of the voting power of shares of Ferro common stock issued and outstanding at the close of business on the record date and entitled to vote thereon.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of shares of Ferro common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Abstentions

An abstention occurs when a shareholder attends a meeting, either virtually or by proxy, but abstains from voting by marking “ABSTAIN” on such holder’s ballot or proxy.

Abstentions will not count as votes cast for or against the merger proposal, but will still count for the purpose of determining whether a quorum is present. However, the vote to approve the merger proposal is based on the total number of shares of Ferro common stock outstanding on the record date. As a result, if you abstain, it will have the same effect as if you vote “AGAINST” the approval of the merger agreement.

Each of the named executive officer merger-related compensation proposal and the adjournment proposal requires for its approval the affirmative vote of the holders of a majority of the voting power of shares of Ferro common stock present or represented by proxy at the special meeting and entitled to vote on the matter. As a result, abstentions will be counted for purposes of determining whether a quorum is present and, assuming a quorum is present, will have the same effect as a vote “AGAINST” the named executive officer merger-related compensation proposal and the adjournment proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the merger proposal, (ii) approval of the named executive officer merger-related compensation proposal and (iii) approval of the adjournment proposal. Please note that any shares held in the Ferro 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares for which instructions are received.

Failure to Vote and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Ferro common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares having voting power present at the virtual meeting or represented by proxy at the special meeting. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present at the virtual meeting or represented by proxy at the special meeting. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, the affirmative vote of a majority of the shares having voting power present at the virtual meeting or represented by proxy at the special meeting may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal, but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name,” your bank, broker, trust or other nominee will NOT be able to vote your shares of Ferro common stock on any of the proposals, and your shares will not be counted as present in determining the presence of a quorum, unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Ferro common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of each of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present at the virtual meeting or represented by proxy at the special meeting, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of each such proposal.

Shares of Ferro common stock held in the Ferro 401(k) Plan are voted by the Ferro 401(k) Plan trustee in accordance with specific instructions given by plan participants to whose accounts such shares have been allocated. Any shares held in the Ferro 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares for which instructions are received.

Voting by Ferro’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Ferro and their affiliates were entitled to vote [●] shares of Ferro common stock, or approximately [●]% of the shares of Ferro common stock issued and outstanding on that date. Ferro’s directors and executive officers have informed us that they intend to vote their shares in favor of the merger proposal and the other proposals to be considered at the special meeting, although none of Ferro’s directors and executive officers is obligated to do so.

Attendance and Voting at the Special Meeting

If your shares are registered directly in your name with our transfer agent (Computershare Investor Services, LLC), you are considered a “shareholder of record.” If you are a shareholder of record, there are four methods by which you may vote your shares or have your shares voted at the special meeting. You may attend the special meeting and vote your shares in person at the virtual special meeting, or you may cause your shares to be voted by authorizing the persons named as proxies on the proxy card to vote your shares at the special meeting by returning the executed proxy card by mail or by voting through the internet or by telephone. If you choose to submit a proxy to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card. Although Ferro offers four different voting methods, Ferro encourages you to submit a proxy to vote either over the internet or by telephone to ensure that your shares are represented and voted at the special meeting.

•

To Vote at the Special Meeting:    You may vote electronically at the special meeting by visiting www.virtualshareholdermeeting.com/FOE2021SM. You must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail.

•

To Submit a Proxy to Vote Over the Internet:    To submit a proxy to vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secured website. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 11:59 p.m., Eastern Time, on [●], 2021 for shares held directly and by 11:59 p.m., Eastern Time on [●], 2021 for shares held in the Ferro 401(k) Plan.

•

To Submit a Proxy by Telephone:    To submit a proxy to vote by telephone, call toll-free 1-800-690-6903 within the USA, US territories and Canada on a touchtone phone. Please have your proxy card in hand when you access the website and follow the instructions in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on [●], 2021 for shares held directly and by 11:59 p.m., Eastern Time on [●], 2021 for shares held in the Ferro 401(k) Plan.

•

To Submit a Proxy by Mail:    To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage-paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of Ferro common stock to be voted with regard to a particular proposal, your shares of Ferro common stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the special meeting and cannot be voted. If you submit a proxy by mail, you must return the proxy with sufficient time to be received by the time of the special meeting.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, the Ferro 401(k) Plan, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Notice of electronic availability of proxy materials, including voting instructions, should be forwarded to you by that organization. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.

Shareholders who are entitled to vote at the Special Meeting may attend the Special Meeting. To attend and participate in the meeting, you must have your 16-Digit Control Number that is shown on your proxy card or the instructions that accompanied your proxy materials. You may attend and access the special meeting by visiting www.virtualshareholdermeeting.com/FOE2021SM. You will be able to submit questions during the meeting by typing in your question into the “ask a question” box on the meeting page. Should you require technical assistance, support will be available by dialing 1-800-449-0991 (U.S.) or 1-720-378-5962 (International) during the meeting; these telephone numbers will also be displayed on the meeting webpage.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy by:

•

submitting another proxy over the internet or by telephone prior to 11:59 p.m., Eastern Time, on [●], 2021 for shares held directly and by 11:59 p.m., Eastern Time on [●], 2021 for shares held in the Ferro 401(k) Plan;

•

timely delivering a written notice that you are revoking your proxy to our Secretary at Ferro Group Holdings, Inc., 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, Attn: Corporate Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the special meeting and voting in person during the virtual meeting.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to Ferro or by sending a written notice of revocation to Ferro, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Ferro before the special meeting. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern Time on [●], 2021 for shares held directly and by 11:59 p.m., Eastern Time on [●], 2021 for shares held in the Ferro 401(k) Plan.

If you are the beneficial owner of shares held in “street name,” you should contact your broker, bank or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Board is soliciting your proxy, and Ferro will bear the cost of soliciting proxies. Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $25,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks, the Ferro 401(k) Plan trustee and other nominees to the beneficial owners of shares of Ferro common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree or, without additional compensation, by certain of Ferro’s directors, officers and employees.

Adjournments and Postponements

In addition to the merger proposal and the named executive officer merger-related compensation proposal, Ferro shareholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to Ferro shareholders. If no quorum is present at the special meeting, the chairperson of the meeting or the shareholders holding a majority in voting power of the shares of Ferro common stock, present in person at the virtual meeting or by proxy and entitled to vote at the special meeting, may adjourn the special meeting to another place, date or time. If a quorum is present, then the holders of a majority of the voting power of shares of Ferro common stock present and entitled to vote on the adjournment proposal will be required to approve the adjournment proposal. The chairman of the meeting also has the power to adjourn the special meeting at any time, whether or not there is a quorum present. In addition, the special meeting could be postponed before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a signed proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. In addition, the Board could postpone the special meeting before it commences. If the special meeting is adjourned or postponed to solicit additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

The Board unanimously recommends a vote “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on [●], 2021

The proxy statement is available at http://www.proxyvote.com.

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Innisfree, our proxy solicitor, or Ferro:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: 877-825-8971

Brokers Call Collect: 212-750-5833

or

Ferro Corporation

6060 Parkland Boulevard, Suite 250

Mayfield Heights, Ohio 44124

Attention: Investor Relations

Telephone: (216) 875-5400

www.ferro.com

THE MERGER

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and hereby incorporated by reference into this proxy statement.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the OGCL, at the effective time, Merger Sub will merge with and into Ferro, with Ferro continuing as the surviving corporation in the merger and as a direct or indirect wholly owned subsidiary of Prince.

Merger Consideration—What Shareholders Will Receive in the Merger

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each outstanding share of Ferro common stock (other than any shares that may be held by Ferro as treasury stock or held directly by Prince or any subsidiary of Prince (including Merger Sub), and other than any shares owned by any shareholder who has properly exercised and perfected such holder’s demand for dissenters’ rights under Sections 1701.84 and 1701.85 of the OGCL and not effectively withdrawn or lost such holder’s dissenters’ rights), will be automatically converted into the right to receive $22.00 in cash, without interest and less any applicable withholding taxes. After the merger is completed, holders of Ferro common stock will have only the right to receive a cash payment in respect of their shares of Ferro common stock, and will no longer have any rights as holders of Ferro common stock, including voting or other rights. Shares of Ferro common stock held by us or by Prince, Merger Sub or any of Ferro’s or Prince’s other direct or indirect wholly owned subsidiaries will be cancelled at the effective time.

Treatment of Ferro Equity Awards

The merger agreement provides that outstanding equity-based awards issued under Ferro’s equity incentive plans will be treated as set forth below:

Options. Each outstanding and unexercised option to purchase shares (an “Option”) will be cancelled and converted into the right to receive a cash payment (without interest) equal to (i) the total number of shares subject to such Option multiplied by (ii) the excess, if any, of the merger consideration over the exercise price per share under such Option, less any applicable withholding taxes required to be withheld by applicable law.

Restricted Stock Units (“RSUs”) and Share Units. Each outstanding RSU and Share Unit will be cancelled and converted into the right to receive a cash payment (without interest) equal to (i) the total number of shares subject to such RSU or Share Unit, multiplied by (ii) the merger consideration, less any applicable withholding taxes required to be withheld by applicable law.

Performance Share Units (“PSUs”). Each outstanding PSU will be cancelled and converted into the right to receive a cash payment equal to (i) the number of shares subject to such PSU, calculated based on the greater of (A) actual performance against goals as set forth in the terms of such PSU, and (B) the target level performance over the entire performance period, multiplied by (ii) the merger consideration, less any applicable withholding taxes required to be withheld by applicable law. For purposes of measuring actual performance with respect to the PSUs, (i) any performance measures related to total shareholder return shall be calculated by, first, determining the volume weighted average closing trading price of Ferro’s (or relevant peer group’s) common stock over the thirty trading days commencing on the first trading day occurring after the date of public announcement of the merger agreement, and then, second, using such average prices as the “ending prices” for purposes of calculating relative total shareholder return (with the resulting relative total shareholder return calculations as of the last day of such thirty trading day period being substituted as the total shareholder return criteria for such PSU) and (ii) any performance measures related to goals other than total shareholder return shall be calculated based on the actual performance results through the date of the merger extrapolated through the duration of the relevant performance periods.

Effects on Ferro if the Merger Is Not Completed

If the merger proposal is not approved by Ferro shareholders or if the merger is not completed for any other reason, Ferro shareholders will not receive any payment for their shares in connection with the merger. Instead, Ferro will remain an independent public company and shares of Ferro common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, Ferro expects that management will operate Ferro’s business in a manner similar to that in which it is being operated today and that Ferro shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Ferro operates and adverse economic conditions. Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Ferro’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Ferro’s common stock would return to the price at which it trades as of the date of this proxy statement. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Ferro’s common stock.

Further, if the merger agreement is terminated under certain specified circumstances, Ferro may be required to pay Prince a termination fee of $55.12 million or Prince may be required to pay Ferro a termination fee of $50 million or $93.43 million. See “The Merger Agreement—Termination Fees” beginning on page [90] for a discussion of the circumstances under which such fee may be payable.

Background of the Merger

The Board and Ferro’s senior management regularly review and assess Ferro’s operations and financial performance, industry conditions and related developments as they may impact Ferro’s long-term strategic plans and objectives. As part of this ongoing evaluation, the Board, together with Ferro’s senior management team, has considered various potential strategic opportunities to enhance stockholder value over the past several years, which have from time to time included evaluations of potential acquisition targets, potential divestitures, potential business combination transactions and other potential financial and strategic alternatives.

In furtherance of its consideration of these types of potential strategic alternatives, the Board and Ferro’s senior management have discussed a number of such alternatives with representatives of Lazard from time to time. Ferro has periodically consulted with Lazard over the years, including during periods between any formal engagements, for a number of reasons that include Lazard’s experience and expertise as a financial advisor in a wide variety of transactions and its familiarity with Ferro’s business, including based on Lazard’s work as Ferro’s financial advisor in connection with Ferro’s sale of its tile coatings business to Pigments Spain, S.L., announced on December 15, 2019 (the “tile coatings business divestiture”). In connection with the process that led to the proposed merger, Ferro discussed such matters with representatives of Lazard throughout the course of the events of 2020 and 2021 as described below, and Ferro formally entered into an engagement letter with Lazard as its financial advisor in connection with the proposed transaction effective as of May 8, 2021. Ferro has also worked with Simpson Thacher & Bartlett LLP (“Simpson Thacher”) over the years, including engaging Simpson Thacher as Ferro’s outside counsel in connection with the evaluation of previous potential financial and strategic alternatives. Ferro discussed various matters and the process that led to the proposed merger with representatives of Simpson Thacher throughout the course of the events of 2020 and 2021 as described below.

From time to time over the past several years, including both before and after the announcement of the tile coatings business divestiture, members of Ferro’s senior management have had discussions regarding Ferro’s business with representatives of other industry participants, including Prince and companies referred to herein as Party A and Party B, and representatives of certain financial sponsors referred to herein as Party C and Party K , regarding potential transactions with Ferro. None of these discussions developed beyond a preliminary stage.

On December 30, 2020, AS sent a non-binding indication of interest to Ferro, proposing a potential acquisition of Ferro for $19 to $20 per share in cash and a potential strategic business combination of Ferro with Prince, a portfolio company of AS and ASP Chromaflo Holdings LP (“Chromaflo”), a second portfolio company of AS that is also an industry participant. We refer to this proposal herein as the Initial Prince Proposal.

On January 14, 2021, the Board held a telephonic meeting with representatives of Ferro management and Simpson Thacher in attendance. At the meeting, the Board discussed the Initial Prince Proposal and representatives of Simpson Thacher provided legal advice related to the Initial Prince Proposal and reviewed for the directors their fiduciary duties under applicable law. The Board noted that Ferro was in the process of completing the tile coatings business divestiture, which would complete the multi-year transition of Ferro’s portfolio and further reposition Ferro towards relatively higher-growth products and end markets, improve the Company’s financial profile and provide additional balance sheet flexibility. The Board instructed management to work with Lazard and Simpson Thacher to prepare additional information to be presented to the Board at a subsequent meeting in connection with the Board’s further evaluation of the Initial Prince Proposal and potential responses to such proposal. The Board instructed Peter Thomas, the chief executive officer of Ferro, to communicate to AS that the Board was evaluating the Initial Prince Proposal.

On January 15, 2021, a representative of Lazard, at the request of Mr. Thomas, contacted AS to convey that the Board was evaluating the Initial Prince Proposal.

On February 18, 2021, the Board held a telephonic meeting with representatives of Ferro management, Lazard and Simpson Thacher in attendance. At the meeting, representatives of Lazard discussed with the Board Lazard’s views of potential strategic alternatives for Ferro. In this regard, representatives of Lazard presented Lazard’s views regarding certain parties that Lazard considered to be the most likely to have an interest in a potential transaction with Ferro, and reviewed with the Board the profiles of certain of such parties that Lazard considered to be most likely to be willing and able to engage in discussions regarding a potential transaction at this time. Representatives of Ferro management discussed with the Board certain financial projections, pro forma for the completion of the tile coatings business divestiture. Representatives of Simpson Thacher reviewed for the directors their fiduciary duties under applicable law. The Board instructed Lazard to contact a number of the potential acquirers identified by Lazard to discern such parties’ willingness and ability to engage in discussions with Ferro regarding a potential transaction and to develop an efficient process and timetable to explore such interest.

On February 25, 2021, Ferro announced the completion of the tile coatings business divestiture.

On or around March 4, 2021, representatives of Lazard, at the instruction of the Board, contacted representatives of seven strategic parties, Party A, Party D, Party E, Party F, Party G, Party H and Party I, as well as one financial sponsor that had previously expressed an interest in an acquisition of Ferro, Party C, and sent a draft confidentiality and standstill agreement to AS.

On March 8, 2021, AS entered into a confidentiality and standstill agreement, which included standstill provisions that fell away upon the announcement of the proposed merger, with Ferro.

On March 10, 2021, Party C entered into a confidentiality and standstill agreement, which included standstill provisions that fell away upon the announcement of the proposed merger, with Ferro.

On March 11, 2021, at the instruction of Ferro management, representatives of Lazard sent a process letter to AS and Party C, requesting initial written non-binding indications of interest regarding a potential acquisition of Ferro by March 26, 2021.

On March 15, 2021, Party A entered into a confidentiality and standstill agreement, which included standstill provisions that fell away upon the announcement of the proposed merger, with Ferro, and Lazard sent a process letter to Party A, requesting an initial written non-binding indication of interest regarding a potential acquisition of Ferro by March 26, 2021.

On March 17, 2021, representatives of Party J, a financial sponsor, contacted Lazard to inquire about a potential transaction with Ferro. At the direction of Ferro management, representatives of Lazard requested that Party J submit an initial written non-binding indication of interest.

On March 18, 2021, representatives of Party J and representatives of Lazard further discussed the potential transaction and Lazard requested Party J provide an initial written non-binding indication of interest regarding a potential acquisition of Ferro. Party J subsequently informed Lazard that Party J declined to submit a written indication of interest.

On March 22, 2021, representatives of AS and Prince participated in a due diligence call with representatives of Ferro. Over the coming weeks, representatives of AS and Prince, and Prince’s outside advisors and counsel, participated in a number of due diligence calls with representatives of Ferro in connection with their evaluation of a potential transaction between Prince and Ferro, and Ferro made available certain non-public information to such parties in a virtual data room.

On March 22, 2021, Mr. Thomas participated in a telephonic discussion with the chief executive officer of Party A, with respect to Party A’s interest in a potential transaction with Ferro.

On March 24, 2021, Party E entered into a confidentiality and standstill agreement, which included standstill provisions that fell away upon the announcement of the proposed merger, with Ferro, and Lazard sent a process letter to Party E, requesting an initial written non-binding indication of interest regarding a potential acquisition of Ferro by March 26, 2021.

On or around March 26, 2021, Party A informed Lazard that it declined to submit an indication of interest, citing limited direct business overlap with Ferro, Party C informed Lazard that it declined to submit an indication of interest, citing insufficient capacity to conduct due diligence of a potential acquisition of Ferro due to the timing of a conflicting potential transaction, and Party E informed Lazard that it declined to submit an indication of interest, citing a strategic focus on different markets. Each of Party D, Party F, Party G, Party H and Party I informed Lazard that it declined to enter into a confidentiality agreement or participate further in the process, citing a lack of strategic fit of a potential transaction with Ferro at this time.

Also on March 26, 2021, AS submitted a revised non-binding indication of interest to Lazard, proposing a potential acquisition of Ferro for $21 to $22 per share in cash and a potential strategic business combination of Ferro with Prince and Chromaflo, which we refer to herein as the March 26 Prince Proposal. The transaction proposed by AS would involve the strategic combination of three industry participants, Prince, Ferro and Chromaflo, which AS noted was a factor in determining the per share purchase price offered by AS. Lazard promptly shared the March 26 Prince Proposal with Ferro.

On March 29, 2021, the Board held a telephonic meeting with representatives of Ferro management, Lazard and Simpson Thacher in attendance. At the meeting, representatives of Lazard discussed with the Board the recent communications with, and levels of interest expressed by, AS and the other nine parties with whom Lazard had engaged over the previous weeks, noting that only AS had submitted an indication of interest by the deadline contemplated in the process letter that had been submitted to AS, Party A, Party C and Party E. Representatives of Lazard discussed with the Board Lazard’s preliminary financial analyses with respect to the March 26 Prince Proposal, potential strategic alternatives for Ferro, and Lazard’s views regarding certain financial sponsors that Lazard considered to be likely to have an interest in a potential transaction with Ferro. Representatives of Ferro management reviewed with the Board the most recent financial projections prepared by Ferro management.

Representatives of Simpson Thacher reviewed for the directors their fiduciary duties under applicable law. The Board instructed Lazard to contact certain of the financial sponsors identified by Lazard in order to discern such parties’ willingness and ability to engage in discussions with Ferro regarding a potential transaction.

On March 30, 2021, at the direction of the Board, representatives of Lazard sent to Prince and AS the final round process letter.

Between March 31, 2021 and April 3, 2021, at the direction of the Board, representatives of Lazard contacted four financial sponsors, Party K, Party L, Party M and Party N, with respect to a potential transaction with Ferro. Party M and Party N informed Lazard that they declined to enter into a confidentiality agreement or participate further in the process at this time.

On April 6, 2021, members of Ferro senior management conducted a management presentation for representatives of Prince and AS regarding Ferro’s business.

On April 7, 2021, Party K executed a confidentiality and standstill agreement, which included standstill provisions that fell away upon the announcement of the proposed merger, with Ferro. At the direction of the Board, representatives of Lazard sent to Party K a process letter requesting an initial written non-binding indication of interest regarding a potential acquisition of Ferro by April 15, 2021.

On April 8, 2021, Party L executed a confidentiality and standstill agreement, which included standstill provisions that fell away upon the announcement of the proposed merger, with Ferro, and Lazard sent to Party L a process letter requesting an initial written non-binding indication of interest regarding a potential acquisition of Ferro by April 15, 2021.

On April 9, 2021, the Board held a telephonic meeting with representatives of Ferro management, Lazard and Simpson Thacher in attendance. At the meeting, representatives of management discussed with the Board the status of the discussions with AS and Prince. Representatives of Lazard informed the Board as to the recent communications with Party K, Party L, Party M and Party N. Representatives of Simpson Thacher reviewed for the directors their fiduciary duties under applicable law. Members of the Board discussed with representatives of management, Lazard and Simpson Thacher the terms of the proposed merger agreement, as well as preliminary views of potential regulatory issues presented by a potential transaction. Lazard made available to Prince and AS the draft merger agreement in the virtual data room.

On April 13, 2021, representatives of Party K participated in a due diligence call with representatives of Ferro. Over the coming weeks, representatives of Party K, and its outside counsel, continued to evaluate a potential transaction with Ferro, and Ferro made available certain non-public information to such parties in a virtual data room.

On April 15, 2021, Party K submitted an initial non-binding indication of interest to Lazard, proposing a potential acquisition of Ferro for $20 to $21 per share in cash, which we refer to herein as the Initial Party K Proposal. Also on April 15, 2021, Party L verbally communicated to Lazard an initial non-binding indication of interest, proposing a potential acquisition of Ferro for $20 per share in cash, but declined to submit a written indication of interest. Lazard promptly shared the Initial Party K Proposal with Ferro and informed Ferro of the Party L Proposal.

On April 18, 2021, the Board held a telephonic meeting with representatives of Ferro management, Lazard and Simpson Thacher in attendance. At the meeting, representatives of management discussed with the Board the status of the discussions with AS and Prince, Party K and Party L, as well as the progress of the ongoing due diligence review process conducted by AS and Prince and their respective advisors. Representatives of Lazard discussed with the Board Lazard’s preliminary financial analyses of the Initial Party K Proposal. Members of the Board discussed with representatives of management, Lazard and Simpson Thacher the terms of a potential transaction and preliminary views on timing, financing and regulatory issues.

Over the course of the following weeks, representatives of Ferro continued to participate in due diligence calls with representatives of AS and Prince, and their respective advisors, and Ferro continued to make available non-public information to such parties and to representatives of Party K in a virtual data room.

On April 24, 2021, the Board held a telephonic meeting with representatives of Ferro management, Lazard and Simpson Thacher in attendance. At the meeting, representatives of Lazard informed the Board of the status of the diligence process conducted by AS and Prince and Party K, and their respective advisors, and Lazard’s view as to each party’s expected timing to complete such process. Representatives of Ferro management discussed with the Board management’s most recent financial projections, described further under “ – Financial Projections,” which the Board approved for use by Lazard for purposes of Lazard’s financial analyses in connection with a potential transaction. The Board instructed Lazard to make the Financial Projections available to AS and Prince and to Party K, and representatives of Lazard shared the Financial Projections with such parties promptly following the meeting. The revised projections provided to Lazard and bidders and described further under “—Financial Projections” reflected enhanced performance in each year during the period from 2021-2024 compared to projections previously furnished to bidders during the process. Members of the Board discussed with representatives of Ferro management, Lazard and Simpson Thacher the proposed timing for the announcement of a potential transaction, and certain key terms of the draft merger agreement.

On April 26, 2021, representatives of Kirkland & Ellis LLP, counsel to AS and Prince (“Kirkland & Ellis”), submitted a revised draft of the merger agreement to representatives of Simpson Thacher. Over the course of the period from April 26, 2021 through the announcement of the transaction on May 11, 2021, representatives of Kirkland & Ellis and Simpson Thacher participated in a number of discussions, and shared a number of drafts, in connection with their negotiation of the final terms of the merger agreement and related transaction documentation.

On April 29, 2021, the Board held a telephonic meeting with representatives of Ferro management, Lazard and Simpson Thacher in attendance. At the meeting, representatives of Lazard provided the Board an overview of the market, an updated valuation of Ferro based on management’s most recent financial projections and an update on the status of discussions with bidders.

On May 5, 2021, representatives of counsel to Party K submitted an issues list based on the draft of the merger agreement made available to parties in the virtual data room.

On May 5, 2021, Prince submitted a further revised non-binding indication of interest to Lazard, proposing a potential acquisition of Ferro by Prince for $21.50 per share in cash and a potential business combination of Ferro with Prince and Chromaflo, which we refer to herein as the May 5 Prince Proposal. AS had noted that the possibility of a strategic combination of three industry participants, Prince, Ferro and Chromaflo, was a factor in determining the per share purchase price offered by Prince and AS.

Also on May 5, 2021, Party K submitted a revised non-binding indication of interest to Lazard, proposing a potential acquisition of Ferro for $20.50 to $21.50 per share in cash, which we refer to herein as the Revised Party K Proposal. Lazard promptly shared the May 5 Prince Proposal and the Revised Party K Proposal with Ferro.

On May 6, 2021, the Board held a telephonic meeting with representatives of Ferro management, Lazard and Simpson Thacher in attendance. At the meeting, representatives of Lazard discussed with the Board Lazard’s preliminary financial analyses of the May 5 Prince Proposal and the Revised Party K Proposal. Representatives of Ferro management and members of the Board discussed with representatives of Lazard and Simpson Thacher the respective terms of the two proposals, including the financing sources and uses proposed by Prince and regulatory considerations raised by the terms of the merger agreement proposed by Kirkland & Ellis on behalf of Prince. Representatives of Lazard and Ferro management discussed with the Board their views as to the expected timing required in order for Party K to finalize its due diligence process, as well as the fact that Party K had not submitted a markup of the draft merger agreement. Representatives of Ferro management and members of the Board discussed with representatives of Lazard their views as to the willingness and ability of Prince to increase the proposed per share merger consideration and provide additional comfort with respect to certain potential regulatory concerns raised by the proposed transaction. The Board instructed Lazard and Simpson Thacher to contact AS and Kirkland & Ellis in order to obtain further concessions with respect to the proposed valuation and the proposed terms of the merger agreement, including regarding the required regulatory approvals and the proposed financing sources and uses, including an equity commitment letter from AS on terms acceptable to Ferro, and to continue to engage at the same time with Party K.

In the morning of May 7, 2021, following further discussions among the outside advisors to Ferro and Prince at the instruction of the Board, Prince verbally communicated a further revised non-binding proposal to Lazard, proposing a potential acquisition of Ferro by Prince for $21.75 per share in cash and a potential business combination of Ferro with Prince and Chromaflo, and proposing certain improved transaction terms, including an increased reverse termination fee, an equity commitment letter from AS, and an agreement to accept certain specified divestitures to the extent necessary in order to obtain required regulatory approvals for the proposed merger. AS had noted that the possibility of a strategic combination of three industry participants, Prince, Ferro and Chromaflo, was a factor in determining the per share purchase price offered by Prince and AS. We refer to this proposal herein as the May 7 A.M. Prince Proposal. Lazard promptly informed Ferro of the May 7 A.M. Prince Proposal.

Later that day on May 7, 2021, the Board held a telephonic meeting with representatives of Ferro management, Lazard and Simpson Thacher in attendance. At the meeting, representatives of Simpson Thacher reviewed with the directors their fiduciary duties under applicable law. Representatives of Ferro management and members of the Board discussed with representatives of Lazard and Simpson Thacher the terms of the May 7 A.M. Prince Proposal, including the current status of negotiations with respect to termination fees, financing sources and uses, the terms of the proposed equity commitment letter from AS, and the required regulatory approvals. The Board instructed Lazard to contact Prince and AS in order to obtain a further improved proposal, and to continue to engage with Party K concurrently.

Later that day on May 7, 2021, following further discussions between representatives of Lazard and AS at the instruction of the Board, Prince verbally communicated to Lazard a further revised proposal, proposing an acquisition of Ferro by Prince for $22.00 per share in cash and a potential business combination of Ferro with Prince and Chromaflo and improving certain terms, noting that this proposal represented Prince’s best and final offer. AS had noted that the possibility of a strategic combination of three industry participants, Prince, Ferro and Chromaflo, was a factor in determining the per share purchase price offered by Prince and AS. We refer to this proposal herein as the Final Prince Proposal. Lazard promptly informed Ferro of the Final Prince Proposal.

On May 8, 2021, the Board held a telephonic meeting with representatives of Ferro management, Lazard and Simpson Thacher in attendance. At the meeting, representatives of Lazard discussed with the Board Lazard’s financial analyses of the Final Prince Proposal. Representatives of Simpson Thacher reviewed with the directors their fiduciary duties under applicable law. Representatives of Ferro management and members of the Board discussed with representatives of Lazard and Simpson Thacher the terms of the Final Prince Proposal, including the current status of negotiations with respect to termination fees, financing sources and uses, the equity commitment letter from AS, and regulatory approvals, including Prince’s agreement to accept certain specified divestitures to the extent necessary in order to obtain required regulatory approvals for the proposed merger. The Board instructed Lazard, Simpson Thacher and Ferro management to finalize negotiation of the terms of the proposed strategic transaction with Prince.

During the period from May 8, 2021 to May 11, 2021, representatives of Kirkland & Ellis and Simpson Thacher continued to participate in negotiations in order to finalize the terms of the merger agreement and the related transaction documentation.

On May 10, 2021, the Board held a telephonic meeting with representatives of Ferro management, Lazard and Simpson Thacher in attendance. At the meeting, representatives of Ferro management updated the Board on the status of the negotiations with Prince, including that the parties had resolved all significant open issues with respect to the terms of the potential transaction with Prince. The Board also discussed with its legal and financial advisors that the merger consideration contemplated by the Revised Party K Proposal was lower than the consideration contemplated by the Final Prince Proposal, and that, in light of the status of the diligence process and negotiations with Party K, it was the Board’s view that Party K was not in a position to enter into a transaction with Ferro on a similar timeline to that proposed by Prince, or at a superior value if given additional time. Representatives of Lazard then reviewed with the Board Lazard’s financial analysis of the potential transaction with Prince. Following further discussion, representatives of Lazard then delivered to the Board Lazard’s oral opinion, subsequently confirmed in writing by delivery of Lazard’s opinion dated as of the same date, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the merger consideration of $22.00 per share of Ferro common stock was fair, from a financial point of view, to Ferro shareholders (other than the holders of certain excluded shares). Representatives of Ferro management discussed with the Board and representatives of Simpson Thacher the fact that there had been no discussions during the course of the process leading up to the proposed merger between members of Ferro management and representatives of AS or Prince or other potential acquirers regarding potential employment or compensation arrangements for members of Ferro management following the consummation of a potential transaction with Ferro. Representatives of Simpson Thacher then reviewed with the Board their fiduciary duties under applicable law and the terms of the merger agreement.

After discussions, the Board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of Ferro and its shareholders. The Board approved and declared advisable the merger, the merger agreement and the other transactions contemplated by the merger agreement with Prince, directed that the merger agreement be submitted for adoption by Ferro shareholders at a meeting of the shareholders and resolved to recommend that Ferro shareholders adopt the executed merger agreement and the transactions contemplated by the merger agreement.

In the morning of May 11, 2021, prior to the opening of trading, Ferro and Prince executed the merger agreement. Shortly thereafter, on May  11, 2021, Ferro and Prince issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board and Reasons for the Merger

The Board unanimously recommends that Ferro shareholders vote “FOR” the merger proposal.

At a meeting of the Board held on May 10, 2021, after an extensive review process, the Board unanimously (i) determined that it was advisable and in the best interest of Ferro and Ferro shareholders that Ferro enter into the merger agreement, (ii) approved and declared advisable the merger and the merger agreement, (iii) resolved that the adoption of the merger agreement be submitted for consideration by Ferro shareholders at a special meeting of Ferro shareholders and (iv) recommended that Ferro shareholders adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

When you consider the Board’s recommendation, you should be aware that Ferro’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of Ferro shareholders generally. These interests are described in “The Merger—Interests of Ferro Executive Officers and Directors in the Merger.”

Factors Considered Supporting Approval of the Merger.

In the course of reaching its decision, the Board consulted with members of Ferro senior management and our financial and legal advisors, considered a significant amount of information and considered a number of factors that it believed supported its decision, including the following (not necessarily in order of relative importance):

The merger consideration represents a significant premium across a number of measuring periods. The Board considered that the merger consideration of $22.00 per share in cash was attractive value for the shares of Ferro common stock and represented:

•	a 25.1% premium over the $17.58 closing price of Ferro common stock on May 10, 2021 (the last trading day prior to the public announcement of the proposed merger);

•	a 28.6% premium over the volume weighted average price of Ferro common stock of $17.11 reported for the 30-trading day period ended May 10, 2021;

•	a 29.8% premium over the volume weighted average price of Ferro common stock of $16.96 reported for the 60-trading day period ended May 10, 2021; and

•	a 34.0% premium over the volume weighted average price of Ferro common stock of $16.42 reported for the 90-trading day period ended May 10, 2021.

Strategic alternatives to a sale of the Company. The Board considered the potential values, benefits, risks and uncertainties facing Ferro shareholders associated with possible strategic alternatives to the merger (including the potential shareholder value based on our business plan that could be expected to be generated from remaining an independent public company, the possibility of being acquired by other companies, the possibility of acquisitions or mergers with other companies and other transactions, as well as the potential benefits, risks and uncertainties associated with such alternatives), and the timing and likelihood of accomplishing such alternatives. The Board considered these alternatives as compared to the risks and benefits of the proposed merger.

Risks relating to remaining a stand-alone company. The Board evaluated Ferro’s long-term strategic plan were it to remain an independent public company, as well as the significant risks associated with executing such plan. This evaluation included the Board’s review of our business, operations, assets, operating results, financial condition, prospects, business strategy, competitive position, and industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of our common stock, to assess the prospects and risks associated with remaining an independent public company. The Board believed that the certainty provided by the acquisition of Ferro by Prince for $22.00 per share in cash was more favorable to Ferro shareholders than the potential risk-weighted value of remaining an independent public company, after accounting for the risks and uncertainties associated with achieving and executing upon our business and financial plans in the short- and long-term. Such risks include:

•

increasing and changing regulatory and compliance requirements for operating as a small cap public company in the United States and international markets, and the challenges faced in managing those requirements;

•	our ability to sustain our historical revenue growth, maintain profitability and generate consistent positive cash flows; and

•	other risks and uncertainties discussed in Ferro’s public filings with the SEC. See “Where You Can Find More Information” beginning on page [103] of this proxy statement.

Process to explore a sale of the Company; Market Check. The Board considered the strategic process that Ferro undertook, with the assistance of its financial advisor at the Board’s direction, to evaluate its strategic alternatives, including a potential sale of Ferro, which included the outreach conducted in March and April 2021 by our financial advisor during which it engaged with various other parties and the fact that none of those other parties demonstrated a substantial interest in acquiring Ferro or presented a proposal as compelling as the one presented by Prince.

As a result of factors such as the processes conducted by Ferro with the assistance of its financial advisor at the Board’s direction and the periodic conversations Ferro has had with others parties over the few months, the

Board believed that it had an informed understanding of the parties most likely to be willing and able to acquire or engage in other strategic transactions with Ferro. Specifically, Lazard conducted direct outreach to (or otherwise had discussions with) potential financial and strategic parties, including 6 financial sponsors and 8 strategic parties, that Ferro and its financial advisor believed were likely to be most interested in pursuing a potential transaction with Ferro. The Board noted that the majority of these parties had been afforded the opportunity to participate in discussions with Ferro with respect to a potential transaction, but that such discussions did not progress beyond a preliminary stage, as more fully described above under “The Merger—Background of the Merger” beginning on page [35]. The Board also considered that (a) only Prince and Party K had submitted formal, written indications of interest to acquire Ferro and (b) only Prince was in a position to sign a definitive agreement to acquire Ferro at the time the Board approved the merger agreement. The Board considered that Party K’s offer was lower than Prince’s offer. The Board also took note of the terms of the merger agreement, including that if an interested party were to submit a proposal that the Board determined was a superior proposal (as described in the section entitled “The Merger Agreement—No Solicitation; Acquisition Proposals,” beginning on page [78]) the Board could, prior to the shareholders adopting the merger agreement and subject to complying with the terms and conditions of the merger agreement, including paying the termination fee of $55.12 million, terminate the merger agreement and cause Ferro to enter into a definitive agreement for such superior proposal if the Board determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. The Board considered in its view that the terms of the merger agreement were unlikely to deter any interested parties from making a proposal to Ferro.

Cash consideration. The Board considered the fact that the merger consideration would be paid solely in cash, which, compared to non-cash consideration, provides certainty of value and immediate liquidity to Ferro shareholders upon the consummation of the merger, in comparison to the risks and uncertainty that would be inherent in remaining an independent public company or engaging in a transaction in which all or a portion of the consideration is payable in stock. The Board weighed the certainty of realizing a compelling value for shares of Ferro common stock by virtue of the merger against the uncertain prospect that the trading value for the Ferro common stock would approach the merger consideration in the foreseeable future, as well as the risks and uncertainties associated with our business.

Negotiations with Prince. The Board considered the extensive negotiations Ferro and its legal counsel had with Prince, including throughout the period of time from December 30, 2020, which was the day Prince first submitted a written indication of interest, to the date on which the merger agreement was executed on May 11, 2021. In this regard the Board considered that Prince increased its proposed price per share from $19.00 to $20.00 per share in the Initial Prince Proposal, the further refinement of Prince’s offer to $21.50 per share and subsequently to $21.75 per share, and the final increase to $22.00 per share in the Final Prince Proposal, and its belief that the $22.00 per share price represented the highest price per share that Prince was willing to pay for the Ferro common stock, considering the extensive due diligence conducted by Prince, the financing proposed by Prince and the negotiations between the parties, and that the negotiations with Prince had resulted in the highest price reasonably available to Ferro under the circumstances. The Board further considered that no other potential buyer submitted and maintained an offer to acquire Ferro at a purchase price per share that was greater than the $22.00 per share price to be paid in the proposed merger.

Anti-trust regulatory approvals. The Board considered that it believed that there would be manageable antitrust impediments to the consummation of the merger, and the Board considered Prince’s obligation under the merger agreement to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and proper under applicable laws and regulations in a timely manner as are necessary to eliminate each impediment to the completion of the transactions contemplated by the merger agreement and obtain all approvals required under applicable antitrust laws, subject to certain limitations specified in the merger agreement, including agreeing to accept certain specified divestitures or restrictions to the extent necessary to obtain such approvals. The Board also considered that, under specified circumstances, upon termination of the merger agreement, Prince may be required to pay Ferro a termination fee of $50 million or $93.43 million as a result of the failure to obtain required regulatory approvals.

Fairness opinion. The Board considered the financial analyses presented by representatives of Lazard at the Board’s meeting on May 10, 2021, as well as the oral opinion of Lazard (which was subsequently confirmed in writing by delivery of Lazard’s written opinion, dated May 10, 2021) to the Board to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid in cash to the holders of Ferro common stock issued and outstanding immediately prior to the effective time (other than any shares that may be held by Ferro as treasury stock or held directly by Prince or any subsidiary of Prince (including Merger Sub), and other than any shares owned by any shareholder who has properly exercised and perfected such holder’s demand for dissenters’ rights under Sections 1701.84 and 1701.85 of the OGCL and not effectively withdrawn or lost such holder’s dissenters’ rights) pursuant to the merger agreement, was fair from a financial point of view, to such holders. The Lazard opinion is more fully described in “The Merger—Opinion of Lazard Frères & Co. LLC” and the full text of the Lazard opinion is attached to this proxy statement as Annex B.

Merger agreement. The Board considered the terms and conditions of the merger agreement, including the structure of the transaction, the all-cash form of the merger consideration, the limited conditions to closing, the customary nature of the representations, warranties, and the covenants and agreements of the parties. The Board further considered the course and nature of negotiations with Prince, which were conducted at arm’s length and during which the Board was advised by independent legal and financial advisors on a regular basis. The Board took into account the terms of the merger agreement, including:

•	Prince’s covenants in furtherance of obtaining required regulatory approvals, subject to certain limitations described in the merger agreement;

•

Ferro’s ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the Board determines in good faith, after consultation with our financial advisors and outside legal counsel, that the third party has made a competing proposal that constitutes or could reasonably be expected to lead to a superior proposal;

•

the right of the Board to change its recommendation that Ferro shareholders adopt the merger agreement in connection with a superior proposal, subject to certain restrictions and the requirement that we pay Prince the applicable termination fee if the Board makes a change in recommendation and the merger agreement is terminated as a result;

•

the Board’s belief that our obligation to pay Prince a termination fee of $55.12 million, or approximately 2.9% of the aggregate equity value of the transaction, if the merger agreement is terminated under certain circumstances, as well as the right of Prince to match any competing proposal that the Board in good faith determines constitutes a superior proposal, are reasonable under the circumstances and would not preclude other potential acquirers from making an alternative proposal to acquire Ferro if they were interested in making such a proposal;

•

the right of Ferro to terminate the merger agreement if Prince (i) breaches any representation, warranty, covenant or agreement of the merger agreement and fails to timely cure such breach if curable, or (ii) otherwise fails to consummate the merger in breach of the merger agreement, and the obligation of Prince, under specified circumstances, to pay Ferro a reverse termination fee of $93.43 million upon such termination; and

•	the right of Ferro to seek an injunction, specific performance and other equitable remedies if needed in order to prevent breaches of the merger agreement by Prince.

Prince’s capabilities. The Board considered that Prince is a creditworthy entity with substantial assets, and considered Prince’s reputation in the specialty products industry, its financial capacity to complete an acquisition of this size and its prior track record of completing acquisitions, which the Board believed supported the conclusion that a transaction with Prince could be completed efficiently and in an orderly manner.

Board’s independence and comprehensive review process. The Board considered the fact that the Board consisted of a majority of independent directors who unanimously approved the transaction following extensive discussions with Ferro’s management team, representatives of its financial advisor and outside legal counsel, and also took into consideration the financial expertise and prior industry experience held by a number of directors.

Shareholders’ ability to reject the merger. The Board considered the fact that the merger is subject to approval by the holders of two-thirds of Ferro common stock, and that shareholders would be able to reject the merger.

Dissenters’ rights. The Board considered the fact that shareholders who do not vote for the adoption of the merger agreement and who follow certain prescribed procedures will have the right to dissent from the merger and demand appraisal of the fair value of their shares under the OGCL.

Other Factors Considered by the Board.

In the course of reaching its decision, the Board also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger, including the following:

No further shareholder participation in future gains. The Board considered the fact that Ferro would no longer exist as an independent public company following the merger and that Ferro shareholders would forgo any future increase in Ferro’s value following the merger that might result from our earnings or possible growth as an independent company. Although the Board was optimistic about Ferro’s prospects on a stand-alone basis and our strategic plan, the Board concluded that there were a number of significant risks associated with remaining an independent company (including as described in more detail above) that in many cases were difficult to quantify and that the premium reflected in the merger consideration constituted fair compensation for the loss of the potential shareholder benefits that could reasonably be expected to be realized by our strategic plan, particularly on a risk-adjusted basis.

Regulatory risk. The Board considered the risk that necessary regulatory approvals may be delayed, conditioned or denied, and the risk that the applicable governmental agencies may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approvals.

Risks associated with announcement and pendency of the merger. The Board considered the risk that the announcement and pendency of the merger may cause substantial harm to relationships with our employees, vendors, distributors, sales representatives, customers or strategic partners or may divert management and employee attention away from the day-to-day operation of our business. The Board also considered our ability to attract and retain key personnel while the proposed transaction is pending and the potential adverse effects on our financial results as a result of that disruption, as well as the possibility of any suit, action or proceeding in respect of the merger agreement or the transactions contemplated thereby.

Risks associated with a failure to consummate the merger. The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result there can be no assurance that the merger will be completed, even if the merger is approved by Ferro shareholders. The Board noted the fact that, if the merger is not completed, (i) Ferro will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) depending on the circumstances that caused the merger not to be completed, the price of Ferro common stock could decline, potentially significantly, and (iii) the market’s perception of Ferro’s prospects could be adversely affected.

Restrictions on the operation of our business. The Board considered the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent Ferro from realizing certain business opportunities or taking certain actions with respect to our operations that we might otherwise take absent the pending merger.

Ability to respond to unsolicited acquisition proposals. The Board considered the fact that the merger agreement precludes us from actively soliciting alternative proposals. The Board also considered, but did not consider preclusive, the fact that the right afforded to Prince under the merger agreement to re-negotiate the terms of the merger agreement in response to a superior proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Ferro. The Board further considered the possibility that the termination fee payable to Prince if the merger agreement is terminated under certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals. However, the Board also considered that the structure of the transaction as a merger would result in detailed public disclosure and substantial time prior to consummation of the merger during which an unsolicited superior proposal could be submitted. In addition, the Board considered the specific provisions of the merger agreement, which, subject to the terms and conditions thereof, permit Ferro to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals, and permit the Board to change its recommendation to Ferro shareholders regarding the merger agreement and to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, subject to payment of a termination fee to Prince. The Board further considered its belief that the $55.12 million termination fee (which is equivalent to approximately 2.9% of equity value of Ferro) payable by Ferro (i) is reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) was comparable to termination fees in transactions of a similar size, and (iii) would not preclude another party from making a competing proposal.

Tax treatment. The Board considered the fact that an all cash transaction would be taxable to Ferro shareholders that are U.S. holders for U.S. federal income tax purposes.

Reverse Termination Fee. The Board considered the fact that, if it believed Prince breached the merger agreement and Ferro was unable to obtain specific performance to compel Prince to perform its obligations under the merger agreement, then Ferro’s only remedy is the right, in certain circumstances, to terminate the merger agreement and receive a reverse termination fee of $93.43 million from Prince.

Transaction costs. The Board considered the fact that Ferro has incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated.

Potential differing interests of directors and officers. The Board considered that, aside from their interests as Ferro shareholders, Ferro’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other Ferro shareholders generally. See “The Merger—Interests of Ferro’s Executive Officers and Directors in the Merger” beginning on page [55] of this proxy statement.

Other Risks. The Board considered the types and nature of the risks and uncertainties set forth in Ferro’s Annual Report on Form 10-K for fiscal year ended December 31, 2020 and the subsequent quarterly report on Form 10-Q for the quarter ended March 31, 2021 and current reports on Form 8-K under Item 1A “Risk Factors”.

While the Board considered potentially positive and potentially negative factors, the Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Board unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interest of, Ferro and its shareholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Board in its consideration of the merger, but it includes the material positive factors and material negative factors considered by the Board in that regard. In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable to, and did not make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors. Based on the totality of the information presented, the Board collectively reached the decision to approve and declare advisable the merger agreement and the merger in light of the factors described above and other factors that the members of the Board felt were appropriate.

Portions of this explanation of Ferro’s reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Lazard Frères & Co. LLC

Ferro retained Lazard to act as its financial advisor in connection with the merger. As part of this engagement, Ferro requested Lazard provide its opinion as of May 10, 2021 as to the fairness, from a financial point of view, to the holders of Ferro common stock (other than (i) holders of shares of Ferro common stock owned by Prince, Merger Sub or any other wholly owned subsidiary of Prince immediately prior to the effective time of the merger and shares of Ferro common stock owned by Ferro or any wholly owned subsidiary of Ferro immediately prior to the effective time of the merger, including shares of Ferro common stock held in treasury by Ferro, and in each case not held on behalf of third parties, (ii) shares of Ferro common stock that are issued and outstanding immediately prior to the effective time of the merger and that are held by holders who have not voted such shares of Ferro common stock in favor of the adoption of the merger agreement and who are entitled to and have properly demanded dissenters rights with respect thereto in accordance with, and otherwise have complied in all respects with, Section 1701.85 of the OGCL, and have not effectively withdrawn such demand and (iii) shares of Ferro common stock subject to vesting restrictions (holders of such shares described in clauses (i), (ii) and (iii) above, collectively, “Excluded Holders”)) of the consideration to be paid to such holders in the merger. At a meeting of the Board held to evaluate the merger on May 10, 2021, Lazard rendered an oral opinion to the Board, subsequently confirmed in writing by a written opinion dated as of the same date, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the merger consideration to be paid to holders of Ferro common stock (other than Excluded Holders) in the merger was fair, from a financial point of view, to such holders of Ferro common stock (other than Excluded Holders).

The full text of Lazard’s written opinion, dated May 10, 2021, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. We encourage you to read Lazard’s opinion carefully and in its entirety. Lazard’s opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the merger, and addressed only the fairness, as of the date of the opinion, from a financial point of view, of the merger consideration to be paid to holders of Ferro common stock (other than Excluded Holders). Lazard’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which shares of Ferro common stock may trade at any time subsequent to the announcement of the merger. In addition, Lazard’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Ferro might engage or the merits of the underlying decision by Ferro to engage in the merger.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of a draft, dated May 10, 2021, of the merger agreement;

•	Reviewed certain publicly available historical business and financial information relating to Ferro;

•	Reviewed various financial forecasts and other data provided to Lazard by Ferro relating to the business of Ferro;

•	Held discussions with members of the senior management of Ferro with respect to the business and prospects of Ferro;

•	Reviewed public information with respect to other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Ferro;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of Ferro;

•	Reviewed historical stock prices and trading volumes of Ferro common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard has not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Ferro or concerning the solvency or fair value of Ferro, and Lazard has not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of Ferro, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Ferro. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

In rendering its opinion, Lazard assumed, with the consent of Ferro, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of Ferro have advised Lazard, and Lazard assumed, that the merger agreement, when executed, conformed to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of Ferro, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on Ferro or the merger that is material in any respect to Lazard’s analysis in connection with its opinion. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Ferro obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

Summary of Lazard’s Financial Analyses

The following is a summary of the material financial analyses reviewed with the Board in connection with Lazard’s opinion, dated May 10, 2021. The summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Lazard did not draw, in isolation, conclusions from or with regard to any particular factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses and reviews in the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Ferro. No company or business used in Lazard’s analyses and reviews as a comparison is identical to Ferro, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or businesses used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 7, 2021, and is not necessarily indicative of current market conditions and other information as to Ferro’s capitalization as provided by Ferro management. Per share values were rounded to the nearest $0.05.

Precedent Transactions Valuation

Lazard reviewed and analyzed, to the extent publicly available, financial information for selected precedent transactions in the chemical industry that Lazard believed, based on its experience and professional judgment, to be generally relevant for purposes of this analysis. Although none of the selected precedent transactions or the companies party to such transactions is directly comparable to the merger or to Ferro, the selected precedent transactions were chosen because certain aspects of the transactions, for purposes of this analysis and based on the professional judgment and experience of Lazard, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger. The selected precedent transactions reviewed were:

Date Announced	Acquiror	Target
March 1, 2021	Cerberus Global Private Equity Partners, LP & Koch Minerals & Trading, LLC	PQ Performance Chemicals
February 14, 2021	Lanxess AG	Emerald Kalama Chemical
December 14, 2020	Trinseo S.A.	Arkema PMMA business
October 15, 2020	The Jordan Company	PQ Performance Materials
September 30, 2020	Covestro AG	DSM Resins & Functional Materials
December 19, 2019	Avient Corporation	Clariant Color and Additive Masterbatch
October 21, 2019	One Rock Capital Partners	Innophos Holdings, Inc.
July 3, 2019	Synthomer plc	OMNOVA Solutions Inc.
January 8, 2019	Sika AG	Parex Group
March 27, 2018	The Carlyle Group & GIC Private Limited	AkzoNobel Specialty Chemicals

Date Announced	Acquiror	Target
September 5, 2017	H.B. Fuller Company	Royal Adhesives & Sealants LLC
April 5, 2017	Quaker Chemical Corporation	Global Houghton Ltd.
October 7, 2016	The Carlyle Group	Atotech B.V.
September 26, 2016	Lanxess AG	Chemtura Corporation
September 28, 2015	Kraton Corporation	Arizona Chemical Holdings Corporation
September 19, 2014	Arkema S.A.	Bostik

To the extent publicly available, Lazard reviewed, among other things, the enterprise value, commonly referred to as EV, as a multiple of earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, of each of the target companies implied by the selected transactions. For each target company, Lazard compared the EV implied by the acquisition price to the relevant target company’s estimated EBITDA based on the most recently available public information at the time of announcement of the relevant transaction. EBITDA amounts for the target companies were based on EBITDA for the last twelve-month period as of the time of the announcement of the transaction or estimated EBITDA as publicly disclosed by the acquiror or target as of the time of announcement of the transaction. The overall low to high EBITDA multiples observed for the selected precedent transactions were 7.4x to 12.8x.

The below analysis was based on Ferro share count data as of April 30, 2021 as provided by Ferro management and approved for Lazard’s use by Ferro management. Financial information and projections for Ferro were based on continuing operations only as provided by Ferro management and approved for Lazard’s use by Ferro management. Financial data of the selected precedent transactions were based on public filings and other information.

EV/LTM 3/31/21 Adj. EBITDA. Based on its professional judgment and experience, and taking into consideration the observed multiples for the selected precedent transactions, Lazard applied an EV to EBITDA multiple range of 9.5x to 11.5x to Ferro’s last twelve months adjusted EBITDA as of March 31, 2021. Lazard then calculated an equity value range using the estimated net debt position and estimated noncontrolling interest as of March 31, 2021. From this analysis, Lazard estimated an implied price per share range for shares of Ferro common stock of $16.35 to $20.35, as compared to the merger consideration of $22.00 per share of Ferro common stock.

EV/2021E Adj. EBITDA. Based on its professional judgment and experience, and taking into consideration the observed multiples for the selected precedent transactions, Lazard applied an EV to EBITDA multiple range of 9.5x to 11.5x to Ferro’s 2021 estimated adjusted EBITDA, which was used as a proxy to estimate Ferro’s last twelve months adjusted EBITDA excluding the impact of COVID-19. Lazard then calculated an equity value range using the estimated net debt position and estimated noncontrolling interest as of March 31, 2021. From this analysis, Lazard estimated an implied price per share range for shares of Ferro common stock of $19.45 to $24.05, as compared to the merger consideration of $22.00 per share of Ferro common stock.

Public Trading Comparables Valuation

Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected publicly-traded companies in the chemical industry. Lazard then compared such information to the corresponding information for Ferro.

The selected group of companies used in this analysis, which we refer to in this proxy statement as the selected comparable companies, was as follows:

•	Avient Corporation

•	Cabot Corporation

•	GCP Applied Technologies Inc.

•	H.B. Fuller Company

•	Kraton Corporation

•	PQ Group Holdings Inc.

Although none of the companies reviewed in this analysis is identical or directly comparable to Ferro, Lazard selected the companies reviewed in this analysis because, among other reasons, the selected comparable companies possess certain aspects or characteristics, such as growth prospects, business mixes, size and scale, and/or financial and qualitative characteristics that Lazard, based on its professional judgment and experience, considered generally relevant for purposes of its analysis. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Ferro and the selected comparable companies that could affect the public trading values of each also are relevant.

Lazard calculated and compared various financial multiples and ratios of each of the selected comparable companies, including, among other things, the ratio of each company’s EV, calculated as the market capitalization of each company (based on each company’s closing share price as of May 7, 2021), plus debt, less cash, cash equivalents and short-term investments, plus noncontrolling interests, adjusted for any announced transactions (based on the most recent publicly available data) to its 2021 estimated EBITDA.

The EBITDA estimates for each of the selected comparable companies used by Lazard in its analysis were based on FactSet consensus estimates. The overall low to high estimated EV to 2021 estimated EBITDA multiples observed for the selected comparable companies were 7.7x to 12.8x. Based on an analysis of the relevant metrics for each of the selected comparable companies and Lazard’s professional judgment, Lazard selected a reference range of 8.5x to 11.5x for the ratio of EV to 2021 adjusted EBITDA, and applied this range to the estimated 2021 adjusted EBITDA of Ferro, as reflected in the financial forecasts for Ferro prepared by the management of Ferro and approved for Lazard’s use by Ferro management. The analysis was based on Ferro share count data as of April 30, 2021 and estimated Ferro net debt position and noncontrolling interest as of March 31, 2021 as provided by Ferro management and approved for Lazard’s use by Ferro management. Financial information and projections for Ferro were based on continuing operations only as provided by Ferro management and approved for Lazard’s use by Ferro management. From this analysis, Lazard estimated an implied price per share range for shares of Ferro common stock of $17.25 to $24.30, as compared to the merger consideration of $22.00 per share of Ferro common stock.

Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of Ferro, which is an analysis designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered, after-tax free cash flows of that company over the projection period and the terminal value of that company at the end of the projection period. Lazard performed a discounted cash flow analysis of Ferro by calculating the estimated present value (as of March 31, 2021) of the unlevered, after-tax free cash flows that Ferro was forecasted to generate in the nine months ended December 31, 2021 and between fiscal years 2022 and 2025 based on the projections provided by Ferro management and approved for Lazard’s use by Ferro management, which were calculated by taking net operating profit after tax and adding depreciation and amortization, adjusting for the change in net working capital and subtracting capital expenditures and cash outlays for pension, restructuring and other expenses not reflected in net operating profit. Lazard also calculated estimated terminal values for Ferro by applying a perpetuity growth rate of 1% to 2% to the normalized estimated 2025 unlevered, after-tax free cash flows (excluding the impact of cost savings from restructuring programs, optimization initiatives, pension, restructuring and other cash charges), and a perpetuity growth rate of 0% to the estimated 2025 unlevered, after-tax free cash flow generated by cost savings from restructuring programs and optimization initiatives less pension, restructuring and other cash charges, in each case derived using projections provided by Ferro management, publicly available data and Lazard’s professional judgment,. The unlevered, after-tax free cash flows and terminal values were then discounted to present value (as of March 31, 2021) using discount rates ranging from 9.0% to 10.0%. The discount rates applicable to Ferro were derived (1) using market data as of May 7, 2021 and (2) from an analysis of the weighted average cost of capital of the selected comparable companies, which Lazard performed utilizing the capital asset pricing model with inputs that Lazard determined were relevant based on publicly available data and Lazard’s professional judgment. The analysis indicated an implied enterprise value range for Ferro, from which Lazard then calculated an equity value range using an estimated net debt position and estimated noncontrolling interest as of March 31, 2021 as provided by Ferro management and approved for Lazard’s use by Ferro management. Ferro share count data was provided as of April 30, 2021 by Ferro management and approved for Lazard’s use by Ferro management. Financial information and projections for Ferro were based on continuing operations only as provided by Ferro management and approved for Lazard’s use by Ferro management. Based on the above, this analysis implied an equity value per share range for shares of Ferro common stock of approximately $17.45 to $21.85, as compared to the merger consideration of $22.00 per share of Ferro common stock.

Other Analyses

The analyses and data described below were presented to the Board for informational and reference purposes only and did not provide a basis for the rendering of Lazard’s opinion.

Present Value of Future Share Price

Lazard performed an illustrative analysis of the implied present value of Ferro’s future value per Ferro common stock. This analysis is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated EBITDA and its assumed EV / EBITDA multiple. For this analysis, Lazard utilized projected net debt and noncontrolling interest based on projections provided by Ferro management. Financial information and projections for Ferro were based on continuing operations only as provided by Ferro management and approved for Lazard’s use by Ferro management.

To calculate the range of the present value of future share prices for Ferro, Lazard used projections provided by Ferro management. Lazard applied a range of illustrative EV / next twelve months, commonly referred to as NTM, EBITDA multiples of 8.1x to 10.1x to Ferro’s estimated forward EBITDA from fiscal year 2021 to fiscal year 2024 to calculate a future enterprise value range for Ferro, then calculated an equity value range using an estimated net debt position and noncontrolling interest based on the projected balance sheet. Lazard then discounted such figures to present value as of March 31, 2021 using a discount rate of 10.8%, which reflects an estimate of Ferro’s cost of equity that was calculated by Lazard based on (1) market data as of May 7, 2021 and (2) the capital asset pricing model with inputs that Lazard determined were relevant based on publicly available data and Lazard’s experience and professional judgment. This analysis resulted in an implied price per share range for shares of Ferro common stock of $18.20 to $24.00 (rounded to the nearest $0.05).

Miscellaneous

In connection with Lazard’s services as financial advisor, Ferro agreed to pay Lazard an aggregate fee for such services of $23 million, $3 million of which was paid upon the rendering of Lazard’s opinion, and the remainder of which is contingent upon the consummation of the merger. In the event that Ferro or its affiliates or its and their respective securityholders receives any break-up, reverse-termination, or similar fee, payment or judgment in connection with the termination or non-consummation of the merger, Ferro has agreed to pay, upon receipt of such amount, to Lazard a fee equal to 15% of such amount, net of Ferro’s fees and expenses in connection with the merger, provided that the amount payable shall not exceed $11.5 million. The $5 million fee paid to Lazard pursuant to that certain letter agreement between Ferro and Lazard with respect to the sale of the

Tile Coatings business shall be creditable against the fees payable to Lazard pursuant to the merger, reducing the fee to be paid at the closing of the merger to $15 million (after giving effect to the $3 million fee that was paid upon the rendering of Lazard’s opinion). Ferro also agreed to reimburse Lazard for all reasonable expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.

Lazard has in the past provided certain investment banking services to Ferro and an affiliate of Prince, for which it has received compensation, including, during the past two years, having advised Ferro in connection with the sale of its Tile Coatings business, having advised an affiliate of Prince with respect to a private offering and currently advising an affiliate of Prince in connection with a restructuring assignment. Lazard is also currently in discussions with an affiliate of Prince on a variety of topics.

Lazard, as part of its investment banking business, is continually engaged in valuations of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Ferro and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Ferro and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the Board in connection with, the provision of its opinion to the Board as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Ferro common stock (other than Excluded Holders). Lazard did not recommend any specific consideration to the Board or that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion and analyses were only one of many factors taken into consideration by the Board in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or Ferro’s management with respect to the consideration provided for in the merger or as to whether the Board would have been willing to determine that different consideration was fair.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Ferro because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the chemicals industry specifically, as well as its familiarity with the business of Ferro.

Financial Projections

Ferro has historically prepared and provided public guidance as to its projected financial and operational results for its then-current fiscal year in its press releases announcing its financial results for the then-current quarter or year, as applicable. Other than the financial guidance described above, Ferro does not as a matter of course make other public projections as to future sales, earnings, or other results, and forecasts for extended periods of time are of particular concern to Ferro due to the unpredictability of the underlying assumptions and estimates. However, in connection with the discussions regarding the proposed merger, Ferro management prepared certain unaudited prospective financial information for fiscal years 2021 through 2025, which are referred to herein as the Ferro Projections. The Ferro Projections were prepared treating Ferro on a stand-alone basis, without giving effect to the merger including the impact of negotiating or executing merger, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement with Prince having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement with Prince had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Ferro management provided the Ferro Projections to the Board for review in connection with the Board’s evaluation of the proposed merger, and to Lazard, our financial advisor in connection with the proposed merger. Ferro management also provided the Ferro Projections to Prince.

The accompanying Ferro Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or generally accepted accounting principles, which is referred to as GAAP, but, in the view of Ferro’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Ferro on a stand-alone basis as described above and subject to the assumptions and limitations described in this section. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the Ferro Projections. Although Ferro’s management believes there is a reasonable basis for the Ferro Projections, Ferro cautions shareholders that future results could be materially different from the Ferro Projections. This summary of the Ferro Projections is not being included in this proxy statement to influence your decision whether to vote for the merger agreement proposal, but because these Ferro Projections were provided to the Board, shared between Ferro and Prince and provided to Ferro’s and Prince’s respective financial advisors for purposes of considering and evaluating the merger and the merger agreement. Ferro’s independent registered public accounting firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Ferro Projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The Ferro Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Ferro Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Ferro’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition, and the risks discussed in this proxy statement under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 of this proxy statement. See also “Where You Can Find More Information” beginning on page [103] of this proxy statement. The Ferro Projections also reflect assumptions as to certain business decisions that are subject to change. Because the Ferro Projections were developed for Ferro on a stand-alone basis without giving effect to the merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the merger or any changes to Ferro’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the Ferro Projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the Ferro Projections relate, the less predictable and more unreliable the information becomes.

The Ferro Projections contain certain non-GAAP financial measures that Ferro believes are helpful in understanding its past financial performance and future results. Ferro management regularly uses a variety of financial measures that are not prepared in accordance with GAAP, including adjusted EBITDA (defined as net income excluding certain items which Ferro does not believe to be indicative of underlying business trends, including interest expense, income tax provision, depreciation and amortization expense, non-controlling interests, and special items, including but not limited to restructuring and impairment charges, costs related to business acquisitions and divestitures and cost related to optimization projects) for forecasting, budgeting and measuring operating performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Ferro believes that these non-GAAP financial measures provide meaningful information to help investors understand Ferro’s operating results and to analyze Ferro’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Ferro’s competitors and may not be directly comparable to similarly titled measures of Ferro’s competitors due to potential differences in the exact method of calculation.

Ferro has not provided reconciliations of the non-GAAP financial measures included in these projections to the comparable GAAP measure due to no reasonably accessible or reliable comparable GAAP measures for these measures and the inherent difficulty in forecasting and quantifying the measures that are necessary for such reconciliation.

None of Ferro or any of its affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Ferro Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Ferro Projections to reflect circumstances existing after the date the Ferro Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Ferro Projections, as applicable, are shown to be in error. Except as required by applicable securities laws, Ferro does not intend to make publicly available any update or other revision to the Ferro Projections, even in the event that any or all assumptions are shown to be in error. Ferro has made publicly available its actual results of operations for the year ended December 31, 2020 on Ferro’s Annual Report on Form 10-K filed with the SEC on March 1, 2021 and for the quarterly period ended March 31, 2021 on Ferro’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2021. None of Ferro or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Ferro shareholder or other person regarding Ferro’s ultimate performance compared to the information contained in the Ferro Projections or that forecasted results will be achieved. Ferro has made no representation to Prince, in the merger agreement or otherwise, concerning the Ferro Projections.

Summary of the Ferro Projections

The following table presents certain unaudited prospective financial information of Ferro prepared by Ferro management for fiscal years 2021 through 2025, and approved for Lazard’s use by Ferro management.

	Fiscal Year Ended December 31,
	2021E	2022E	2023E	2024E	2025E
Sales	$1,093	$1,150	$1,197	$1,241	$1,278
Gross Profit	$364	$388	$412	$431	$445
Adjusted EBITDA(1)	$198	$223	$245	$262	$270
Capital Expenditures	$35	$40	$39	$24	$22

(1)

Adjusted EBITDA, a non-GAAP term, is defined as net income excluding certain items which Ferro does not believe to be indicative of underlying business trends, including interest expense, income tax provision, depreciation and amortization expense, non-controlling interests, and special items, including but not limited to restructuring and impairment charges, costs related to business acquisitions and divestitures and cost related to optimization projects.

Interests of Ferro’s Executive Officers and Directors in the Merger

When considering the recommendation of the Board that you vote to approve the merger proposal, you should be aware that, aside from their interests as Ferro shareholders, Ferro’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Ferro shareholders generally. This includes, for instance, payments that our executive officers are entitled to receive under Ferro’s incentive plans and the executive officers’ Change in Control Agreements with Ferro (the “Change in Control Agreements”), each as described more fully below.

With regard to our directors serving on the Board (other than Mr. Peter Thomas, whose interests are as an executive officer), these interests relate to the impact of the transaction on the directors’ outstanding equity awards and the directors’ rights to indemnification pursuant to the terms of the merger agreement.

With regard to our executive officers, these interests relate to the impact of the transaction on the named executives’ outstanding equity awards (which consist of options, restricted stock units (“RSUs”), performance-

based stock units (“PSUs”) and other share unit awards (“Share Units”)) as well as the possible receipt of severance and other termination payments and benefits that may be triggered by or otherwise relate to the merger. Assuming the merger occurred on March 1, 2022 and, where applicable, the executive officer’s employment was terminated by us without “cause” or by the executive officer for “good reason” (each as defined in the Change in Control Agreements) on the date of the merger, the executive officers would be entitled to receive an aggregate of approximately $9,805,881 to cash out their previously unvested options, RSUs and PSUs, and an aggregate of approximately $11,149,020 of cash severance and other termination benefits pursuant to their Change in Control Agreements.

Treatment of Director and Executive Officer Common Stock

Ferro’s directors and executive officers will receive the same merger consideration as other shareholders of $22.00 in cash, without interest, subject to any applicable withholding taxes, for each share of Ferro common stock that they own at the effective time. For information regarding beneficial ownership of Ferro common stock by each of Ferro’s current directors, Ferro’s named executive officers, and all executive officers and directors as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page [97].

Treatment of Director and Executive Officer Equity Awards

As described under “The Merger Agreement—Treatment of Company Equity Awards” beginning on page [56], the merger agreement provides that at the time of the merger each then outstanding option to purchase shares of Ferro common stock, RSU, Share Unit and PSU will be treated as set forth below.

Treatment of Options

Each outstanding and unexercised option to purchase shares (an “Option”) will be cancelled and converted into the right to receive a cash payment (without interest) equal to (i) the total number of shares subject to such Option multiplied by (ii) the excess, if any, of the merger consideration over the exercise price per share under such Option, less any applicable withholding taxes required to be withheld by applicable law.

Treatment of Share Units

Each outstanding RSU and Share Unit will be cancelled and converted into the right to receive a cash payment (without interest) equal to (i) the total number of shares subject to such RSU or Share Unit, multiplied by (ii) the merger consideration, less any applicable withholding taxes required to be withheld by applicable law.

Treatment of PSUs

Each outstanding PSU will be cancelled and converted into the right to receive a cash payment equal to (i) the number of shares subject to such PSU, calculated based on the greater of (A) actual performance against goals as set forth in the terms of such PSU, and (B) the target level performance over the entire performance period, multiplied by (ii) the merger consideration, less any applicable withholding taxes required to be withheld by applicable law.

For purposes of measuring actual performance with respect to the PSUs, (i) any performance measures related to total shareholder return shall be calculated by, first, determining the volume weighted average closing trading price of Ferro’s (or relevant peer group’s) common stock over the thirty trading days commencing on the first trading day occurring after the date of public announcement of the merger agreement, and then, second, using such average prices as the “ending prices” for purposes of calculating relative total shareholder return (with the resulting relative total shareholder return calculations as of the last day of such thirty trading day period being substituted as the total shareholder return criteria for such PSU) and (ii) any performance measures related to goals other than total shareholder return shall be calculated based on the actual performance results through the date of the merger extrapolated through the duration of the relevant performance periods.

The table below shows the outstanding unvested options, RSUs, and PSUs held by our executive officers as of June 30, 2021 which are expected to remain unvested through March 1, 2022 and, for illustrative purposes, the value our executive officers would receive in respect of these outstanding unvested awards in connection with the merger (assuming target level performance in the case of the PSUs).

Executive Officer	Ferro Options (#)	Ferro RSUs (#)	Ferro PSUs (#)	Value ($)
Named Executive Officers
Peter Thomas Chief Executive Officer	173,752	43,933	221,700	7,071,956
Benjamin Schlater Chief Financial Officer	38,171	9,667	48,700	1,553,839
Mark Duesenberg General Counsel	28,970	7,333	37,000	1,180,086
Other Executive Officers	0	0	0	0

Total	240,892	60,933	307,400	9,805,881

Change in Control Severance Payments and Other Termination Benefits

Each executive officer will receive certain severance payments and other termination benefits if terminated in connection with or within two years following a change in control. The below payment estimates quantify such benefits, assuming that a merger occurs on March 1, 2022 and that a qualifying termination of their employment occurs on such date.

Executive Officer	Severance and Termination Payments ($)
Named Executive Officers
Peter Thomas Chief Executive Officer	7,211,178
Benjamin Schlater Chief Financial Officer	1,995,392
Mark Duesenberg General Counsel	1,942,450

Total	11,149,020

Change in Control Agreements

Ferro’s Change in Control Agreements with each of Messrs. Thomas, Schlater and Duesenberg provide for, among other things, severance payments and other benefits in cases of certain employment termination scenarios. If (i) the executive’s employment is terminated by us without “cause,” as defined in the Change in Control Agreements or (ii) the executive resigns for “good reason,” as defined in the Change in Control Agreements, in each case, in connection with or within two years following a change-in-control, then Ferro will pay or provide the executive officer:

•

A lump sum equal to the pro-rata target bonus for the calendar year in which the termination occurs and, if previously unpaid, the executive’s targeted annual incentive compensation amount for the preceding year;

•	A lump sum equal to 2 (in the case of Messrs. Duesenberg and Schlater) or 3 (in the case of Mr. Thomas) times the sum of (i) the executive’s base salary; and (ii) the executive’s target bonus amount;

•	The cash value of 2 (in the case of Messrs. Duesenberg and Schlater) or 3 (in the case of Mr. Thomas) years of additional accruals under Ferro’s retirement plans;

•	A continuation of the executive’s welfare plan benefits for 24 (in the case of Messrs. Duesenberg and Schlater) or 36 (in the case of Mr. Thomas) months;

•	Outplacement assistance of up to $50,000 and tax advice of up to $5,000; and

•	Continuation of directors and officers (“D&O”) insurance coverage for a period of not less than four years following the Termination Date.

In addition, the Change in Control Agreements entitle the covered executives to receive a cash payout in respect of any outstanding PSUs at the time of a change in control transaction. However, that provision of the Change in Control Agreements will effectively be superseded by the applicable provisions of the merger agreement regarding treatment of PSUs, as described above. Further, the Change in Control Agreements entitle the Company to extend the post-termination of employment noncompetition covenants applicable to the executive officers from 24 months to 36 months if certain notice obligations are met and the Company pays the executive an amount equal to one year of additional base salary. The calculations set forth herein assume that no such election to extend the noncompete obligations will be made by the Company.

If any compensation is considered to be an excess parachute payment subject to Section 280G of the Code, Mr. Duesenberg would be entitled to receive a gross-up payment to be made whole for any excise taxes, while Messrs. Schlater and Thomas would have their payments potentially capped to avoid the imposition of any such excise taxes if they would receive a greater after-tax benefit by imposition of such a cap.

Retention Programs

Ferro may establish a cash-based retention and transaction success program to encourage up to 40 employees, including executive officers and other members of management, to remain employed with Ferro and to ensure the successful transition of the business to the surviving corporation (the “Retention Program”). The Retention Program, not to exceed $8 million in the aggregate, may consist of (i) $5 million in the aggregate for the fiscal year 2021, (ii) $1.5 million in the aggregate for the first fiscal quarter of 2022 and (iii) $1.5 million in the aggregate for the second fiscal quarter of 2022. Up to 50% of the award amounts may be paid immediately following the merger, and the remainder of the awards may be payable 3 months following the merger, subject to the recipient’s continued employment through the payment date, with accelerated payments in the event of an employee’s involuntary termination without cause or for good reason. Individual awards to be made under the Retention Program will be determined by Ferro’s CEO with respect to non-executive officers and by Ferro’s Compensation Committee for executive officers. As of June 30, 2021, no retention awards have been granted to Ferro’s executive officers under the Retention Program.

Directors’ and Officers’ Indemnification and Insurance

From the effective date through the sixth anniversary of the effective date, the surviving corporation will, and Prince will cause the surviving corporation to, indemnify and hold harmless each present (as of the effective date) and former director and officer of Ferro or any of its subsidiaries (in each case, when acting in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal, arising out of, relating to or in connection with the fact that such person is or was a director or officer of Ferro or any of its subsidiaries or serving in such capacity at the request thereof or any acts or omissions occurring or alleged to occur before the effective time in such person’s capacity as a director or officer of Ferro or any of its subsidiaries or serving in such capacity at the request thereof, whether asserted or claimed before, at or after the effective time, to the fullest extent that Ferro would have been permitted under Ohio law and its articles of incorporation and code of regulations in effect on the date of the merger agreement to indemnify such Person (and Prince or the surviving corporation will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding to the fullest extent permitted under applicable law, Ferro’s articles of incorporation, Ferro’s Code of Regulations or the certificate of incorporation, articles of incorporation and bylaws, or equivalent organizational documents, of any subsidiary; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to the terms of the merger agreement). In the event of any such proceeding (x) neither Prince nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any proceeding in which indemnification could be sought by such indemnified party hereunder, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such proceeding or such indemnified party otherwise consents, and (y) the surviving corporation will reasonably cooperate in the defense of any such matter. In the event any proceeding is brought against any indemnified party and in which indemnification could be sought by such indemnified party, (i) the surviving corporation will have the right to control the defense thereof after the effective date, (ii) each indemnified party will be entitled to retain his or her own counsel, whether or not the surviving corporation will elect to control the defense of any such proceeding, (iii) the surviving corporation will pay all reasonable fees and expenses of any counsel retained by an indemnified party promptly after statements therefor are received, whether or not the surviving corporation will elect to control the defense of any such proceeding, and (iv) no indemnified party will be liable for any settlement effected without his or her prior express written consent. The provisions in the surviving corporation’s articles of incorporation and code of regulations with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers will be no less favorable to such directors and officers than such provisions contained in Ferro’s articles of incorporation and code of regulations in effect as of May 11, 2021, which provisions will not be amended, repealed or otherwise modified for a period of six years after the effective time in any manner that would adversely affect the rights thereunder of any such individuals.

At Prince’s option, Ferro will purchase from insurance carriers with comparable credit ratings, no later than the effective time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Ferro and its subsidiaries with respect to claims arising from facts or events that occurred at or before the effective time, including the transactions contemplated by the merger agreement, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the effective time, Prince and the surviving corporation will not be required to pay in the aggregate for such coverage under each such policy more than 300% of the last annual premium paid by Ferro before May 11, 2021 in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case will purchase as much coverage as reasonably practicable for such amount. In the event Ferro elects to purchase such a “tail policy”, the surviving corporation will (and Prince will cause the surviving corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. Prince agrees to honor and perform under, and to cause the surviving corporation to honor and perform under, all indemnification agreements entered into by Ferro or any of its subsidiaries with any indemnified party which are in effect as of the date of the merger agreement.

Quantification of Potential Merger-Related Payments to Named Executive Officers

The following table, “Golden Parachute Compensation,” along with its footnotes, shows the disclosure required by Item 402(t) of Regulation S-K regarding the amounts of payments and benefits payable to Ferro’s named executive officers that are based on or otherwise relate to the merger. The amounts detailed below assume that the merger occurred on March 1, 2022 and, where applicable, the named executive officer’s employment was terminated by Ferro without “cause” or by the named executive officer for “good reason” on such date. The table below takes into account each named executive officer’s equity awards outstanding as of June 30, 2021 which are expected to remain unvested through March 1, 2022. The actual amounts payable will depend on the effective time of the merger and the date of such termination, as applicable. More detail on the payments and benefits are set forth above in this section of this proxy statement.

The information contained in the following table and accompanying footnotes are subject to a non-binding, advisory vote of Ferro’s shareholders, as described under the section titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on page [94].

Golden Parachute Compensation

Name	Cash(1) ($)	Equity(2) ($)	Perquisites / Benefits(3) ($)	Tax Reimbursements(4) ($)	Other ($)	Total ($)
Peter Thomas	6,166,667	7,071,956	1,044,511	0	0	14,283,134
Benjamin Schlater	1,704,167	1,553,839	291,225	0	0	3,549,231
Mark Duesenberg	1,619,981	1,180,086	322,469	0	0	3,122,536

Total	9,490,815	9,805,881	1,658,205	0	0	20,954,901

(1)

The amounts in this column reflect (x) the cash severance equal to 2 (in the case of Messrs. Duesenberg and Schlater) or 3 (in the case of Mr. Thomas) times the sum of (i) the executive’s base salary and (ii) the executive’s target bonus amount, payable in a lump sum, to which the executive would be entitled assuming that the merger occurred on March 1, 2022 and the executive’s employment was terminated by us without “cause” or by the executive for “good reason” on that date, as described under “—Change in Control Agreements” above, (y) a bonus payout in a lump sum amount generally equal to the pro-rata target bonus for the calendar year in which the termination occurs and, if previously unpaid, the targeted annual bonus amount for the preceding year, as described under “—Change in Control Agreements” above. The cash severance arrangements described above are double-trigger (i.e., they become payable only upon a termination following or otherwise in connection with a change in control, rather than solely as a result of a change in control (i.e., single-trigger)), with the exception of Mr. Duesenberg, who has a “modified single trigger” provision in his change of control agreement that allows him to quit for any reason during the 90-day period commencing on the first anniversary of a change in control and still receive the change in control termination benefits.

(2)

The equity amounts reported in the table for each named executive officer represent the aggregate amounts related to unvested stock options, RSUs and PSUs, which will be paid out on a single trigger basis upon the occurrence of a change in control. The value attributable to the acceleration of unvested equity awards is based on the merger consideration of $22 per share and assumed target level performance in the case of the PSUs.

(3)

The amounts reflected in this column include (i) medical benefits, which continue for either 24 (in the case of Messrs. Duesenberg and Schlater) or 36 (in the case of Mr. Thomas) months following the termination date in accordance with the provisions in the respective Change in Control Agreements; (ii) 2 (in the case of Messrs. Duesenberg and Schlater) or 3 (in the case of Mr. Thomas) years of additional accruals under the named executive’s defined benefit and defined contribution retirement plans; (iii) $50,000 in outplacement assistance; and (iv) $5,000 in tax advice. These amounts are double-trigger benefits (other than with respect to Mr. Duesenberg, as described above).

(4)

Mr. Duesenberg’s Change in Control Agreement (but not the agreements for Messrs. Thomas and Schlater) provides for a potential gross-up on any excise taxes imposed under Section 280G of the Internal Revenue Code. Based on the assumptions described above, we do not believe that any such excise taxes would in fact be imposed on Mr. Duesenberg and, accordingly, we do not anticipate any gross up payment being made.

Financing of the Merger

We anticipate that the total funds needed to complete the merger (including the funds necessary to pay the aggregate merger consolidation, repay or redeem any indebtedness to be repaid or redeemed by the Company and its subsidiaries pursuant to the merger agreement and pay all fees, repay or redeem certain indebtedness to be repaid or redeemed by Prince and Chromaflo, costs and expenses required to be paid by Prince or Merger Sub at or prior to the closing of the merger in connection with the transactions contemplated by the merger agreement), which would be approximately $3.42 billion, which will be funded through a combination of the following:

•

cash equity commitments by AS in an aggregate amount up to $200 million on the terms and subject to the conditions set forth in the equity commitment letter, as further described in the section entitled “—Equity Financing” beginning on page [61];

•

debt financing commitments from the debt commitment parties consisting of a $325 million first lien revolving facility, a $1.945 billion first lien term facility, $500 million in first lien secured notes and $756 million in senior unsecured notes, as further described in the section entitled “—Debt Financing” beginning on page [62].

The consummation of the merger is not conditioned upon Prince obtaining the proceeds of any financing.

Equity Financing

Prince is a party to an equity commitment letter, pursuant to which AS has committed, upon the terms and subject to the conditions of the equity commitment letter, to make available to Prince up to $200 million of equity financing. The equity financing is comprised of (i) $105,546,000 commitment by American Securities Partners VII, LP, (ii) a $91,962,000 commitment by American Securities Partners VII(B), LP and (iii) a $2,492,00 commitment by American Securities Partners VII(C), LP (together with American Securities Partners VII, LP and American Securities Partners VII(B), LP, collectively, “Investors”), in each case, on the terms and subject to the conditions set forth in the equity commitment letter.

In the event Prince fails to make certain required payments pursuant to the merger agreement, each Investor, subject to conditions set forth in the equity commitment letter, commits to provide Prince with immediately available funds in an amount equal to their pro rata commitments as set forth above, solely for the purposes of funding the amounts required to be funded by Prince, but which have not been funded by Prince, pursuant to the merger agreement and to pay the fees and expenses contemplated to be paid by Prince under the merger agreement, or to make payments necessary to satisfy any applicable minimum commitment conditions set forth in the debt financing letter that are to be satisfied by Prince or Merger Sub at or prior to the closing.

The obligation of each Investor to fund its pro rata commitment is subject to the terms, conditions and limitations set forth in the merger agreement and the equity commitment letter, which conditions include: (i) the satisfaction or waiver by Prince or Merger Sub of all conditions precedent set forth in the merger agreement to Prince’s and Merger Sub’s obligations to effect the closing (other than those conditions that by their nature are to be satisfied at the closing, but subject to the prior or substantially concurrent satisfaction or written waiver of such conditions), (ii) the substantially simultaneous funding of (x) the debt financing at or prior to the closing if the equity financing is funded at the closing or (y) any alternative financing that Prince accepts from alternative sources pursuant to the merger agreement and (iii) the substantially simultaneous consummation of the transactions contemplated by the merger agreement in accordance with its terms.

The obligation of each Investor to fund the equity financing will terminate automatically and immediately upon the earliest to occur of (i) the closing and the payment of the merger consideration, (ii) the valid termination of the merger agreement in accordance with its terms (unless Ferro shall have previously commenced an action pursuant to the equity commitment letter, in which case the obligation to fund such equity financing will terminate upon the satisfaction by such Investor of any obligations finally determined or agreed to be owed by such Investor), or (iii) other than for certain non-prohibited claims set forth in the equity commitment letter, the assertion by Ferro or its affiliates of any claim against any Investor or any Investor related party in connection with the equity commitment letter or the merger agreement.

Each of the Investors, severally and not jointly, agrees and commits to pay to Ferro or its designees (as directed by Ferro) immediately available funds in an amount equal to such Investor’s pro rata share of (i) if Prince is obligated to pay the parent reverse termination fee of $93.43 million in accordance with the terms of the merger agreement, in the case of any failure by Prince to pay such fee when due, (x) the parent reverse termination fee, plus (y) any cost, expenses, or other amount required to be paid or reimbursed by Prince, as applicable, pursuant to the merger agreement, less (z) any amounts set forth in clauses (x) and (y) that are paid by Prince and (ii) if Prince is obligated to pay the parent regulatory termination fee of $93.43 million or, in certain circumstances as set forth in the merger agreement, $50 million, in accordance with the terms of the merger agreement, in the case of any failure by Prince to pay such fee when due, (x) the parent regulatory termination fee, plus (y) any cost, expenses, or other amount required to be paid or reimbursed by Prince, as applicable, pursuant to the merger agreement, less (z) any amounts set forth in clauses (x) and (y) that are paid by Prince (such amounts under clauses (i) and (ii), collectively, the “Termination Obligations,” and with respect to each Investor, such Investor’s “Termination Commitment”)

The obligation of each Investor to fund the equity financing will terminate automatically and immediately upon the earliest to occur of (i) the closing and the payment of the merger consideration, (ii) 90 days following the valid termination of the merger agreement unless prior to such date (A) the Company shall have delivered a written notice with respect to any Termination Obligations and (B) the Company shall have commenced an action against any Investor, Prince or Merger Sub alleging such Termination Obligations are due and owing, (iii) the date that all Termination Obligations, if applicable, have been performed and satisfied in full or (iv) other than with respect to certain non-prohibited claims set forth in the equity commitment letter, the assertion by Ferro or any of its affiliates of any claim against any Investor or any Investor related party in connection with the equity commitment letter or the merger agreement.

Pursuant to the terms and conditions of the merger agreement, Prince and Merger Sub will use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the equity financing on terms and conditions contemplated by the equity commitment letter.

Ferro has the right to enforce Prince’s right to cause the equity financing to be funded by AS as a third party beneficiary solely to the extent Ferro is entitled to specific performance under the merger agreement to enforce Prince’s right to cause the equity financing to be funded (see section entitled “The Merger Agreement—Specific Performance”).

Debt Financing

In connection with the merger, Prince has obtained a commitment letter, dated May 11, 2021 (as amended, the “debt commitment letter”), from Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch and Credit Suisse Loan Funding LLC (collectively, the “debt commitment parties”) to provide, severally but not jointly, upon the terms and conditions set forth in the debt commitment letter, acquisition debt financing in an aggregate amount of $3.526 billion, consisting of a $325 million first lien revolving facility, a $1.945 billion first lien term facility, $500 million in first lien secured notes and $756 million in senior unsecured notes (collectively, the “debt financing”).

The proceeds of the debt financing will be used (i) to pay the consideration for the merger, (ii) to repay in full all outstanding indebtedness of (x) Prince and its subsidiaries under Prince’s existing first lien credit agreement and second lien credit agreement, (y) certain affiliates of Chromaflo under Chromaflo’s existing first lien credit agreement and second lien credit agreement and (z) Ferro and its subsidiaries under Ferro’s existing credit facility and existing term loans (clauses (x) through (z) constituting, collectively, the “Refinancing”),

(iii) to pay the fees, costs and expenses related to the merger and the refinancing of Ferro’s existing credit facility and existing term loans and (iv) for working capital and general corporate purposes.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter are subject to a number of conditions, including:

•

the substantially simultaneous completion of the merger in accordance with the merger agreement without giving effect to certain material amendments or waivers absent the consent of the applicable debt commitment parties,

•	the delivery of certain customary closing deliverables (including, but not limited to, a solvency certificate in agreed form),

•	the delivery of the “required information” (as defined in the merger agreement), including certain audited, unaudited and pro forma financial statements,

•	that no event or development shall have occurred that would constitute a “material adverse effect” (as defined in the merger agreement),

•

that the specified representations and certain representations and warranties in the merger agreement material to the interests of the lenders will be true and correct to the extent required by the debt commitment letter,

•

the consummation of the refinancing of Ferro’s existing credit facility and existing term loans prior to, or substantially concurrently with, the initial borrowings under the debt facilities set forth in the debt commitment letter,

•	the substantially simultaneous completion of the Refinancing,

•	payment of all applicable invoiced fees and expenses,

•

the execution of certain definitive debt documentation consistent with the applicable debt commitment letters, including definitive documentation to perfect the administrative agent’s security interest in the collateral as provided in the debt commitment letter,

•

solely with respect to the senior bridge facility or the unsecured bridge facility, as applicable, that one or more investment banks reasonably satisfactory to the lead arrangers of such facilities have been engaged to do a private offering,

•	solely with respect to the senior bridge facility or the unsecured bridge facility, the completion of the required marketing period, and

•

the receipt of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act and the Beneficial Ownership Regulation).

The obligations of the respective debt commitment parties to provide the debt financing under the debt commitment letter will terminate at the earlier of (i) five business days after the end date (as defined in, and subject to the extension thereof in accordance with the merger agreement), (ii) the date on which the merger agreement is terminated (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) in accordance with its terms in the event the merger is not consummated, (iii) the consummation of the merger without the use of the applicable credit facilities, (iv) the closing date and (v) the date Prince delivers a notice of termination of the commitments under any credit facility.

Prince and Merger Sub are required under the merger agreement to use reasonable best efforts to take all actions and do all things necessary, proper or advisable to arrange and consummate the debt financing on the terms and conditions contemplated by the debt commitment letter. In the event that any portion of the debt financing becomes unavailable on the terms and conditions of the debt commitment letter (other than in certain specified circumstances), Prince shall use its reasonable best efforts to (i) obtain alternative debt financing sufficient to pay in cash all amounts required to be paid in connection with the transactions contemplated by the merger agreement and (ii) obtain new financing commitment letters that would provide for debt financing (A) on terms not materially less beneficial to Prince than those contemplated in the debt commitment letter, (B) involve (or expand upon) any conditions to funding of the debt financing that are not contained in the debt commitment letter, (C) reasonably be expected to prevent, materially impede, or delay the consummation of the transactions contemplated by the merger agreement. The documentation governing the debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

Regulatory Clearances and Approvals Required for the Merger

U.S. Antitrust

Under the HSR Act, we cannot complete the merger until we have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. On May 26, 2021, Ferro and Prince each filed a premerger notification and report form under the HSR Act, as a result of which the applicable waiting period would be expected to expire on June 28, 2021, at 11:59 p.m., Eastern Time, unless otherwise earlier terminated or extended by the antitrust authorities.

Foreign Antitrust

Pursuant to conditions to the consummation of the merger set forth in the merger agreement, the parties are seeking governmental antitrust or merger control approvals in specified jurisdictions, including the European Union and China, as well as others.

Foreign Investment

In addition, pursuant to conditions to the consummation of the merger set forth in the merger agreement, the parties are seeking foreign investment approvals in specified jurisdictions.

General

Under the merger agreement, Ferro, Prince and Merger Sub have agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and proper under applicable laws and regulations in a timely manner as are necessary to consummate and make effective the transactions contemplated by the merger agreement and to cause the conditions to the merger to be satisfied, including to obtain all necessary actions or non-actions, consents and approvals from governmental authorities or other third parties. Subject to certain limitations, Prince will take, or cause to be taken (including by its subsidiaries or controlled affiliates), any and all steps necessary or proper to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the merger agreement under any antitrust and foreign investment laws or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, or make unlawful the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions no later than the outside date, including undertaking certain Regulatory Remedies (as defined in the merger agreement). Notwithstanding anything to the contrary in the merger agreement, Prince shall have no obligation to undertake any such Regulatory Remedy that would constitute a Non-Required Remedy (as defined in the merger agreement). Further, Ferro shall effectuate or agree to effectuate a Regulatory Remedy if requested to do so by Prince and shall not effectuate or agree to effectuate a Regulatory Remedy without the prior written consent of Prince. Nothing in the merger agreement shall require Prince, Prince Group, or Ferro to effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the closing and only effective following the closing.

While we have no reason to believe it will not be possible to obtain regulatory approvals in a timely manner, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement, if at all.

The approval of any regulatory application or completion of regulatory review merely implies the satisfaction of certain regulatory criteria, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Ferro shareholders. Further, regulatory approvals or reviews do not constitute an endorsement or recommendation of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of Ferro common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [99]) whose shares of Ferro common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [99] and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Ferro Common Stock

As promptly as practicable following the completion of the merger, the Ferro common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Dissenters’ Rights

Under Ohio law, if the merger agreement is adopted by Ferro’s shareholders, Ferro shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL. Section 1701.85 generally provides that Ferro shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to timely take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Ferro shareholder who is a record holder of Ferro common stock on [●], 2021, the record date for the special meeting, and whose shares are not voted in favor of the adoption of the merger agreement may be entitled to be paid the “fair cash value” of such shares after the completion of the merger in lieu of any applicable merger consideration.

To perfect dissenters’ rights, a dissenting shareholder must satisfy each of the following conditions and otherwise comply with Section 1701.85 of the OGCL:

•

Must be a shareholder of record. A dissenting shareholder must be a record holder of the shares as to which such shareholder seeks to exercise dissenters’ rights on the record date. Because only share-holders of record on the record date may exercise dissenters’ rights, any person or entity who beneficially owns shares that are held of record by a bank, broker, trust, fiduciary, the Ferro 401(k) Plan, nominee or other holder and who desires to exercise dissenters’ rights must, in all cases, instruct the record holder of the shares to satisfy all of the requirements outlined under Section 1701.85 of the OGCL. Ferro may make a written request for evidence of authority if the dissenting demand is executed by a signatory who was designated and approved by the shareholder. The shareholder must provide the evidence within a reasonable time to Ferro but not sooner than 20 days after receipt of Ferro’s written request.

•

Must not vote in favor of adopting the merger agreement. A dissenting shareholder must not vote his, her or its shares in favor of the adoption of the merger agreement at the special meeting. Failing to vote does not waive a dissenting shareholder’s dissenters’ rights. However, a proxy submitted but not marked to specify voting instructions will be voted in favor of the adoption of the merger agreement and will be deemed a waiver of dissenters’ rights. A dissenting shareholder may revoke his, her or its proxy at any time before its exercise by filing with Ferro an instrument revoking it, delivering a duly executed proxy bearing a later date, voting by telephone or via the Internet at a later date than the date of the previous proxy or by attending and giving notice of the revocation of the proxy at the special meeting.

•

Must file a written demand. A dissenting shareholder must deliver a written demand for payment of the fair cash value of such shareholder’s shares to Ferro prior to the shareholder vote on the merger agreement at the special meeting (a “written demand”). Any written demand must specify the shareholder’s name and address, the number and class of the shares held by the shareholder on the record date, and the amount claimed by the shareholder as the fair cash value of the dissenting shares. Voting against the merger agreement is not a written demand as required under Section 1701.85 of the OGCL. Because the written demand must be delivered to Ferro prior to the shareholder vote at the special meeting, it is recommended, although it is not required, that a shareholder use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery.

•

Upon request, must deliver certificates for placement of a legend. If Ferro sends a request to a dissenting shareholder at the address specified in the written demand for the certificates representing the dissenting shares, the dissenting shareholder, within 15 days from the date on which Ferro sends such request, must deliver to Ferro the certificates requested so that Ferro may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. Such a request is not an admission by Ferro that a dissenting shareholder is entitled to relief. Ferro will promptly return the endorsed share certificates to the dissenting shareholder. At the option of Ferro, a dissenting shareholder who fails to deliver his, her or its share certificates upon request from Ferro may have his, her or its dissenters’ rights terminated upon de-livery by Ferro of written notice to such dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs.

Ferro and a dissenting shareholder may come to an agreement as to the fair cash value of the dissenting shares. If Ferro and the dissenting shareholder cannot agree upon the fair cash value of the dissenting shares, then either Ferro or the dissenting shareholder may, within three months after service of the written demand by the dissenting shareholder, file a complaint in the Court of Common Pleas of Cuyahoga County, Ohio for a determination of whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. The complaint must contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. If the court finds the dissenting shareholder is entitled to be paid the fair cash value of any dissenting shares, the court may appoint one or more appraisers to receive evidence and recommend a decision on the amount of the fair cash value. The court will then make a finding as to the fair cash value of a share and will render judgment against Ferro for the payment of it. Interest on the fair cash value and the costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed as the court considers equitable.

Fair cash value for purposes of Section 1701.85 of the OGCL is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event will the fair cash value exceed the amount specified in the written demand of the dissenting shareholder. The fair cash value is to be determined as of the day prior to the vote of Ferro’s shareholders on the adoption of the merger agreement. For shares listed on a national securities exchange (such as the NYSE, on which the Ferro common stock is currently listed), the fair cash value will be the closing sale price of the shares as of the close of trading on the day before the vote of Ferro’s shareholders on the adoption of the merger agreement. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction, such as the merger, are not opinions regarding, and do not address, “fair cash value” under Section 1701.85. Shareholders holding Ferro common stock considering seeking payment of fair cash value of their shares should be aware that the “fair cash value” of their shares as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of fair cash value of their shares.

Unless a dissenting shareholder’s rights to receive the fair cash value of its shares is terminated, payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the effective time of the merger. Such payment must be made only upon simultaneous surrender to Ferro of the dissenting shareholder’s share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his, her or its shares will automatically terminate if:

•	the dissenting shareholder has not complied with Section 1701.85 of the OGCL, unless the Board waives such non-compliance;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or Ferro shareholders rescind their adoption of the merger agreement;

•	the dissenting shareholder withdraws his, her or its demand with the consent of the Board; or

•

the dissenting shareholder and Ferro have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Cuyahoga County, Ohio within three months after the dissenting shareholder delivered a written demand.

All rights accruing to holders of shares, including voting and dividend or distribution rights, are suspended from the time a dissenting shareholder submits a written demand with respect to any dissenting shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and Ferro arising from the written demand or the purchase of the shares by Ferro. During this period of suspension, any dividend or distribution paid on the dissenting shares will be paid to the record owner as a credit upon the fair cash value thereof. If dissenters’ rights are terminated other than by purchase by Ferro of the dissenting shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

If you wish to exercise your dissenters’ rights, you should carefully review the text of Sections 1701.84 and 1701.85 of the OGCL set forth in Annex C to this proxy statement and consider consulting your legal advisor.

If you fail to timely and properly comply with the requirements of Sections 1701.84 and 1701.85 of the OGCL, your dissenters’ rights will be lost. To exercise such dissenters’ rights with respect to your shares, you must:

•	NOT vote your shares in favor of the adoption of the merger agreement;

•	deliver to Ferro a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described further below;

•	continuously hold your shares through the effective time of the merger; and

•	otherwise comply with the procedures set forth in Sections 1701.84 and 1701.85 of the OGCL.

All written demands for appraisal should be addressed to Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124. Such demand must specify the shareholder’s name and address, that the shareholder intends thereby to demand dissenters’ rights of such shareholder’s shares, the number and class of Ferro shares held by such shareholder on the record date and the amount claimed by such shareholder as the fair cash value of the dissenting shares. Voting against the merger agreement is not a written demand as required under Section 1701.85 of the OGCL.

If a dissenting holder of Ferro common stock withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the OGCL, then the right of such shareholder to be paid the fair cash value of such Ferro common stock shall cease, and such holder’s Ferro common stock shall be deemed to be converted into the right to receive the merger consideration.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to shareholders holding Ferro common stock pursuant to Sections 1701.84 and 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Sections 1701.84 and 1701.85 of the OGCL, which is attached as Annex C to this proxy statement and incorporated herein by reference. The foregoing summary does not constitute any legal or other advice and does not constitute a recommendation that shareholders exercise their dissenters’ rights under the OGCL.

Failure to comply strictly with all of the procedures set forth in Sections 1701.84 and 1701.85 of the OGCL may result in the loss of a shareholder’s dissenters’ rights.

In view of the complexity of Sections 1701.84 and 1701.85 of the OGCL, Ferro shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Ferro contained in this proxy statement or in Ferro’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Ferro contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Ferro, Prince and Merger Sub were qualified and subject to important limitations agreed to by Ferro, Prince and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, and were not intended by the parties to the merger agreement to be a characterization of the actual state of facts or condition of Ferro, Prince or Merger Sub, except as expressly stated in the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by each of Ferro or Prince with the SEC.

Additional information about Ferro may be found elsewhere in this proxy statement and Ferro’s other public filings. See “Where You Can Find More Information” beginning on page [103] of this proxy statement.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 9:00 a.m. (New York City time) on the 3rd business day after the satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions), unless another time, date or place is agreed to in writing by Ferro, Merger Sub and Prince; provided, that if the marketing period (as defined in the merger agreement) has not ended as of such date, the closing shall occur on the earlier of (i) a date during the marketing period specified by Prince in writing on no fewer than three business days’ notice to Ferro, and (ii) the third business day immediately following the last day of the marketing period, in each case, subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions).

Concurrently with the closing, Ferro will cause to be filed an appropriate, executed certificate of merger with respect to the merger with the Delaware Secretary of State as provided under the General Corporation Law of Delaware (the “DGCL”) and with the Ohio Secretary of State as provided under the OGCL. The merger will become effective upon the filing of such certificate of merger, or at such later date and time as is agreed by Prince and Ferro and specified in such certificate of merger.

Structure of the Merger; Articles of Incorporation; Code of Regulations; Directors and Officers

Upon the terms and conditions of the merger agreement, at the effective time, Merger Sub will merge with and into Ferro and the separate corporate existence of Merger Sub will cease, with Ferro continuing as the surviving corporation and a direct or indirect wholly owned subsidiary of Prince. At the effective time, the articles of incorporation of Ferro as in effect immediately prior to the effective time, will, by virtue of the merger, be the articles of incorporation of the surviving corporation until thereafter amended. At the effective time, the code of regulations of Ferro as in effect immediately prior to the effective time, will, by virtue of the merger, be the code of regulations of the surviving corporation until thereafter amended. From and after the effective time, the directors of Merger Sub immediately before the effective time will be the initial directors of, and the officers of Ferro immediately before the effective time will be the initial officers of, the surviving corporation and, in each case, will hold office until their respective successors are duly elected, designated or qualified, or until their earlier death, resignation or removal, in accordance with the surviving corporation’s articles of incorporation and code of regulations.

Effect of the Merger on Ferro Common Stock

At the effective time, each share of Ferro common stock issued and outstanding immediately prior to the effective time (other than cancelled shares and dissenting shares) will be converted into the right to receive the merger consideration. From and after the effective time, such Ferro common stock will no longer be outstanding and will automatically be cancelled, and will cease to exist, and each holder of certificates or book-entry shares, which immediately prior to the effective time represented such Ferro common stock, will cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificates or book-entry shares, the merger consideration.

At the effective time, any shares of Ferro common stock that are cancelled shares will automatically be cancelled and retired and will cease to exist, and no consideration or payment will be delivered in exchange for such shares.

The merger consideration will be adjusted appropriately to reflect the effect of any reclassification, recapitalization, exchange, stock split (including reverse stock split) or combination or readjustment of shares or any similar event or any stock dividend or stock distribution with a record date occurring on or after May 11, 2021 and prior to the effective time.

Treatment of Ferro Equity Awards

Options. Each outstanding and unexercised option to purchase shares (an “Option”) will be cancelled and converted into the right to receive a cash payment (without interest) equal to (i) the total number of shares subject to such Option multiplied by (ii) the excess, if any, of the merger consideration over the exercise price per share under such Option, less any applicable withholding taxes required to be withheld by applicable law.

Restricted Stock Units (“RSUs”) and Share Units. Each outstanding RSU and Share Unit will be cancelled and converted into the right to receive a cash payment (without interest) equal to (i) the total number of shares subject to such RSU or Share Unit, multiplied by (ii) the merger consideration, less any applicable withholding taxes required to be withheld by applicable law.

Performance Share Units (“PSUs”). Each outstanding PSU will be cancelled and converted into the right to receive a cash payment equal to (i) the number of shares subject to such PSU, calculated based on the greater of (A) actual performance against goals as set forth in the terms of such PSU, and (B) the target level performance over the entire performance period, multiplied by (ii) the merger consideration, less any applicable withholding taxes required to be withheld by applicable law. For purposes of measuring actual performance with respect to the PSUs, (i) any performance measures related to total shareholder return shall be calculated by, first, determining the volume weighted average closing trading price of Ferro’s (or relevant peer group’s) common stock over the thirty trading days commencing on the first trading day occurring after the date of public announcement of the merger agreement, and then, second, using such average prices as the “ending prices” for purposes of calculating relative total shareholder return (with the resulting relative total shareholder return calculations as of the last day of such thirty trading day period being substituted as the total shareholder return criteria for such PSU) and (ii) any performance measures related to goals other than total shareholder return shall be calculated based on the actual performance results through the date of the merger extrapolated through the duration of the relevant performance periods.

Payment for Ferro Common Stock

Prior to or at the effective time, Prince will deposit, or cause to be deposited, with a paying agent designated by Prince that is reasonably acceptable to Ferro, cash in an amount sufficient to pay the aggregate merger consideration.

Promptly after the effective time (and in any event within three business days after the effective time), Prince will cause the paying agent to mail to each holder of record of certificates that immediately prior to the effective time represented outstanding shares of Ferro common stock and each holder of record of shares of Ferro common stock held in book-entry form (i) transmittal materials, including a letter of transmittal, which will specify that delivery of certificates will be effected, and risk of loss and title to the certificates will pass only upon proper delivery of the certificates (or affidavits of loss in lieu thereof) to the paying agent and will be in a form and have such other customary provisions as Prince and Ferro may reasonably agree, and (ii) instructions for effecting the surrender of the certificates in exchange for cash in an amount equal to the merger consideration multiplied by the number of shares of Ferro common stock previously represented by such certificates.

Upon surrender of a certificate (or an affidavit of loss in lieu thereof) for cancellation to the paying agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the paying agent, the holder of such certificate will be entitled to receive in exchange therefor as promptly as reasonably practicable cash in an amount equal to the merger consideration multiplied by the number of shares of Ferro common stock previously represented by such certificate and the certificate (or affidavit of loss in lieu thereof) so surrendered will be cancelled. Each book-entry share representing shares of Ferro common stock will automatically upon the effective time be entitled to receive, and Prince will cause the paying agent to pay and deliver in exchange therefor as promptly as reasonably practicable after the effective time, cash in an amount equal to the merger consideration multiplied by the number of shares of Ferro common stock previously represented by such book-entry share. The paying agent will accept such certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to book-entry shares upon compliance with such reasonable terms and conditions as the paying agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of holders of the certificates or book-entry shares on the cash payable upon the surrender or delivery thereof.

Representations and Warranties

The merger agreement contains representations and warranties made by Ferro to Prince and by Prince to Ferro. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge after reasonable inquiry. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter delivered to Prince by Ferro, in the case of representations and warranties made by Ferro, and the disclosure letter delivered to Ferro by Prince, in the case of representations and warranties made by Prince, as well as the reports of Ferro filed with or furnished to the SEC during the period from January 1, 2019 through May 11, 2021 (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature).

In the merger agreement, Ferro has made representations and warranties to Prince, regarding:

•	organization, good standing and qualification to do business of Ferro and its subsidiaries;

•	organizational documents;

•	capitalization;

•	corporate authority and power with respect to the execution, delivery and performance of the merger agreement;

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the filings with governmental entities needed in connection with the execution, delivery and performance of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement;

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the absence of violations of, or conflicts with, Ferro’s or its subsidiaries’ organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	compliance with certain laws and regulations and Ferro’s licenses;

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the proper filing of reports with the SEC since January 1, 2019, the accuracy of the information contained in those reports, compliance with the requirements of certain laws and the design of its internal disclosure controls and procedures;

•	the compliance with GAAP and SEC accounting rules and regulations with respect to financial statements included in or incorporated by reference in its SEC filings;

•	the absence of certain undisclosed liabilities;

•	certain material contracts;

•	conduct of business in the ordinary course from December 31, 2020 through May 11, 2021;

•	the absence of any event that would be reasonably expected to have a material adverse effect on Ferro from December 31, 2020;

•	absence of certain litigation and governmental orders;

•	employee benefits matters, including matters related to employee benefit plans;

•	labor and employment matters;

•	real property;

•	insurance;

•	tax matters;

•	information supplied by Ferro in connection with the proxy statement issued in connection with the special meeting;

•	intellectual property;

•	environmental matters;

•	opinions of financial advisors;

•	brokers and finders;

•	inapplicability to the merger of state takeover statutes and anti-takeover provisions in Ferro’s organizational documents and Ferro’s termination of the Ferro rights plan;

•	affiliate transactions; and

•	the absence of other representations and warranties.

In the merger agreement, Prince and Merger Sub have made representations and warranties to Ferro regarding:

•	organization, good standing and qualification to do business;

•	corporate authority and power with respect to the execution, delivery and performance of the merger agreement;

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the filings with governmental entities needed in connection with the execution, delivery and performance of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement;

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the absence of violations of, or conflicts with, Prince’s, Merger Sub’s or their respective subsidiaries’ organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	Prince’s ownership of Merger Sub and absence of Merger Sub’s prior activities;

•	absence of certain litigation;

•	information supplied by Ferro in connection with the proxy statement issued in connection with the special meeting;

•	availability of funds;

•	brokers and finders; and

•	debt and equity financing of the merger;

•	Prince’s ownership of Ferro common stock;

•	voting requirements;

•	solvency of Prince and Merger Sub;

•	arrangements with Ferro management or shareholders;

•	the absence of other representations and warranties; and

•	Prince and Merger Sub’s access to information.

For purposes of the merger agreement, a “material adverse effect” on Ferro means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences that (x) prevents or materially impairs the ability of the parties to the merger agreement to consummate the merger or the other transactions contemplated by the merger agreement in accordance with the terms of the merger agreement or (y) has had or would reasonably be expected to have a material adverse effect on or with respect to the assets, business, results of operation or financial condition of Ferro and its subsidiaries taken as a whole, provided that, solely in the case of clause (y), no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination with any of the following, to constitute or contribute to a material adverse effect or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:

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general changes or developments in the economy or the financial, debt, capital, credit or securities markets or political, business or regulatory conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions;

•	general changes or developments in the industries in which Ferro or its subsidiaries operate or where Ferro’s products or services are sold;

•	changes or prospective changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof;

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any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 measures or any changes, after May 11, 2021, in such COVID-19 measures or changes, after May 11, 2021, in the interpretation, implementation or enforcement thereof;

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the public announcement or pendency of the merger or other transactions contemplated by the merger agreement, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, contractors or employees of Ferro and its subsidiaries, or the performance of the merger agreement and the transactions contemplated by the merger agreement, including compliance with the covenants set forth in the merger agreement and any action taken or omitted to be taken by Ferro at the written request of or with the written consent of Prince or Merger Sub;

•	any actions expressly required under the merger agreement, including to obtain any approval or authorization under applicable antitrust or competition or other laws for the consummation of the merger;

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any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions;

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any decline in the market price or trading volume of the shares or the credit rating of Ferro (provided that this exception shall not prevent or otherwise affect a determination that any effect underlying such change has resulted in, or contributed to, a material adverse effect if not otherwise falling within any of the other exceptions listed here); or

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any failure by Ferro to meet any published analyst estimates or expectations of Ferro’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Ferro to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that this exception shall not prevent or otherwise affect a determination that any effect underlying such failure has resulted in, or contributed to, a material adverse effect (if not otherwise falling within any of the other exceptions listed here));

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except in the cases of the first through fourth and the eighth exception listed above, to the extent that Ferro and its subsidiaries, taken as a whole, are adversely and disproportionately affected thereby as compared with similarly situated persons in the industries in which Ferro and its subsidiaries operate (in which case solely the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect).

Conduct of Business Pending the Merger

The merger agreement provides that, subject to certain exceptions in the disclosure letter delivered by Ferro in connection with the merger agreement, and except as may be expressly required by the merger agreement, required by law, or with respect to certain COVID-19 measures (provided that Ferro keeps Prince reasonably informed of, and to the extent reasonably practicable, consults with Prince prior to taking of any material action with respect to such COVID-19 measures) or except as approved in writing by Prince (which approval may not be unreasonably withheld, conditioned or delayed), during the period from May 11, 2021 to effective time (or the date, if any, on which the merger agreement is terminated by its terms), (i) Ferro must use its commercially reasonable efforts to conduct the business of Ferro and its subsidiaries in the ordinary and usual course of business to preserve substantially intact its business organization and material business relationships with governmental entities, customers, creditors and lessors and (ii) Ferro will not and will cause each of its subsidiaries not to:

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amend or otherwise change its articles of incorporation or code of regulations or, except for amendments that would both not materially restrict the operations of Ferro’s businesses and not reasonably be expected to prevent, materially delay or materially impair the ability of Ferro to consummate the merger, the applicable governing instruments of any subsidiary of Ferro;

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other than in the ordinary course of business, make any acquisition of, or make any investment in any interest in, any person, corporation, partnership, business organization or division thereof, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business or pursuant to existing contracts, (B) acquisitions or investments with fair market value or purchase price not to exceed $5 million individually or $25 million in the aggregate, or (C) any subsidiaries of Ferro;

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grant, issue, sell, encumber, pledge or dispose of, or authorize the same, any shares of capital stock, voting securities or other ownership interest, or any puts, calls, options, warrants, convertible securities or other rights or commitments of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest, of Ferro or any of its subsidiaries, except for (a) the issuance of Shares upon the exercise, vesting or settlement of Ferro options, share units and PSUs, (b) any issuance, sale or disposition to Ferro or a wholly owned subsidiary of Ferro by any wholly owned subsidiary of Ferro or (c) the grant of Ferro options, share units and PSUs as set forth in Ferro’s disclosure letter;

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reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of Ferro (except for (a) the acquisition of shares tendered by directors or employees in connection with a cashless exercise of options or in order to pay taxes in connection with the exercise of options or (b) the settlement of any Share Units and PSUs, in each case, that are outstanding as of May 11, 2021 or issued pursuant to the merger agreement), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of Ferro’s subsidiaries;

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except under Ferro’s revolving credit facilities, create or incur any lien (other than certain permitted liens), except for liens that are expressly required by or automatically effected by contracts in place as of May 11, 2021;

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sell or otherwise dispose of any person, corporation, partnership, business organization, or division thereof or otherwise sell, assign, exclusively license, allow to expire, or dispose of any assets, rights or properties except (a) sales, dispositions or licensing of equipment and/or inventory and other assets, including real property, in the ordinary course of business or pursuant to existing contracts, (b) assignments of leases or sub-leases in the ordinary course of business, (c) sales of obsolete assets, (d) sales among the Company and its wholly owned subsidiaries or among Ferro’s wholly owned subsidiaries, or (e) any other sales, assignments, exclusive licenses, expirations or dispositions of assets, rights or properties to Ferro or any subsidiary of Ferro or of assets, rights or properties with an aggregate value of less than $10 million;

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declare, set aside, make or pay, or set a record date for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly owned subsidiary of Ferro to Ferro or any wholly owned subsidiary of Ferro);

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make or authorize any payment of, or accrual or commitment for, capital expenditures, except expenditures: (a) within the thresholds set forth in Ferro’s disclosure letter, (b) not in excess of $10 million in the aggregate during any consecutive 12-month period, or (c) paid by any wholly owned subsidiary of Ferro to Ferro or to any other wholly owned subsidiary of Ferro;

•	fail to make capital expenditures in accordance with Ferro’s disclosure letter;

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other than in the ordinary course of business, enter into any contract that would have been a material contract under the merger agreement had it been entered into prior to May 11, 2021, adversely amend or modify, or terminate any material contract other than (a) expirations and renewals of any such contract in the ordinary course of business in accordance with the terms thereof, (b) non-exclusive licenses, covenants not to sue, releases, waivers or other non-exclusive rights under intellectual property owned by Ferro and its subsidiaries or (c) any agreement among Ferro and its subsidiaries or among Ferro’s subsidiaries;

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except for borrowings under Ferro’s credit facilities, incur, amend, refinance or prepay any indebtedness for borrowed money or assume, guarantee, become liable for or endorse the obligations of any person (other than a subsidiary of Ferro), other than:

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indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice under Ferro’s revolving credit facilities and other lines of credit existing as of May 11, 2021;

•	guarantees by Ferro or any subsidiary of Ferro of indebtedness of Ferro or any other subsidiary of Ferro;

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indebtedness incurred in connection with a refinancing or replacement of existing indebtedness, but in all cases which refinancing or replacement shall not (a) increase the aggregate amount of indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with or more beneficial than the indebtedness being refinanced or replaced, (b) contain any prepayment penalties or premiums or original issue discount, (c) violate the terms of the clear market requirement under the debt financing commitments, or (d) be no-call for any period of time;

•	indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the ordinary course of business;

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certain types of hedging arrangements specified in the merger agreement which are (a) not entered for speculative purposes and (b) entered into in the ordinary course of business or which can be terminated on 90 days or less notice without penalty; or

•	indebtedness incurred among Ferro and its subsidiaries or among Ferro’s subsidiaries;

•	except as expressly required by any employee benefit plan:

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increase or decrease the compensation or benefits of any of Ferro’s service providers (except for annual base salary increases (not to exceed three percent (3%) per annum) in the ordinary course of business consistent with past practice with respect to Ferro’s service providers whose annual base compensation is less than $350,000);

•	grant any severance or termination pay to any of Ferro’s service providers not provided for under any employee benefit plan (except as required by applicable law);

•	establish, adopt, enter into, amend or terminate any employee benefit plan or employment, consulting, severance, equity or equity based, phantom equity retention, change in control or deferred compensation agreement, trust, plan, policy or arrangement with any of Ferro’s service providers, except for, in the case of employment agreements or arrangements, offers of employment or promotions in the ordinary course of business or in connection with a replacement hiring with annual base compensation less than $350,000;

•	terminate (other than for cause) any of Ferro’s service providers with annual base compensation in excess of $350,000;

•	take any action to accelerate the time of payment, vesting or funding of any payment due under any employee benefit plan;

•	grant any equity or equity-based awards, except as permitted under the merger agreement; or

•	loan or advance any money or any other property to any present or former director, officer or employee of Ferro or any subsidiary of Ferro;

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make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

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other than as required by applicable law (a) make, change or revoke any material method of tax accounting, (b) make, change or revoke any material tax election, (c) amend any material tax return, (d) surrender any claim for a refund of material taxes, (e) enter into any closing agreement with respect to any material taxes, or (f) settle or compromise any material tax liability;

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other than as required by applicable law or contract, enter into, extend, or materially amend any collective bargaining agreement or other contract with any labor union, labor organization, or works council;

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recognize or certify any labor union, labor organization, works council, or group of employees of Ferro or its subsidiaries as the bargaining representative for any employees of Ferro or its subsidiaries;

•	implement any employee layoffs, plant closings or other actions which would trigger the notification requirements of the WARN Act;

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settle or compromise any actions, other than settlements or compromises of actions (a) in the ordinary course of business and (b) where the amount paid (net of insurance proceeds receivable) does not exceed $1 million in the aggregate (net of any insurance proceeds and indemnity, contribution or similar payments actually received by Ferro or its subsidiaries) or, if greater, does not materially exceed the total amount reserved for such matter in Ferro’s financial statements or (c) where the amount is paid or reimbursed by an insurance carrier or a third party under an indemnity or similar obligation;

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merge or consolidate with any person or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity or otherwise change the form of legal entity of such entity;

•	enter into any new line of business outside its existing business as of May 11, 2021; or

•	agree, authorize, or commit to do any of the foregoing.

The merger agreement also provides that, subject to certain exceptions in the disclosure letter delivered by Prince in connection with the merger agreement, and except as may be expressly required by the merger agreement or required by applicable law, during the period from May 11, 2021 to effective time (or the date, if any, on which the merger agreement is terminated by its terms), each of Prince and Merger Sub agrees, that from May 11, 2021 until the earlier of the effective time and the valid termination of the merger agreement in accordance with its terms, it shall not and Prince shall cause each member of the Prince Group not to, directly or indirectly, take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement or their respective ability to satisfy their obligations hereunder.

Notwithstanding the above, nothing contained in the merger agreement gives Prince or Merger Sub the right to control or direct Ferro’s or its subsidiaries’ operations prior to the effective time and nothing contained in the merger agreement gives Ferro the right to control or direct Prince or its subsidiaries’ operations prior to the effective time.

Other Covenants and Agreements

Access to Information

Subject to certain exceptions and limitations, from May 11, 2021 to the effective time, Ferro will, and will use its reasonable best efforts to cause its subsidiaries, officers, directors, employees and representatives to, afford Prince and its representatives reasonable access, consistent with applicable law, during normal business hours to the Company’s and its subsidiaries’ officers, employees, books and records, as reasonably necessary to facilitate consummation of the transactions contemplated by the merger agreement.

No Solicitation; Acquisition Proposals

Except as expressly permitted by the merger agreement, from May 11, 2021 until the effective time or, if earlier, the valid termination of the merger agreement in accordance with its terms, Ferro and its representatives will not directly or indirectly:

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initiate, solicit, propose, knowingly assist, knowingly encourage (including by way of furnishing information) or knowingly take any action to facilitate any inquiry, proposals or offers regarding, or the making or completion of, any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal;

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engage in, continue or otherwise participate in any discussions with or negotiations relating to, any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations) or providing or causing to be provided any non-public information or data relating to Ferro or any of its subsidiaries in connection with an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; or

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negotiate, execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement for any Acquisition Proposal (other than an acceptable confidentiality agreement (as defined in the merger agreement)); provided that it is understood and agreed that any permitted determination or action by the Board shall not be deemed to be a breach or violation of, or give Prince a right to terminate, the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, Ferro or its Board may:

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comply with its disclosure obligations under applicable law or the rules and policies of the NYSE, from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), make a “stop-look-and-listen” communication to the shareholders of Ferro pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of Ferro) or, after consulting with outside legal counsel, make any legally required disclosure to shareholders with regard to the transactions contemplated by the merger agreement or an Acquisition Proposal; provided, that the Board may not make a Change of Recommendation except to the extent otherwise permitted by the merger agreement.

•	prior to (but not after) obtaining the Company Requisite Vote:

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contact and engage in any communications or discussions with any person or group of persons and their respective representatives who has made a written Acquisition Proposal after May 11, 2021 that was not solicited in breach (other than an unintentional or de minimis breach) of the merger agreement, solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;

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(a) engage in any communications, negotiations or discussions with any person or group of persons and their respective representatives who has made an Acquisition Proposal after May 11, 2021 that was not solicited in breach (other than an unintentional or de minimis breach) of the merger agreement (which negotiations or discussions need not be solely for clarification purposes) and (b) provide access to Ferro’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a person who has made a bona fide and written Acquisition Proposal after May 11, 2021 that was not solicited in breach (other than an unintentional or de minimis breach) of the merger agreement, in each case, if the Board (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that, based on the information then available, such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) has received from the person who has made such Acquisition Proposal an executed Acceptable Confidentiality Agreement (as defined in the merger agreement); provided that Ferro shall provide to Prince and Merger Sub any material non-public information or data that is provided to any person given such access that was not previously made available to Prince or Merger Sub prior to or promptly following the time it is provided to such person; or

•	make a Change of Recommendation in accordance with the applicable provisions of the merger agreement described below.

•	resolve, authorize, commit or agree to do any of the foregoing.

Notwithstanding anything in the merger agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if a written Acquisition Proposal that did not otherwise result from a breach (other than an unintentional or de minimis breach) of the merger agreement is received by Ferro, and the Board determines in good faith, after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, the Board may, if the Board has determined in good faith after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, (x) effect a Change of Recommendation and/or (y) terminate the merger agreement pursuant to the merger agreement in order to enter into a definitive written agreement providing for such Superior Proposal; provided, however, that Ferro pays to Prince any termination payment required to be paid pursuant to the merger agreement; provided further, that, prior to taking such action described in clauses (x) and/or (y) above:

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Ferro shall give Prince written notice 4 business days in advance, which notice shall set forth in writing (I) that the Board has received a written Acquisition Proposal that would, if consummated, constitute a Superior Proposal, (II) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Acquisition Proposal and all other documents (other than immaterial documents) related to the Superior Proposal and (III) advise Prince that the Board intends to effect a Change of Recommendation and/or terminate the merger agreement in order to enter into a definitive written agreement providing for such Superior Proposal;

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after giving such Company Notice and as a condition precedent to taking any action described in clauses (x) or (y) above, Ferro and its representatives shall negotiate in good faith with Prince (to the extent requested by Prince), to make such revisions to the terms of the merger agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal and

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at the end of the notice period, prior to and as a condition precedent to taking any action described in clauses (x) or (y) above, the Board shall take into account in good faith any changes to the terms of the merger agreement proposed in writing by Prince in response to notice by Ferro and any other information offered by Prince in response to notice by Ferro, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal, if such changes offered in writing by Prince (if any) were to be given effect. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal and require a new notice by Ferro within 3 business days.

Notwithstanding anything in the merger agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Board may effect a Change of Recommendation if (x) an Intervening Event has occurred, and (y) prior to taking such action, the Board has determined in good faith, after consultation with its outside legal counsel and its financial advisor(s), that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that prior to effecting such Change of Recommendation, (A) Ferro shall give notice to Prince 5 business days in advance, which notice shall include a reasonably detailed description of such Intervening Event and the rationale for the Change of Recommendation, (B) after giving such notice and prior to effecting a Change of Recommendation, Ferro shall negotiate in good faith with Prince (to the extent requested by Prince), to make revisions to the terms of the merger agreement and (C) at the end of the notice period, prior to and as a condition precedent to effecting a Change of Recommendation, the Board shall take into account in good faith any changes to the terms of the merger agreement proposed in writing by Prince in response to notice and any other information offered by Prince in response to Ferro Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that (I) such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law if such changes proposed in writing by Prince (if any) were to be given effect.

Ferro agrees that immediately following May 11, 2021, it shall promptly (and in any event within 24 hours) give written notice to Prince of the receipt of any Acquisition Proposal, which notice shall include a summary of the material terms of, but not the identity of the person making, such proposal, including any proposed agreements that are provided in writing, and thereafter shall keep Prince informed, on a reasonably current basis, of the status and material terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations. Ferro agrees that neither it nor any of its subsidiaries or representatives will enter into any confidentiality agreement with any person subsequent to May 11, 2021, which prohibits Ferro from providing such information to Prince.

Ferro agrees that immediately following the execution and delivery of the merger agreement, it shall (i) cease any solicitations, discussions or negotiations with any person (other than the parties and their respective representatives) in connection with an Acquisition Proposal, in each case that exist as of May 11, 2021, (ii) promptly request each person (other than the parties and their respective representatives) that has prior to May 11, 2021 executed a confidentiality agreement in connection with its consideration of acquiring Ferro to return or destroy all confidential information furnished to such person by or on behalf of it or any of its subsidiaries prior to May 11, 2021 and (iii) promptly terminate all physical and electronic data access previously granted to such persons. Notwithstanding anything to the contrary in the merger agreement, subject to compliance with the merger agreement, Ferro may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to Ferro or the Board so long as Ferro promptly notifies Prince thereof (but not the identity of such counterparty) after granting any such waiver, amendment or release.

For purposes of the merger agreement, “Acquisition Proposal” means:

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any proposal or offer from any person or group of persons (other than Prince, Merger Sub or their respective affiliates) relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transaction, by any person or group of a business that constitutes 20% or more of the net revenues, net income or fair market value (as determined in good faith by the Board) of the consolidated total assets (it being understood that total assets include equity securities of subsidiaries of Ferro) of Ferro and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition or purchase (including any share issuance), in a single transaction or series of related transactions, resulting in any person or group beneficially owning 20% or more of the total equity securities of Ferro (by vote or value), (C) any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total voting power of the equity securities of Ferro, or (D) any merger (including a reverse merger in which Ferro is the surviving corporation), reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ferro (or any subsidiary or subsidiaries of Ferro whose business constitutes 20% or more of the net revenues, net income, or fair market value (as determined in good faith by the Board) of the consolidated total assets of Ferro and its subsidiaries, taken as a whole); in each case, except as contemplated by the merger agreement; provided that any proposal or offer to the extent related to any purchase of assets, properties or businesses to be divested or held separate pursuant to a regulatory remedy shall not be deemed an Acquisition Proposal.

For purposes of the merger agreement, “Intervening Event” means:

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any favorable material event, development, change, effect or occurrence, in each case, with respect to Ferro and its Subsidiaries, taken as a whole, and not Prince, ASP Chromaflo Holdings LP, or their affiliates (but specifically excluding any Acquisition Proposal or Superior Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal or Superior Proposal); provided, that (a) such event, development, change, effect or occurrence was not known (and should not reasonably have been known) and was not reasonably foreseeable by the Board prior to May 11, 2021 (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Board as of May 11, 2021), which becomes known to the Board after May 11, 2021 and before the Company Requisite Vote is obtained and (b) and “Intervening Event” shall not include any change in the market price, or change in trading volume, of shares, in and of itself (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred) and any change consisting of or resulting primarily from a breach of the merger agreement by Ferro or any of its subsidiaries.

For purposes of the merger agreement, “Superior Proposal” means:

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a bona fide and written Acquisition Proposal (except that the references in the definition thereof to “20% or more” shall be deemed to be references to “50.1% or more”), that the Board, after consultation with its outside legal counsel and its financial advisor(s), in good faith determines, after taking into account all financing, regulatory, legal and other aspects of such proposal (including the identity of the purchaser) (x) is reasonably likely to be consummated in accordance with its terms, and (y) would, if consummated, result in a transaction that is more favorable (including from a financial point of view) to the shareholders of Ferro than the transactions contemplated by the merger agreement, in each case after taking into account all such factors and matters deemed relevant in good faith by the Board, including legal, financial (including the financing terms of any such proposal), regulatory and shareholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of any financing contingency, the likelihood of termination, the likely timing of closing, the identity of the person or persons making the proposal, timing or other aspects of such proposal and the transactions contemplated by the merger agreement and any other aspects considered relevant in good faith by the Board and after taking into account any changes to the terms of the merger agreement offered in writing by Prince in response to such Superior Proposal.

For purposes of the merger agreement, “Change of Recommendation” means:

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any of the following actions by the Board: (A) failing to include a recommendation that shareholders of Ferro to vote in favor of the adoption of the merger agreement in the proxy statement (the “Recommendation”), (B) withdrawing, modifying, qualifying, amending or changing the Recommendation, (C) failing to recommend in a solicitation/recommendation statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act for outstanding shares of Ferro common stock (other than by Prince or an affiliate of Prince), in each case, within ten (10) business days after the commencement thereof, (D) recommending, adopting or approving any Acquisition Proposal, or (E) formally resolving to effect or publicly announce an intention or resolution to effect any of the foregoing.

Any action taken by any representative (other than any employee or consultant of Ferro who is not, and is not acting on behalf of, a director, senior vice president or above or other officer of Ferro) of Ferro or any of its subsidiaries that, if taken by Ferro, would be a breach of the merger agreement, shall be deemed to be a breach of the merger agreement.

Company Shareholder Meeting and Related Actions

Ferro, acting through its Board (or a committee thereof), shall as promptly as reasonably practicable following the date on which Ferro is made aware that the SEC will not review this proxy statement or has no further comments on this proxy statement, take all action required under the OGCL, Ferro’s articles of incorporation, Ferro’s code of regulations and the applicable requirements of the NYSE necessary to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable a meeting of its shareholders for the purpose of approving and adopting the merger agreement (including any adjournment or postponement thereof); except that Ferro may postpone, recess or adjourn such meeting (and shall postpone, recess or adjourn if requested by Prince (but in such case Ferro shall not be required to postpone or adjourn the shareholders meeting to a date that is more than 20 calendar days after the date on which the shareholders meeting was originally scheduled)) (i) to the extent required by law or fiduciary duty, (ii) to allow reasonable additional time to solicit additional proxies to the extent Ferro reasonably believes necessary in order to obtain Company Requisite Vote, (iii) if as of the time for which the shareholders meeting is originally scheduled (as set forth in the proxy statement) there are insufficient Shares represented (either virtually or by proxy) and voting to constitute a quorum necessary to conduct the business of the shareholders meeting or (iv) to the extent necessary to ensure that any supplement or amendment to the proxy statement or any supplemental or additional disclosure, in each case, as required by applicable law or fiduciary duty (as determined by the board of directors of Ferro in good faith after consultation with its outside legal counsel) is provided to the shareholders of Ferro a reasonable amount of time in advance of the shareholders meeting to permit such shareholder to review such supplement, amendment or disclosure prior to the shareholder’s meeting. Ferro, acting through its board of directors (or a committee thereof), shall (a) include in the proxy statement its recommendation, and, subject to the consent of such financial advisor, the written opinion of the financial advisor, and use its reasonable best efforts to obtain the Company Requisite Vote (it being understood that the Board may make change of recommendation in accordance with the terms of the merger agreement); provided that the board of directors of Ferro may make a Change of Recommendation. Notwithstanding any Change of Recommendation, unless the merger agreement is validly terminated pursuant to the terms of the merger agreement, the merger agreement shall be submitted to Ferro shareholders and Ferro shall be required to hold the shareholders meeting.

Employee Benefits

For a period of 12 months following the effective time, Prince or the surviving corporation will provide to each employee of Ferro or its subsidiaries who continues to be employed by the surviving corporation or any subsidiary or affiliate thereof:

•	a base salary, base wage, short-term cash target bonus opportunity and commissions opportunity that, in each case, is no less favorable than the base salary, base wage, short-term cash target bonus opportunity and commissions opportunity that was provided to such continuing employee immediately prior to the effective time; and

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employee pension, welfare and other benefits (other than equity or equity-based benefits), severance, deferred compensation, and defined benefit plan benefits (other than as where continuation would be required by applicable law during the continuation period) that are substantially similar in the aggregate to the employee pension, welfare and other benefits (other than equity or equity-based benefits) severance, and deferred compensation provided to certain continuing employees immediately prior to the effective time.

For the duration of the 12-month benefit continuation period, Prince or one of Prince’s Affiliates will maintain for the benefit of each continuing employee a severance or termination arrangement no less favorable in the aggregate than the severance or termination arrangement provided to such continuing employee immediately prior to the effective time.

With respect to Ferro’s fiscal year during which the effective time occurs, Prince or the surviving corporation will honor and assume all annual bonus and incentive plans of Ferro (and any awards or other incentive opportunities granted thereunder) in accordance with their terms as in effect immediately prior to the effective time, and, with respect to any performance metrics applicable to such annual bonus and incentive plans, Prince or the surviving corporation will calculate performance in accordance with the terms of the applicable annual bonus and incentive plans of Ferro and its subsidiaries. Prince or the surviving corporation will also honor and assume the terms of all Ferro employee benefit plans, subject to the amendment and termination provisions thereof.

The Company may establish a cash-based retention and transaction success program, which is not to exceed $8 million in the aggregate, consisting of a maximum of $5 million in the aggregate for the fiscal year 2021, $1.5 million in the aggregate for the first fiscal quarter of 2022 and $1.5 million in the aggregate for the second fiscal quarter of 2022.

To the extent that Prince modifies any coverage or benefit plan in which continuing employees participate, Prince or any of its subsidiaries (including Ferro and any subsidiaries thereof) will use commercially reasonable efforts to:

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waive any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Prince or its affiliates to be waived with respect to continuing employees and their eligible dependents to the same extent such requirements were met or not applicable under the Ferro employee benefit plan;

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give each continuing employee credit for the plan year in which the effective time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the effective time for which payment has been made; and

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to the extent that it would not result in a duplication of benefits and to the same extent and the same purpose that such service was recognized under a similar Ferro employee benefit plan, give each continuing employee service credit for such continuing employee’s employment with Ferro for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan or retiree medical plan) under each applicable Prince benefit plan (other than any equity based benefit plan) as if such service had been performed with Prince.

Efforts to Consummate the Merger

Ferro, Prince and Merger Sub shall (and, in the case of Prince, shall cause each of its subsidiaries and controlled affiliates (collectively, the “Prince Group”) to) take, or cause to be taken, all actions and do, or cause to be done, all things necessary and proper under applicable laws and regulations in a timely manner as are necessary to cause the conditions to the closing of the merger to be satisfied and to consummate the merger and the other transactions contemplated by the merger agreement no later than the outside date, including preparing and filing all documentation to effect all necessary notices, reports and other filings, and obtaining all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the merger agreement no later than the outside date. In furtherance and not in limitation of the foregoing, each party hereto shall (i) make or cause to be made (x) an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable and in any event within ten (10) Business Days following May 11, 2021, and (y) the foreign antitrust and foreign investment filings (or, for jurisdictions where submission of a draft prior to formal notification is appropriate, a draft thereof) listed in the disclosure letter delivered by Ferro in connection with the merger agreement with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable, (ii) make an appropriate response as promptly as reasonably practicable and advisable to any request pursuant to the HSR Act or any other applicable antitrust and foreign investment laws for additional information and documentary material, and (iii) take any and all other actions necessary or proper to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other applicable antitrust and foreign investment laws no later than the outside date. Ferro, Prince and Merger Sub shall not commit to or agree with any governmental entity to stay, toll, or extend any applicable waiting period, or “pull and refile” pursuant to 16 C.F.R. 803.12 the filing made under the HSR Act, or enter into a timing agreement, including any agreement to delay the consummation or not to consummate the transactions contemplated by the merger agreement, with any governmental entity without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed.

Each of Prince and Merger Sub, on the one hand, and Ferro, on the other hand, shall, in connection with the efforts and obligations referenced in the merger agreement to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by the merger agreement under the HSR Act or any other applicable antitrust and foreign investment laws, use its reasonable best efforts to: (i) consult and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable law, furnish to the other party as promptly as practicable all information required for any application or other filing to be made by the other party pursuant to any applicable law in connection with the transactions contemplated by the merger agreement; (iii) promptly notify the other party of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement and, subject to applicable law, furnish the other party promptly with copies of all material correspondence, filings and communications between them and the FTC, the DOJ or any other governmental entity with respect to the transactions contemplated by the merger agreement, with the exception of any filing under the HSR Act; (iv) respond as promptly as reasonably practicable as advisable and appropriate to any inquiries received from or request for any additional information or documentation by the FTC, the DOJ or by any other governmental entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other party to review any material communication given by it to, and consult with each other in advance, and consider in good faith the other party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the FTC, the DOJ or any other governmental entity or, in connection with any proceeding by a private party, with any other person. Materials provided to the other party or its counsel may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements or applicable law, or (iii) as necessary to address reasonable attorney-client privilege or confidentiality concerns. None of Ferro, Prince or Merger Sub shall independently participate in any substantive meeting or communication with any governmental entity in respect of any such filings, investigation or other inquiry under any antitrust and foreign investment law in connection with the transactions contemplated by the merger agreement without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such governmental entity, the opportunity to attend and/or participate in such substantive meeting or communication.

Prince shall, and shall cause each member of the Prince Group, to take any and all steps necessary or proper to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the merger agreement under any antitrust and foreign investment laws or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, or make unlawful the consummation of the transactions contemplated by the merger agreement, so as to enable the parties to close such contemplated transactions no later than the outside date, including (A) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, product lines, licenses, properties, products, rights, services or businesses of Prince, or any member of the Prince Group, or Ferro or their respective subsidiaries or any interest therein, or (B) otherwise taking or committing or agreeing to restrictions or actions that after the effective time would limit Prince’s or any member of the Prince Group’s, or Ferro’s or their respective subsidiaries’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, product lines, licenses, properties, products, rights, services or businesses of Prince or any member of the Prince Group, or Ferro or their respective subsidiaries or any interest or interests therein, including any restructuring, reorganizing, relocating, reconfiguring of any assets, operations, properties or businesses (any such actions in (A) or (B) a “Regulatory Remedy”); provided, that notwithstanding anything to the contrary in the merger agreement, Prince shall have no obligation to undertake any such Regulatory Remedy that would constitute a Non-Required Remedy (as defined in the merger agreement). Ferro shall effectuate or agree to effectuate a Regulatory Remedy if requested to do so by Prince and shall not effectuate or agree to effectuate a Regulatory Remedy without the prior written consent of Prince. Nothing in this provision or any other provision of the merger agreement shall require Prince, Prince Group, or Ferro to effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the closing and only effective following the closing.

In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the merger or any other transaction contemplated by the merger agreement, each of Prince, Merger Sub and Ferro shall, and Prince shall cause each member of the Prince Group to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, modified, suspended, eliminated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, restrains, enjoins, prohibits, makes unlawful, restricts or delays consummation of the transactions contemplated by the merger agreement.

None of Prince or Merger Sub, nor any member of the Prince Group shall, and Prince shall cause each member of the Prince Group not to, acquire or agree to acquire, including by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any person, corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, properties or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) materially increase the risk of not obtaining, any consents of any governmental entity necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any governmental entity seeking or entering an order prohibiting the consummation of the transactions contemplated by the merger agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

Indemnification of Directors and Officers; Insurance

From the effective date through the sixth anniversary of the effective date, the surviving corporation will, and Prince will cause the surviving corporation to, indemnify and hold harmless each present (as of the effective date) and former director and officer of Ferro or any of its subsidiaries (in each case, when acting in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal, arising out of, relating to or in connection with the fact that such person is or was a director or officer of Ferro or any of its subsidiaries or serving in such capacity at the request thereof or any acts or omissions occurring or alleged to occur before the effective time in such person’s capacity as a director or officer of Ferro or any of its subsidiaries or serving in such capacity at the request thereof, whether asserted or claimed before, at or after the effective time, to the fullest extent that Ferro would have been permitted under Ohio law and its articles of incorporation and code of regulations in effect on May 11, 2021 to indemnify such Person (and Prince or the surviving corporation will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding to the fullest extent permitted under applicable law, Ferro’s articles of incorporation, Ferro’s Code of Regulations or the certificate of incorporation, articles of incorporation and bylaws, or equivalent organizational documents, of any subsidiary; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to this provision). In the event of any such proceeding (x) neither Prince nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any proceeding in which indemnification could be sought by such indemnified party hereunder, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such proceeding or such indemnified party otherwise consents, and (y) the surviving corporation will reasonably cooperate in the defense of any such matter. In the event any proceeding is brought against any indemnified party and in which indemnification could be sought by such indemnified party, (i) the surviving corporation will have the right to control the defense thereof after the effective date, (ii) each indemnified party will be entitled to retain his or her own counsel, whether or not the surviving corporation will elect to control the defense of any such proceeding, (iii) the surviving corporation will pay all reasonable fees and expenses of any counsel retained by an indemnified party promptly after statements therefor are received, whether or not the surviving corporation will elect to control the defense of any such proceeding, and (iv) no indemnified party will be liable for any settlement effected without his or her prior express written consent. The provisions in the surviving corporation’s articles of incorporation and code of regulations with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers will be no less favorable to such directors and officers than such provisions contained in Ferro’s articles of incorporation and code of regulations in effect as of May 11, 2021, which provisions will not be amended, repealed or otherwise modified for a period of six years after the effective time in any manner that would adversely affect the rights thereunder of any such individuals.

At Prince’s option, Ferro will purchase from insurance carriers with comparable credit ratings, no later than the effective time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Ferro and its subsidiaries with respect to claims arising from facts or events that occurred at or before the effective time, including the transactions contemplated by the merger agreement, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the effective time, Prince and the surviving corporation will not be required to pay in the aggregate for such coverage under each such policy more than 300% of the last annual premium paid by Ferro before May 11, 2021 in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case will purchase as much coverage as reasonably practicable for such amount. In the event Ferro elects to purchase such a “tail policy”, the surviving corporation will (and Prince will cause the surviving corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. If Ferro elects not to purchase such a “tail policy”, then Prince shall maintain, or shall cause the surviving corporation to maintain, at no expense to the beneficiaries, in effect for at least six years from the effective time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Ferro with respect to matters existing or occurring at or prior to the effective time. Prince agrees to honor and perform under, and to cause the surviving corporation to honor and perform under, all indemnification agreements entered into by Ferro or any of its subsidiaries with any indemnified party which are in effect as of May 11, 2021.

Miscellaneous Covenants

The merger agreement contains additional agreements among Ferro, Prince and Merger Sub relating to, among other matters:

•	the filing by Ferro of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;

•	the calling by Ferro of a special meeting of shareholders;

•	delivery of a consent executed by Merger Sub adopting the merger agreement;

•	notification upon the occurrence or non-occurrence of certain matters;

•	the coordination of press releases and other public announcements or filings relating to the transactions;

•	actions necessary to cause Merger Sub to perform its obligations under the merger agreement;

•	delivery and filing with the Internal Revenue Service of a FIRPTA certification and notice, respectively;

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dispositions of Ferro common stock (including derivative securities with respect thereto) resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Ferro immediately prior to the effective time to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	provision by Ferro of certain information and assistance relating to the debt financing including execution of prepayment notices in respect of Ferro’s credit facilities;

•	the delisting of Ferro and of the shares of Ferro common stock from the NYSE and the deregistration of Ferro common stock under the Exchange Act;

•	anti-takeover statutes that become applicable to the transactions; and

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any transaction litigation against Ferro and/or its directors or its executive officers relating to or in connection with the merger agreement, the merger or any other transactions contemplated by the merger agreement.

Conditions to the Merger

The obligations of each of Ferro, Prince and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or (to the extent permitted by law) waiver by Ferro and Prince at or prior to the effective time of the following conditions:

•	Ferro shall have obtained the Company Requisite Vote;

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No governmental entity of competent jurisdiction shall have enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, judgement, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the merger or any of the transaction contemplated by the merger agreement; and

•	The expiration or termination of the applicable waiting period under the HSR Act and any required approvals thereunder shall have been obtained, no agreement shall be in effect with a governmental entity pursuant to which Prince and Ferro have agreed not to consummate or to delay the consummation of the merger and each other consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period imposed specified antitrust and foreign investment laws shall have been received or deemed to have been received or shall have terminated or expired, as applicable.

The respective obligations of Prince and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or (to the extent permitted by law) waiver by Prince at or prior to the effective time of the following conditions:

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certain representations and warranties of Ferro in the merger agreement made with respect to capitalization and certain capitalization-related matters, organization, ownership of subsidiaries, authority, opinion of Ferro’s financial advisor, brokers and takeover statutes, absence of certain changes or events in respect of a material adverse effect, must be true and correct in all material respects as of May 11, 2021 and as of the effective time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date); certain representations and warranties of Ferro in the merger agreement made with respect to capitalization and certain capitalization-related matters (except for inaccuracies that, in the aggregate, do not increase the aggregate merger consideration payable by Prince in more than a de minimis respect) must be true and correct in all respects as of May 11, 2021 and as of such time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date); certain representations and warranties of Ferro in the merger agreement made with respect to the absence of certain changes or events in respect of a material adverse effect must be true and correct in all respects as of such specified date; all other representations and warranties of Ferro in the merger agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) must be true and correct in all respects as of May 11, 2021 and as of the effective time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date), except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect;

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Ferro must have performed or complied in all material respects with all obligations, and complied in all material respects with the agreements and covenants, required to be performed or complied with by it under the merger agreement at or prior to the effective time;

•	Prince must have received a certificate signed by an executive officer of Ferro certifying that each of the conditions set forth in the preceding two bullet points have been satisfied; and

•	Since May 11, 2021, there shall not have occurred a material adverse effect.

The obligations of Ferro to effect the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or (to the extent permitted by law) waiver by Ferro at or prior to the effective time of the following conditions:

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the representations and warranties of Prince and Merger Sub contained in the merger agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) must be true and correct as of May 11, 2021 and as of the effective time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date), except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have, a material adverse effect on Prince;

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Prince and Merger Sub must have performed or complied in all material respects with each of their respective obligations, and complied in all material respects with the agreements and covenants, required to be performed or complied with by them under the merger agreement at or prior to the effective time; and

Ferro will have received a certificate signed by an executive officer of Prince certifying that each of the conditions set forth in the preceding two bullet points have been satisfied.

Termination

The merger agreement may be terminated at any time before the effective time, whether before or after the Company Requisite Vote is obtained (except as otherwise expressly noted), as follows:

•	by mutual written consent of Prince, Merger Sub and Ferro;

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by Prince or Ferro if any governmental entity of competent jurisdiction shall have issued a final order, decree, judgment, injunction or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger and such order, decree, judgment, injunction, ruling or other action is or shall have become final and non-appealable (a “Restraint”), and the failure of the terminating party to perform or comply with any of its obligations under the merger agreement in any material respect has not been the primary cause of or principal factor that resulted in the issuance of such restraint;

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by either Prince or Ferro if the effective time shall have not occurred on or before 5:00 p.m. (New York time) on May 11, 2022 (as such date may be extended pursuant to the merger agreement, the “outside date”); provided, however, that if any of the closing conditions relating to any antitrust or foreign investment laws or any required consents or restraints thereunder have not been satisfied or waived, then, unless (i) Ferro sends a written notice to Prince of its intent to terminate the merger agreement pursuant to this provision (a “End Date Termination Notice”), and (ii) Prince sends a written notice to Ferro within five business days of its receipt of the End Date Termination Notice stating that Prince accepts Ferro’s termination of the merger agreement pursuant to the End Date Termination Notice, the outside date shall automatically and without the need for any further action by any person become 5:00 p.m. (New York time) on August 11, 2022; provided that the right to terminate the merger agreement pursuant this provision shall not be available to the party seeking to terminate if any action of such party (or, in the case of Prince, of Merger Sub) in violation of the merger agreement or the failure of such party (or, in the case of Prince, of Merger Sub) to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time has been the primary cause of or primarily resulted in the failure of the effective time to occur on or before the outside date;

•	by written notice from Ferro:

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if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Prince or Merger Sub contained in the merger agreement, such that Ferro’s closing conditions to consummate the merger would not be satisfied and such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by Ferro to Prince or (B) the outside date; provided that Ferro shall not have the right to terminate the merger agreement pursuant to this provision if Ferro is then in material breach of any of its covenants or agreements contained in the merger agreement such that Prince or Merger Sub’s conditions to consummate the merger as set forth in the merger agreement would not be satisfied; or

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prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement providing for a Superior Proposal, subject to the terms and conditions of the merger agreement and after compliance in all material respects with the covenants set forth in the merger agreement; provided that Ferro pays the company termination payment at or prior to the time of such termination in accordance with the merger agreement (it being understood that Ferro may enter into such definitive agreement simultaneously with such termination of the merger agreement);

•	by written notice from Prince if:

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there shall have been a breach of any representation, warranty, covenant or agreement on the part of Ferro contained in the merger agreement, such that Prince and Merger Sub’s closing conditions to consummate the merger would not be satisfied and such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by Prince to Ferro or (B) the outside date; provided that Prince shall not have the right to terminate the merger agreement pursuant to this provision if Prince or Merger Sub is then in material breach of any of its covenants or agreements contained in the merger agreement such that Ferro’s conditions to consummate the merger as set forth in the merger agreement would not be satisfied; or

•	prior to obtaining the Company Requisite Vote, if the Board shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation;

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by either Prince or Ferro if the Company Requisite Vote shall not have been obtained at the special meeting or any adjournment or postponement thereof, at which a vote on the adoption of the merger agreement was taken; or

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by Ferro, if (i) the parties’ mutual conditions to closing and Prince’s and Merger Sub’s conditions to closing (other than those conditions that by their nature are to be satisfied at the closing, which conditions are capable at the time of termination of being satisfied if the closing were to occur at such time) have been satisfied or (to the extent permissible under applicable law) waived in accordance with the merger agreement, (ii) Ferro has indicated in writing that Ferro is ready and willing to consummate the merger and ready, willing and able to take all action within its control to consummate the merger, (iii) Prince and Merger Sub fail to consummate the merger within two (2) business days of the date on which the closing should have occurred pursuant to the merger agreement and (iv) during such two (2) business day period described in clause (iii), Ferro stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement.

Termination Fees

Ferro must pay to Prince a termination fee of $55.12 million in the event that:

•	the merger agreement is terminated by Ferro to accept a Superior Proposal;

•	the merger agreement is terminated by Prince in response to a Change of Recommendation; or

•

the merger agreement is terminated by either Prince or Ferro because the merger has not been consummated by the outside date or the Company Requisite Vote has not been obtained upon a vote taken at the special meeting or any postponement or adjournment thereof at which a vote on the adoption of the merger agreement was taken, or by Prince because Ferro breaches any representation, warranty, covenant or agreement of the merger agreement and fails to timely cure such breach if curable, and in each case, a Company Acquisition Proposal shall have been made after May 11, 2021 directly to Ferro’s shareholders, or an Acquisition Proposal shall have otherwise become publicly known, and in each case, (1) such Acquisition Proposal shall have not been withdrawn prior to such termination (in the case of termination for failure to obtain the Company Requisite Vote or breach by Ferro) or prior to the special meeting, in the case of such termination for failure to obtain the Company Requisite Vote and (2) within 12 months after such termination, Ferro enters into a definitive agreement with respect to such Acquisition Proposal (which is subsequently consummated), or shall have consummated such Acquisition Proposal (with references to “20%” in the definition of Acquisition Proposal deemed references to “50.1%” for purposes of this paragraph);

Prince must pay to Ferro a termination fee of $93.43 million (or $50 million in certain circumstances as described in the second bullet below) in the event that:

•

the merger agreement is terminated by Ferro because Prince or Merger Sub (i) breaches any representation, warranty, covenant or agreement of the merger agreement and fails to timely cure such breach if curable, or (ii) otherwise fails to consummate the merger in breach of the merger agreement; or

•

the merger agreement is terminated by Ferro or Prince pursuant to (x) an applicable Restraint or (y) the merger has not been consummated by the outside date, in either case of (x) or (y), the only conditions to consummate the merger set forth in the parties’ mutual conditions to closing and Prince’s and Merger Sub’s conditions to closing that have not been satisfied (other than those conditions that by their nature are to be satisfied at the closing, so long as such conditions are reasonably capable of being satisfied if the closing were to occur on the date of such termination or the failure thereof to be satisfied is attributable primarily to a breach by Prince or Merger Sub of its representations, warranties, covenants or agreements contained in the merger agreement) or (to the extent permissible under applicable law) waived in accordance with the merger agreement on or prior to the date of such termination are conditions relating to any law, governmental order or consent as set forth in the merger agreement solely as it relates to any antitrust or foreign investment laws, so long as the failure of such conditions to be satisfied is not primarily attributable to a breach by Ferro of its representations, warranties, covenants or agreements contained in the merger agreement, Prince shall pay to Ferro a fee of (i) in the event of such termination absent an extension of the initial outside date of May 11, 2022, $50 million or (ii) in the event of such termination following an extension of the initial outside date of May 11, 2022, $93.43 million.

If Ferro or Prince fails to pay any termination fee, as applicable, within the specified time period, the paying party will be required to reimburse non-paying party’s reasonable out-of-pocket costs and expenses incurred in connection with any action taken to collect payment of such amounts. No party is required to pay the applicable termination fee on more than one occasion. For the avoidance of doubt, Prince is not required to pay more than one applicable termination fee.

Effect of Termination

If the merger agreement is terminated in accordance with the terms of the merger agreement, the merger agreement will become void and there shall be no liability or obligation on the party of any party thereto, except as provided by any party’s obligation to pay a termination fee described above or the expense and indemnification obligations set forth in the merger agreement described above. In the event the merger agreement is terminated, certain provisions of the merger agreement, including but not limited to those related to confidentiality, payment of any termination fee as described above, payment of costs and expenses as described below, publicity and certain indemnification and reimbursement obligations pursuant to the merger agreement will survive the termination.

Expenses Generally

Except as provided in the merger agreement, each party will bear its own expenses in connection with the merger and the transactions contemplated by the merger agreement. Filing fees incurred in connection with obtaining any consents or making any filings under any antitrust and foreign investment laws will be borne by Prince; provided, that the costs and expenses of counsel in connection with preparing such filings and responding to any requests from any governmental entity with respect to antitrust and foreign investment laws will be borne by the party incurring such expense. Expenses incurred in connection with the filing, printing and mailing of this proxy statement will be shared equally by Prince and Ferro.

Amendments; Waiver

Subject to the provisions of applicable law, at any time before the effective time, the parties to the merger agreement may modify or amend the merger agreement by written agreement, executed and delivered by duly authorized officers of the respective parties.

At any time before the effective time, any party to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the covenants, agreements or conditions contained in the merger agreement. Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing the merger agreement.

Specific Performance

The parties to the merger agreement are entitled (in addition to any other remedy to which they may be entitled in law or equity) to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Notwithstanding anything in the merger agreement to the contrary, Ferro will be entitled to specific performance to cause Prince and Merger Sub to cause the equity financing to be funded and to consummate the closing if, and only if, (i) Prince is required to consummate the closing and Prince fails to consummate the closing by the date the closing is required to have occurred, (ii) the financing provided for by the debt financing commitments (or, if applicable, the alternative financing) has been funded or will be funded at the closing if the equity financing is funded at the closing and (iii) Ferro has confirmed in writing to Prince that all of the conditions relating to Ferro’s obligations to effect the merger have been satisfied or validly waived.

Governing Law and Jurisdiction

The merger agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflict of law principles thereof. Notwithstanding the foregoing, certain matters including matters relating to the filing of the certificate of merger in the State of Ohio and the effects of the merger, including any dissenters’ rights, and all matters relating to the fiduciary duties of the Board will be governed by and construed in accordance with the laws of the State of Ohio without regard of the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

Each of the parties to the merger agreement irrevocably consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery will decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of the merger agreement or any of the transactions contemplated by the merger agreement and agrees that it will not bring any action relating to the merger agreement or any of the transactions contemplated by the merger agreement in any court other than the courts of the State of Delaware.

Notwithstanding anything in the merger agreement to the contrary, Ferro on behalf of itself and its subsidiaries has agreed that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the debt financing sources arising out of or relating to, the merger agreement, the debt financing or any of the agreements entered into in connection with the debt financing or any of the transactions contemplated by the merger agreement or thereby or the performance of any services thereunder will be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action.

MERGER PROPOSAL

(PROPOSAL 1)

Ferro shareholders are being asked to approve a proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger, which we refer to as the “merger proposal.” For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page [69]. A copy of the merger agreement is attached to this proxy statement as Annex A. See also “The Merger” beginning on page [34].

The Board unanimously has determined that it is in the best interest of Ferro shareholders to enter into the merger agreement and has approved and declared advisable the merger agreement and the merger

Approval of the merger proposal requires the affirmative vote of the holders of two-thirds of the voting power of the issued and outstanding shares of Ferro common stock entitled to vote thereon. If you abstain, or if you fail to vote (or submit voting instructions to your bank, broker, the Ferro 401(k) Plan trustee, or other nominee, in the case of “street name” shares), it will have the same effect as if you vote “AGAINST” the approval of the merger agreement.

The Board unanimously recommends that Ferro shareholders vote “FOR” the merger proposal.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION PROPOSAL

(PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, Ferro is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of Ferro in connection with the merger, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page [60]. This proposal, commonly known as “say-on-golden parachute,” is referred to in this proxy statement as the named executive officer merger-related compensation proposal. As required by Section 14A of the Exchange Act, Ferro is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Ferro’s named executive officers in connection with the merger, as disclosed under “The Merger—Interests of Ferro’s Executive Officers and Directors in the Merger—Quantification of Potential Merger-Related Payments to Named Executive Officers,” as reflected in the table captioned “Golden Parachute Compensation,” the associated footnotes and narrative discussion, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote to approve the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on Ferro, Prince, Merger Sub, or the surviving corporation. Because Ferro is contractually obligated to make the potential merger-related payments to the executive officers, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and the closing occurs and regardless of the outcome of the advisory vote.

Approval of the named executive officer merger-related compensation proposal requires the affirmative vote of a majority of the voting power of shares of Ferro common stock present and entitled to vote on the matter. Assuming a quorum is present at the special meeting, abstentions will have the same effect as a vote against the named executive officer merger-related compensation proposal. Assuming a quorum is present, if you hold your shares in “street name,” the failure to instruct your bank, broker, the Ferro 401(k) Plan trustee, or other nominee on how to vote your shares of Ferro common stock will have no effect on the outcome of the named executive officer merger-related compensation proposal because such shares are not deemed present and entitled to vote on the matter under Ohio law.

The Board unanimously recommends that Ferro shareholders vote “FOR” the named executive officer merger-related compensation proposal.

ADJOURNMENT PROPOSAL

(PROPOSAL 3)

Ferro shareholders are being asked to approve a proposal that will give us authority from the shareholders to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to Ferro shareholders. If no quorum is present at the special meeting, the chairperson of the meeting or the shareholders holding a majority in voting power of the outstanding shares of Ferro common stock, present in person at the virtual meeting or by proxy and entitled to vote at the special meeting, may adjourn the special meeting to another place, date or time. Assuming a quorum is present, the affirmative vote of holders of a majority of the voting power of shares of Ferro common stock present and entitled to vote on the adjournment proposal will be required to approve the adjournment proposal. The chairperson of the meeting also has the power to adjourn the special meeting at any time, whether or not there is a quorum present.

In addition, the Board could postpone the special meeting before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the adjournment proposal. Ferro does not intend to call a vote on this proposal if the merger proposal has been approved at the special meeting.

Notwithstanding the foregoing, under the merger agreement, Ferro may adjourn or postpone the special meeting without Prince’s consent only in certain specified circumstances as described further under “The Merger Agreement—Company Shareholder Meeting and Related Actions” beginning on page [82].

Approval of the adjournment proposal requires the affirmative vote of a majority of the voting power of the shares of Ferro common stock present and entitled to vote on the matter. Assuming a quorum is present at the special meeting, abstentions will have the same effect as a vote against the adjournment proposal. Assuming a quorum is present, if you hold your shares in “street name,” the failure to instruct your bank, broker, the Ferro 401(k) Plan trustee, or other nominee on how to vote your shares of Ferro common stock will have no effect on the outcome of the adjournment proposal because such shares are not deemed present and entitled to vote on the matter under Ohio law.

The Board unanimously recommends that Ferro shareholders vote “FOR” the adjournment proposal.

MARKET PRICES OF FERRO COMMON STOCK

Market Information

Ferro common stock trades on the NYSE under the symbol “FOE.” The following table shows the intraday high and low sales price of Ferro common stock for our third quarter of fiscal 2021 (through [●], 2021) and each of our preceding fiscal quarters in 2021, 2020 and 2019.

Fiscal Year	High		Low
2019
First Quarter		$21.28		$14.83
Second Quarter		$18.89		$13.52
Third Quarter		$16.04		$9.73
Fourth Quarter		$15.19		$10.59
2020
First Quarter		$15.20		$7.97
Second Quarter		$13.78		$7.52
Third Quarter		$14.14		$10.64
Fourth Quarter		$15.67		$12.02
2021
First Quarter		$18.62		$13.79
Second Quarter		$22.00		$16.63
Third Quarter (through [●], 2021)	$	[●]	$	[●]

The closing sales price of Ferro common stock on the NYSE on [●], 2021, the latest practicable date before the printing of this proxy statement, was $[●] per share. On May 10, 2021, the last trading day prior to the public announcement of the proposed merger, the intraday high and low sale prices for Ferro common stock as reported on the NYSE were $17.85 and $17.53 per share, respectively. The closing sales price of Ferro common stock on the NYSE on May 10, 2021 was $17.58 per share. You are urged to obtain current market quotations for Ferro common stock when considering whether to approve the merger proposal.

Holders

As of [●], 2021, there were [●] record holders of Ferro common stock.

Dividends

In 2021, 2020 and 2019, Ferro did not pay any shareholder dividends. Under the merger agreement, described in “The Merger Agreement—Conduct of Business Pending the Merger,” we are prohibited from declaring, setting aside, authorizing, making or paying any dividend or other distribution on our common stock prior to the completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows how much of our common stock was beneficially owned as of June 30, 2021 (unless another date is indicated) by (i) each person known by Ferro to beneficially own more than 5% of our common stock, (ii) each director and the nominees for re-election, (iii) each named executive officer, and (iv) all current directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares of common stock. In furnishing the information below, Ferro has relied on information filed with the SEC by the beneficial owners reflecting beneficial ownership as of June 30, 2021. Unless otherwise noted below, the address for each beneficial owner listed on the table is: c/o Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124.

Name of Beneficial Owner	Number(1)	Percentage of Common Stock
Beneficial Owners of More than 5%:
BlackRock, Inc.(2)	12,498,850	15.2%
The Vanguard Group(3)	8,522,184	10.36%
Mario J. Gabelli and related entities(4)	8,209,544	9.98%
Massachusetts Financial Services Company(5)	6,067,639	7.4%
Magnetar Financial LLC(6)	4,881,152	5.91%
Directors and Executive Officers:
Peter T. Thomas(7)(11)	1,910,817	2.31%
David A. Lorber(8)	98,528	*
Marran H. Ogilvie(8)	32,800	*
Andrew M. Ross(8)	47,300	*
Allen A. Spizzo(8)	43,300	*
Ronald P. Vargo(8)	106,272	*
Benjamin Schlater(9)(11)	123,655	*
Mark H. Duesenberg(10)(11)	469,117	*
All directors and executive officers as a group (8 persons)	2,831,789	3.39%

*	Less than 1% of shares of common stock outstanding.
(1)	Amounts reported include shares held on behalf of a director under the Ferro Director Deferred Compensation Plan because the director has the ability to direct the voting of shares held in such plan.
(2)

Information shown is based solely on information reported by the filer on Schedule 13G/A filed with the SEC on January 26, 2021, in which BlackRock, Inc. reported sole dispositive power over 12,498,850 shares of common stock and sole voting power over 12,393,872 of these shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Information shown is based solely on information reported by the filer on Schedule 13G/A filed with the SEC on February 10, 2021, in which The Vanguard Group reported shared voting power with respect to 157,922 shares of common stock, sole dispositive power with respect to 8,304,626 shares of common stock and shared dispositive power with respect to 217,558 shares of common stock. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(4)

Information shown is based solely on information reported by the filer on Schedule 13D/A filed with the SEC on February 8, 2021, in which Gabelli Funds, LLC, Teton Advisors, Inc., GAMCO Asset Management Inc., MJG Associates, Inc., Gabelli & Company Investment Advisers, Inc., Gabelli Foundation, Inc., Mario J. Gabelli, GGCP, Inc., GAMCO Investors, Inc. and Associated Capital Group, Inc. reported sole voting power as to 7,832,744 shares of Common Stock and sole dispositive power as to 8,209,544 shares of Common Stock. The address of each entity listed in this footnote is One Corporate Center, Rye, New York 10580.

(5)

Information shown is based solely on information reported by the filer on Schedule 13G/A filed with the SEC on February 11, 2021, in which Massachusetts Financial Services Company reported sole voting power over 6,067,639 shares of common stock and sole dispositive power over 6,067,639 of these shares. The address for Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, MA 02199.

(6)

Information shown is based solely on information reported by the filer on Schedule 13D filed with the SEC on May 21, 2021, in which Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz reported shared voting power over 4,881,152 shares of common stock and shared dispositive power over 4,881,152 of these shares. The address of Mr. Litowitz and each of the other entities listed in this footnote is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(7)	Includes 868,813 shares of common stock owned directly or indirectly and 1,040,833 shares of common stock underlying options or deferred stock units exercisable within 60 days of record date.
(8)

Amounts reported include 57,500 in the case of Messrs. Lorber and Vargo, 30,800 in the case of Ms. Ogilvie, and 38,300 in the case of Messrs. Ross and Spizzo, deferred stock units that would be converted into shares of common stock if the director ceased to serve as a director; however, the deferred stock units have no current voting rights.

(9)	Includes 38,756 shares of common stock owned directly or indirectly and 84,899 shares of common stock underlying options or deferred stock units exercisable within 60 days of record date.
(10)	Includes 231,383 shares of common stock owned directly or indirectly and 237,734 shares of common stock underlying options or deferred stock units exercisable within 60 days of record date.
(11)

Shares of common stock reported above do not include (i) 31,167, 37,867, and 243,000 restricted share units awarded to Messrs. Duesenberg, Schlater, and Thomas, respectively, (ii) 53,900, 69,400, and 318,300 performance share units awarded to Messrs. Duesenberg, Schlater, and Thomas, respectively, or (iii) 209,166 “phantom” shares held for the accounts of Messrs. Duesenberg, Schlater, and Thomas in the Supplemental 401(k) Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Ferro common stock whose shares of common stock are converted into the right to receive cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought with respect to any aspect of the merger. This summary is for the general information of the holders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of the Medicare tax on net investment income or any applicable state, local or foreign income tax laws, or of any non-income tax laws and does not describe any tax considerations arising in respect of the Foreign Account Tax Compliance Act, or FATCA. This summary applies only to holders that hold their Ferro common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a governmental agency or instrumentality;

•	a retirement plan, individual retirement account or other tax-deferred account;

•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a real estate investment trust or regulated investment company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder of shares that exercises dissenters’ rights;

•	a foreign pension fund and its affiliates;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Ferro common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Ferro common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

Please consult your own tax advisor regarding the consequences of the merger to you in light of your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Ferro common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The exchange of Ferro common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Ferro common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares under the Merger Agreement and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Ferro common stock (i.e., shares of Ferro common stock acquired at the same cost in a single transaction). If a U.S. holder acquired different blocks of shares of Ferro common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Ferro common stock that it holds.

Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Ferro common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

•

A “non-U.S. holder” is a beneficial owner of Ferro common stock that is not a U.S. holder. Payments made to a non-U.S. holder in exchange for shares of Ferro common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Ferro common stock for cash pursuant to the merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Ferro common stock at any time during the five-year period preceding the merger, and Ferro is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Ferro common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower rate provided by an applicable treaty). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable treaty) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Ferro has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Ferro common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 24%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption may complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an IRS Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

THIS DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

FUTURE FERRO SHAREHOLDER PROPOSALS

Ferro has not determined whether it will hold its 2022 annual meeting of shareholders due to the merger proposal. If the merger is consummated, we will have no public shareholders and there will be no public participation in any future meetings of our shareholders. If the merger is not completed, Ferro shareholders will continue to be entitled to attend and participate in Ferro’s annual meeting of shareholders. If Ferro holds its 2022 annual meeting of shareholders, any shareholder proposal intended for inclusion in the proxy materials for the 2022 annual meeting must be received by our Secretary at our headquarters no later than November 25, 2021. Where a shareholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must still comply with the procedural requirements in Ferro’s bylaws. Accordingly, if Ferro holds its 2022 annual meeting of shareholders, any shareholder proposal must be delivered to the Secretary of Ferro not less than 90 nor more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2022 annual meeting, written notice must be delivered to the Secretary of Ferro between the close of business on December 30, 2022 and the close of business on January 29, 2022. If the date of the annual meeting, however, is delayed by more than 30 calendar days from the first anniversary of the preceding year’s annual meeting, then notice by the shareholder must be delivered no later than the close of business on the later of the 90th calendar day prior to such meeting on the 10th calendar day following the calendar day on which Ferro first announces the meeting date to the public. A copy of the full text of the code of regulations provisions discussed above may be obtained by writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 or by telephone at (216) 875-5400.

Any shareholder suggestions for director nominations must be submitted by the dates by which other shareholder proposals are required to be submitted as set forth above.

MULTIPLE FERRO SHAREHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing an address by delivering a single proxy statement, as applicable, addressed to those shareholders, unless contrary instructions have been received. This procedure, which is commonly referred to as “householding,” reduces the amount of duplicate information that shareholders receive and lowers printing and mailing costs for companies.

Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or Ferro at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered to any shareholder upon written request to Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 or by telephone at (216) 875-5400.

WHERE YOU CAN FIND MORE INFORMATION

Investors will be able to obtain free of charge this proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, this proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.ferro.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information located on, or hyperlinked or otherwise connected to, Ferro’s website referenced anywhere in this proxy statement is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows us to “incorporate by reference” documents we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 1, 2021;

•	Ferro’s proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on March 25, 2021;

•	Ferro’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which was filed with the SEC on May 10, 2021; and

•	Ferro’s Current Reports on Form 8-K or Form 8-K/A, which were filed with the SEC on March 1, 2021, April 30, 2021, May 11, 2021 and May 11, 2021.

We also incorporate by reference into this proxy statement additional documents that Ferro may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, from the date of this proxy statement until the earlier of the date of the special meeting and the termination of the merger agreement; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC. A copy of the materials that are incorporated by reference will be promptly delivered to any shareholder upon written request to Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 or by telephone at (216) 875-5400.

MISCELLANEOUS

You should rely only on the information contained or incorporated by reference into this proxy statement, the appendices to this proxy statement and the documents we incorporate by reference into this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Ferro, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed merger is set forth in the proxy statement filed with the SEC on [●], 2021. Information about the directors and executive officers of Ferro is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 1, 2021, its proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on March 25, 2021, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, which was filed with the SEC on May 10, 2021, and its Current Reports on Form 8-K or Form 8-K/A, which were filed with the SEC on [March 1, 2021, April 30, 2021, May 11, 2021 and May 11, 2021].

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Ferro Corporation

6060 Parkland Boulevard, Suite 250

Mayfield Heights, Ohio 44124

Attention: Investor Relations

Telephone: (216) 875-5400

www.ferro.com

Your vote is very important. Please promptly vote your shares by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

    Mark Duesenberg

    Vice President, General Counsel and Secretary

Mayfield Heights, Ohio

                    , 2021

Annex A

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

FERRO CORPORATION,

PMHC II INC.

and

PMHC FORTUNE MERGER SUB, INC.

Dated as of May 11, 2021

-i-

-ii-

-iii-

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	75
Acquisition Proposal	43
Action	20
Affiliate	75
Agreement	1
Alternative Financing	56
Alternative Financing Commitment Letter	56
Anti-Corruption Laws	15
Antitrust and Foreign Investment Law	75
Applicable Date	15
Articles of Incorporation	11
Bankruptcy and Equity Exception	13
Benefit Continuation Period	52
Boards of Directors	1
Book-Entry Shares	7
Business Day	75
Cancelled Shares	3
Capitalization Date	11
CBA	17
Certificate of Merger	2
Certificates	7
Change of Recommendation	46
Closing	2
Closing Date	2
Code	21
Code of Regulations	11
Common Stock	11
Company	1
Company Disclosure Letter	11
Company Equity Award	75
Company Notice	41
Company Plans	20
Company Related Parties	72
Company Requisite Vote	13
Company Securities	12
Company Service Providers	20
Company Stock Plans	75
Company Termination Payment	75
Company Transaction Obligations	72
Confidentiality Agreement	51
Continuing Employees	52
Contract	17
control	76
COVID-19	76
COVID-19 Measures	76
Credit Facilities	76
Debt Financing	31
Debt Financing Commitments	31
Debt Financing Sources	76
Definitive Financing Agreements	56

Dissenting Shares	9
DOJ	47
Effective Time	2
End Date	67
Environmental Laws	27
ERISA	20
ERISA Affiliate	21
Exchange Act	14
Exchange Fund	6
Excluded Information	61
Financial Advisor	27
Financing Uses	32
Foreign Company Plan	22
FTC	47
GAAP	77
Governmental Entity	14
Hazardous Materials	27
Hedging Arrangements	37
HSR Act	75
Indemnified Parties	53
Intellectual Property	26
Intervening Event	43
IRS	21
knowledge	77
Law	77
Lease	77
Leased Real Property	23
Leases	77
Licenses	15
Lien	77
Marketing Period	77
Material Adverse Effect	78
Material Contract	19
Merger	1
Merger Sub	1
Notice Period	41
NYSE	14
OGCL	1
Option	4
Owned Real Property	24
Parent	1
Parent Disclosure Letter	28
Parent Group	46
Parent Material Adverse Effect	66
Parent Regulatory Termination Fee	71
Parent Related Parties	72
Parent Reverse Termination Fee	70
Parent Termination Fee	71
Parent Transaction Obligations	72
Parties	1

-iv-

Party	1
Paying Agent	6
Payoff Letters	63
PBGC	22
Pension Plan	21
Per Share Merger Consideration	3
Permitted Liens	80
Person	80
Proceeding	53
Proxy Statement	25
PSU	4
Recommendation	13
Regulatory Remedy	48
Representatives	39
Required Information	80
Restricted Stock	12
Sanctions and Export Control Laws	15
SEC	15

SEC Reports	15
Securities Act	16
Share	3
Sponsor	1
Stock Unit	4
Stockholders Meeting	45
subsidiaries	81
subsidiary	81
Superior Proposal	44
Surviving Corporation	2
Takeover Law	28
Tax Return	25
Taxes	25
Transaction Documents	81
Transaction Litigation	64
WARN Act	23
Willful Breach	81

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 11, 2021 (this “Agreement”), is entered into by and among Ferro Corporation, an Ohio corporation (the “Company”), PMHC II Inc., a Delaware corporation (“Parent”), PMHC Fortune Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the respective boards of directors (the “Boards of Directors”) of Parent and Merger Sub have approved and declared advisable this Agreement, the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the Ohio General Corporation Law (as amended) of the State of Ohio (the “OGCL”), (ii) approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the OGCL, the Articles of Incorporation and the Code of Regulations and (iii) adopted a resolution recommending this Agreement be adopted by the shareholders of the Company in accordance with the terms hereof; and

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, American Securities Partners VII, L.P., a Delaware limited partnership, American Securities Partners VII(B), L.P., a Delaware limited partnership, and American Securities Partners VII(C), L.P., a Delaware limited partnership (collectively, the “Sponsor”) have each entered into an Equity Financing Commitment (as defined below), dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the OGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the OGCL.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 a.m., New York City time, on the third (3rd) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing; provided, that if the Marketing Period has not ended as of such date, the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by Parent in writing on no fewer than three (3) Business Days’ notice to the Company, and (b) the third (3rd) Business Day immediately following the last day of the Marketing Period, in each case, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions); provided, further, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the Parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by executing and filing an agreement of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio in accordance with Section 1701.78 of the OGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the OGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

SECTION 1.4 Articles of Incorporation; Code of Regulations.

(a) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended or restated as provided therein and in accordance with applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the code of regulations of the Company in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended or restated as provided therein or by the articles of incorporation of the Surviving Corporation and in accordance with applicable Law, in each case consistent with the obligations set forth in Section 6.10.

SECTION 1.5 Directors and Officers.

(a) The Parties shall take all actions reasonably necessary to cause the directors of Merger Sub as of immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation and applicable Law.

(b) The officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, to serve until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and code of regulations of the Surviving Corporation and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Merger Consideration. Each share of Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time (each such share, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the Effective Time and Shares owned by the Company or any wholly owned subsidiary of the Company immediately prior the Effective Time, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”), (ii) the Dissenting Shares (as defined below) and (iii) Shares of Restricted Stock (as defined below)) shall be converted automatically into and shall thereafter represent the right to receive $22.00 per share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of such Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration for each such Share to be paid in consideration therefor in accordance with this Article II.

(b) Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, shall automatically be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, par value $1.00 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.2 Treatment of Company Equity Awards.

(a) Treatment of Options. Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of an Option (as defined below) and Parent, each outstanding and unexercised option to purchase Shares (an “Option”) granted under a Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Option to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (x) the total number of Shares subject to such Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Option which has a per Share exercise price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment and shall have no further force or effect.

(b) Treatment of Share Units. Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of a Share Unit (as defined below) and Parent, each outstanding share of Restricted Stock, restricted share unit (other than a PSU), deferred share unit, phantom share unit or similar stock right (any such arrangement, other than a PSU, a “Share Unit”), granted under a Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Share Unit to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (x) the total number of Shares subject to such Share Unit immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Treatment of Performance-Based Share Units. Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of a PSU (as defined below) and Parent, each outstanding performance-based share unit (any such arrangement, a “PSU”), granted under a Company Stock Plan shall automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such PSU to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (i) the number of Shares subject to such PSU immediately prior to the Effective Time, calculated based on the greater of (A) actual performance achieved in accordance with the terms of such PSU and this Section 2.2(c), and (B) target level performance over the entire performance period, multiplied by (ii) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. For purposes of measuring actual performance as described in clause (A) of the preceding sentence, (i) any performance measures related to total shareholder return shall be calculated by, first, determining the volume weighted average closing trading price of the Company’s (or relevant peer group’s) common stock over the thirty trading days commencing on the first trading day occurring after the date of public announcement of this Agreement, and then, second, using such average prices as the “ending prices” for purposes of calculating relative total shareholder return (with the resulting relative total shareholder return calculations as of the last day of such thirty trading day period being substituted as the total shareholder return criteria for such PSU) and (ii) any performance measures related to goals other than total shareholder return shall be calculated based on extrapolation of the actual performance results achieved through the Effective Time as applied to the duration of the relevant performance periods, with such extrapolation calculations to be determined by the Compensation Committee of the Board of Directors and subject to Parent’s review prior to the Effective Time in good faith and consistent with past practice.

(d) Cancellation of Company Equity Awards. For the avoidance of doubt, except as otherwise agreed to in writing, following the Effective Time, no Option, Share Unit or PSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any Option, Share Unit or PSU shall cease to have any rights with respect thereto, except the right to receive the consideration (if any) in exchange for such Option, Share Unit or PSU set forth in Section 2.2(a), Section 2.2(b) and Section 2.2(c).

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary or required to effectuate the provisions of this Section 2.2 and shall take all actions necessary to terminate each Company Stock Plan as of the Effective Time without any ongoing liability to Parent.

(f) Required Payments. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Options, Share Units and PSUs (after giving effect to any required Tax withholdings as provided in Section 2.3(f)). As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date following the Closing Date (provided such payroll date shall be not less than three (3) Business Days following the Closing Date), the Surviving Corporation shall cause the applicable former holders of Options, Share Units and PSUs to receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such former holders in respect of Options, Share Units and PSUs that were cancelled and converted pursuant to Sections 2.2(a), 2.2(b) or 2.2(c), as applicable (after giving effect to any required Tax withholdings as provided in Section 2.3(f)). Notwithstanding the foregoing, if any payment owed to a holder of Options, Share Units and PSUs pursuant to Sections 2.2(a), 2.2(b) or 2.2(c), as applicable, cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation shall issue a check for such payment to such holder (less applicable withholding taxes), which check shall be sent by courier to such holder promptly following the Closing Date (but in no event more than five (5) Business Days thereafter). Notwithstanding the foregoing, to the extent any such amounts relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Company and/or the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award that will not trigger a tax or penalty under Section 409A of the Code.

SECTION 2.3 Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the shareholders of the Company shall become entitled pursuant to Section 2.1(a). Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration pursuant to Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a). With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the Per Share Merger Consideration that would be payable in respect of such Dissenting Shares if such Dissenting Shares were not Dissenting Shares. The Paying Agent shall not invest any cash included in the Exchange Fund unless otherwise directed by Parent; provided that any such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the book-entry transfer of Book-Entry Shares as the Paying Agent may reasonably request), such transmittal materials to be in such form and to have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration.

(ii) Certificates. Upon surrender of one or more Certificates to the Paying Agent in accordance with the terms of such transmittal materials and instructions as contemplated in Section 2.3(b)(i), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, each holder of record of one or more Certificates, if any, shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificates by (B) the Per Share Merger Consideration, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration that such holder is entitled to pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Shares, as applicable, are registered, a check for any cash to be exchanged upon due surrender of the Certificates or Book-Entry Shares, as applicable, may be issued to such transferee or other Person if the Certificates or Book-Entry Shares, as applicable, formerly representing such Shares are properly presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v) Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share (other than Cancelled Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together, if applicable, with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of Certificates or Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) upon delivery of evidence of Certificates or Book-Entry Shares acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and the Surviving Corporation shall remain responsible for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable upon due surrender of its Certificates or Book-Entry Shares. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(d) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Corporation, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article II, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and after giving effect to any required Tax withholdings as provided in Section 2.3(f)). The Per Share Merger Consideration paid upon surrender of Certificates or receipt by the Paying Agent of an “agent’s message”, if applicable, in the case of Book-Entry Shares, in each case in accordance with the terms of this Article II, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable.

(e) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stole or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount and upon such customary terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the amount the holder of such Certificate is entitled to as set forth in this Article II.

(f) Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, the Company and the Surviving Corporation (and any agent or Affiliate thereof) shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any recipient of payments hereunder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

SECTION 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if required by the OGCL (but only to the extent required thereby) any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such Shares in favor of the adoption of this Agreement and who are entitled to and have properly demanded dissenters rights with respect thereto in accordance with, and otherwise have complied in all respects with, Section 1701.85 of the OGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or otherwise irrevocably lost or failed to perfect such Person’s right to appraisal or payment under the OGCL, at which time such Shares shall thereupon be automatically converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(f), and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each Dissenting Share shall no longer be outstanding, shall automatically be cancelled and extinguished and shall cease to exist at the Effective Time, and each holder of Dissenting Shares shall be entitled to receive only the payment of the fair cash value of such Dissenting Shares in accordance with the provisions of, and as provided by, Section 1701.85 of the OGCL with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the OGCL. The Company shall give Parent (a) prompt written notice of any written demands for appraisal, any withdrawals of such demands, and any other written demand, notice, withdrawal or instrument pursuant to applicable Law that are received by or delivered to the Company relating to shareholders’ rights of appraisal or to such demands or withdrawals and (b) the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 1701.85 of the OGCL, or propose or agree to do any of the foregoing.

SECTION 2.5 Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares, Options, Share Units and PSUs the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

SECTION 2.6 Further Assurances. If at any time after the Effective Time, Parent or the Surviving Corporation reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Merger and the transactions contemplated hereby or to carry out the purposes and intent of this Agreement, then Parent and the Surviving Corporation and their respective officers and directors shall be authorized to execute and deliver, following the Effective Time, all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and the transactions contemplated hereby and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after the Applicable Date and prior to the Business Day prior to the date of this Agreement (excluding any disclosures set forth in the SEC Reports (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements or to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that, disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure.

SECTION 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is (a) a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (b) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in the case of clause (a) (with respect to the Company’s subsidiaries) and clause (b), where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.1(a) of the Company Disclosure Letter sets forth a true, accurate and complete list of (x) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary and (y) the jurisdiction of organization of each such subsidiary.

SECTION 3.2 Articles of Incorporation and Code of Regulations.

(a) The Company has made available to Parent, prior to the date hereof, a true, correct and complete copy of the amended and restated articles of incorporation, as amended to date (the “Articles of Incorporation”), and the amended and restated code of regulations, as amended to date (the “Code of Regulations”), of the Company as currently in effect. The Articles of Incorporation and the Code of Regulations are in full force and effect, and the Company is not in violation of the foregoing documents in any material respect.

(b) No subsidiary of the Company is in violation of any provision of its organizational documents, except for such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as whole.

SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 300,000,000 shares of Common Stock of the par value of $1.00 per share (the “Common Stock”) and (ii) 2,000,000 shares of Serial Preferred Stock without par value (the “Preferred Stock”).

(a) As of the close of business on May 10, 2021 (the “Capitalization Date”):

(i) no shares of Preferred Stock were issued or outstanding;

(ii) 82,626,789 shares of Common Stock were issued and outstanding, including zero shares of Common Stock subject to vesting restrictions (the “Restricted Stock”), and 10,808,764 shares of Common Stock were held by the Company in its treasury;

(iii) there were (A) 2,128,066 shares of Common Stock underlying outstanding Options with a weighted average exercise price of $13.38, (B) 919,538 shares of Common Stock underlying outstanding Share Units other than Restricted Stock, and (C) 1,103,716 shares of Common Stock underlying outstanding PSUs (calculated based on deemed maximum-level performance achievement), in each such case as granted or provided for under the Company Stock Plans, along with the applicable award agreements with respect to which any Company Equity Awards have been issued thereunder, and pursuant to which any Company Equity Awards are outstanding;

(b) From the close of business on the Capitalization Date until the date of this Agreement, no Company Equity Awards have been granted and no Shares have been issued, except for shares of Common Stock issued pursuant to the exercise or vesting of Options or the vesting of Share Units and PSUs in accordance with the terms of the applicable Company Stock Plan. Except as set forth in Section 3.3(a), as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (C) options, warrants, calls, phantom stock, rights of first refusal, profit participation or similar rights or other rights to acquire from the Company, or obligations or contractual commitments of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company (collectively, “Company Securities”) and (ii) there are no outstanding contractual obligations, agreements, arrangements or commitments of any character requiring the Company to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable and all such shares are owned by the Company or a subsidiary of the Company and are owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except for transfer restrictions of general applicability arising under securities laws. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. No subsidiary of the Company owns any Company Securities.

(c) Section 3.3(c) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, a list of all outstanding Options, Share Units, and PSUs, the number of shares of Common Stock subject to each such Company Equity Award (including PSUs calculated based on deemed target-level performance and deemed maximum-level performance), the applicable Company Stock Plan, the grant date, the exercise price per share (to the extent applicable), and the name of the holder thereof.

(d) Since the Applicable Date, all dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company that have been declared or authorized prior to the date hereof have been paid in full.

(e) There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its subsidiaries is a party with respect to the holding, voting, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its subsidiaries.

(f) Each of the outstanding shares of capital stock or other equity securities of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares or equity securities are owned by the Company or another subsidiary of the Company and except as set forth on Section 3.3(f) of the Company Disclosure Letter are owned free and clear of all Liens of any nature whatsoever, except for Liens under applicable securities Laws.

SECTION 3.4 Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the affirmative vote (in person or by proxy) of the holders of two-thirds (66.67%) of all of the outstanding shares of Common Stock at the Shareholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a duly called and held meeting, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s shareholders, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) subject to the terms of this Agreement, resolved to recommend that the shareholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Recommendation”) and (iv) approved and directed the submission of this Agreement to the shareholders of the Company for their adoption in accordance with the terms hereof. The only vote or approval of the holders of any class or series of capital stock of the Company which is required to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, is the Company Requisite Vote.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach, violate or conflict with the Articles of Incorporation or Code of Regulations or the equivalent organizational documents of any of the Company’s subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, contravene, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default or result in a breach or violation), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment, approval, notice, payment, modification or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of the Company pursuant to, any Material Contract, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries taken as a whole.

(b) Subject to the accuracy of Parent’s and Merger Sub’s representations set forth in Section 4.3(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission, arbitrator or arbitral body (public or private) or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities Laws, Takeover Laws and “blue sky” Laws, (ii) applicable filings and approvals under any applicable Antitrust and Foreign Investment Law, including the filing of a premerger notification and report form by the Company under the HSR Act and the consents, authorizations, permits, actions, filings or approvals of, or notifications to, any Governmental Entity as set forth in Section 3.5(b)(ii) of the Company Disclosure Letter, (iii) compliance with the applicable requirements of the New York Stock Exchange (the “NYSE”), (iv) the filing with the Secretary of State of the State of Ohio of the Certificate of Merger as required by the OGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, (A) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or (B) reasonably be expected to be material to the Company and its subsidiaries taken as a whole.

SECTION 3.6 Compliance.

(a) The business of the Company and its subsidiaries is not, and for the past three (3) years has not been, in violation of any Law applicable to the Company or any of its subsidiaries, except for violations that would not reasonably be, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole, and the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required to conduct their respective businesses and own, lease and operate their respective assets and properties as being conducted as of the date hereof and as of the Effective Time (“Licenses”), except for any such Licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of any of, the Company’s Licenses, except for any such conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole, for the preceding five years, none of the Company or any of its subsidiaries or any of their respective directors or officers, or, to the knowledge of the Company, agent, employee or other Person acting on behalf of any of the Company or its subsidiaries, is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”). The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole, for the preceding five years the Company and its subsidiaries and their respective directors and officers, and to the knowledge of the Company their respective agents, employees, and other Persons (in each case acting for or on behalf of the Company or any such subsidiary) have conducted transactions in compliance with applicable economic sanctions (including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control) and export control Laws and regulations (including those administered by the U.S. Department of Commerce’s Bureau of Industry and Security) (collectively, “Sanctions and Export Control Laws”).

(d) Neither the Company nor any of its subsidiaries has for the preceding five years been the subject of any voluntary disclosure, prosecution or other enforcement action or, to the knowledge of the Company, any investigation by any Governmental Entity related to any Anti-Corruption Laws or Sanctions and Export Control Laws.

SECTION 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2019 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Reports and, to the knowledge of the Company, none of the SEC Reports is subject to ongoing review or outstanding SEC comment or investigation. No subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

(b) The audited consolidated financial statements of the Company and its consolidated subsidiaries (including all notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC (the “Form 10-K”) and included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity for the periods indicated.

(c) Since the Applicable Date, the Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents under the Exchange Act. Since the Applicable Date, the Company has maintained internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Except (i) as disclosed, reflected, accrued or reserved against in the unaudited consolidated financial statements (including all notes thereto) of the Company for the fiscal quarter ended March 31, 2021 (the “Balance Sheet Date”); (ii) for liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement and (v) for liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries taken as a whole, neither the Company nor any of its subsidiaries has any liabilities or obligations (whether or not accrued, contingent or otherwise, known or unknown, or due or to become due) of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

SECTION 3.8 Contracts.

(a) Except (i) for this Agreement and (ii) for the Company Plans, Section 3.8(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other similar instrument or obligation (each, a “Contract”) which the Company or any of its subsidiaries is party to or bound by, that:

(i) other than with respect to any partnership that is wholly owned by the Company or any of its subsidiaries, is a joint venture, partnership, profit sharing, collaboration, co-promotion, joint research, joint development or other similar agreement or arrangement, in each case, that is material to the Company and its subsidiaries, taken as a whole;

(ii) contains covenants binding upon the Company or any of its subsidiaries that (A) materially restrict the ability of the Company or any of its subsidiaries or, following the Closing, Parent, to engage or compete in any line of business or with any Person or in any geographic area, or (B) grants material exclusivity or “most favored nation” protections or material rights of first refusal, first offer or first negotiation or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with the Company’s suppliers);

(iii) any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(iv) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its subsidiaries will have any outstanding obligation after the date of this Agreement in excess of $500,000 or which provides for any injunctive or similar equitable obligations on the Company or any of its subsidiaries;

(v) any Contract that is for the employment or engagement of any directors, employees or independent contractors at annual base compensation in excess of $350,000;

(vi) except for Hedging Arrangements (as defined below) entered into by the Company or its subsidiaries in the ordinary course of business relating to raw materials, energy or utilities, contains minimum purchase conditions in excess of $15 million with respect to inventory purchases by the Company or its subsidiaries for resale, and in excess of $15 million with respect to requirements contracts or other purchase obligations by the Company or its subsidiaries, or Contracts that contain covenants binding upon the Company or any of its subsidiaries that materially restrict, or purport to materially restrict, the purchasing relationships of the Company or its subsidiaries;

(vii) relates to any outstanding commitment for capital expenditures by the Company or its subsidiaries in excess of $5 million;

(viii) except for Hedging Arrangements entered into by the Company or its subsidiaries in the ordinary course of business relating to raw materials, energy or utilities, indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money made by the Company or its subsidiaries in excess of $5 million, letters of credit issued on behalf of the Company or its subsidiaries or commitments for the borrowing or the lending of amounts by the Company or its subsidiaries in excess of $5 million or providing for the creation of any charge, security interest, encumbrance or Lien upon any of the material assets of the Company or its subsidiaries with an aggregate value in excess of $5 million, other than any such Contract solely between or among any of the Company and any of its subsidiaries;

(ix) providing for the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations or which provide for “earn-outs” payable by the Company or its subsidiaries;

(x) is between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any of its subsidiaries or any Person beneficially owning 5% or more of the outstanding Shares, on the other hand, except for any Company Plan and any Contracts entered into on arm’s length terms in the ordinary course of business;

(xi) is with an exclusive distributor or dealer material to the business of the Company and its subsidiaries taken as a whole;

(xii) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries or prohibits the pledging of the capital stock of the Company or any subsidiary of the Company;

(xiii) involves annual revenues to the business of the Company and its subsidiaries in excess of $25 million for the prior fiscal year;

(xiv) is a lease of real or personal property providing for annual payments in excess of $1 million;

(xv) is a consent-to-use, covenant-not-to-sue, coexistence, concurrent use, settlement agreement or similar agreement, in each case that affects the ability of the Company and its subsidiaries to use, enforce, or disclose any Intellectual Property and is material to the business of the Company and its subsidiaries taken as a whole;

(xvi) contains any license or other right with respect to any Intellectual Property that is material to the business of the Company and its subsidiaries taken as a whole (excluding without limitation inbound (x) licenses for off-the-shelf software commercially available on standard and non-negotiable terms for an aggregate fee of no more than $500,000 and (y) non-exclusive licenses to Intellectual Property that are merely incidental to the primary purpose of such Contract); and

(xvii) is a Contract, commitment or arrangement to enter into any of the forgoing.

Each Contract required to be set forth in Section 3.8(a) of the Company Disclosure Letter or filed as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Plan) is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates after the date hereof in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof (x) neither the Company nor, to the knowledge of the Company, any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, modify or renegotiate in any material respects the terms of any such Material Contract and (y) there is no breach or default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, except, in the case of clause (x) and (y), as would not, individually or in the aggregate, have or reasonably be expected to have a material impact on the business of the Company and its subsidiaries taken as a whole. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries, and, to the knowledge of the Company, each other party thereto, is in compliance with its obligations under each Material Contract.

SECTION 3.9 Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, (a) except as contemplated by this Agreement, the Company and its subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1(b)(i), (iv), (vi), (vii), (xii), (xiv), and (xvi) hereof, (b) the Company and each of its subsidiaries have conducted their business, in all material respects, in the ordinary course (except with respect to this Agreement and discussions, negotiations and transactions related thereto), and (c) there has not occurred any event, development, change, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, charges, actions, audits, investigations, examinations or inquiries by any Governmental Entity, litigations, arbitrations or other proceedings, whether civil, criminal, administrative or investigative (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets or properties, other than any such Action that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries or any of their respective material properties or assets is or are subject to any order, writ, ruling, settlement, judgment, injunction, decree or award of any Governmental Entity except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. For purposes of this Agreement, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) regardless of whether subject to ERISA), and each other employee benefit plan, policy, program or arrangement providing compensation or benefits to any current or former officer, employee, individual service provider or non-employee director (collectively, the “Company Service Providers”), including bonus plans, incentive, employment, consulting, severance, fringe benefits, change in control, retention, incentive equity or equity-based compensation and deferred compensation arrangements, in each case, contributed to or sponsored or maintained by the Company or any of its subsidiaries or pursuant to which the Company or any of its subsidiaries has an obligation to contribute, other than a plan, policy, program or arrangement which is required to be contributed to pursuant to applicable Law or any Contract entered into with a non-US employee that is substantially consistent with a form employment agreement maintained by the Company or one of its subsidiaries as of the date of this Agreement for the benefit of any current, former or retired employee, individual service provider or non-employee director of the Company or any of its subsidiaries or to which the Company or any of its subsidiaries has any liability (such plans, programs, policies, agreements and arrangements, collectively “Company Plans”).

(b) With respect to each Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter, the Company has made available to Parent a true and complete copy thereof to the extent in writing and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the U.S. Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) for the most recently completed fiscal year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c) Except as would not reasonably be expected to result in a material liability to the Company and its subsidiaries taken as a whole (i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws, rules and regulations and (ii) no event has occurred and no condition exists with respect to any Company Plan that would, subject the Company or any of its subsidiaries to any material Tax, fine, lien, penalty or other material liability imposed by ERISA, the Code or other applicable Law and (iii) with respect to each Company Plan, as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.

(d) Each Company Plan that provides deferred compensation subject to Section 409A of the Code has complied in all material respects in both form and operation with the requirements of Section 409A of the Code and the guidance issued thereunder.

(e) Except as set forth on Section 3.11(e) of the Company Disclosure Letter, the Company has no obligation to indemnify or reimburse any individual for any additional Taxes or interest imposed on such individual pursuant to Sections 4999 or 409A of the Code.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Letter (i) no Company Plan is and neither the Company nor any ERISA Affiliate maintains, sponsors contributes to or has any liability with respect to any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA, Code) and (ii) no Company Plan is or provides for any employee benefit plan, program or arrangement that provides for post-employment or retiree health benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws. For purposes of this Agreement, “ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code.

(g) Except as set forth on Section 3.11(g) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to Section 302 of Title IV of ERISA or Section 412 of the Code (each such Company Plan a “Pension Plan”). With respect to each Pension Plan: (i) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (ii) all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (iii) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (iv) with respect to any event where there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; and (v) there has been no event described in Section 4062(e) of ERISA, and the Merger and the other transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA.

(h) Except as set forth on Section 3.11(h) of the Company Disclosure Letter, no Company Plan exists that, as a result of the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) could (i) accelerate the time of payment, vesting, or funding, or increase the amount, of any compensation or benefit due under any Company Plan or otherwise, except as expressly provided in this Agreement, (ii) result in the limitation of or restriction of the right of the Company to merge, amend or terminate any Company Plan, (iii) result in the forgiveness of any loan or indebtedness owed to the Company by any Company Service Provider or current or former individual service provider or non-employee director, or (iv) result in any payments or benefits which could not reasonably be expected to be deductible under Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code.

(i) With respect to each Company Plan that is subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”), except as would not reasonably be expected to result in a material liability to the Company or any of its ERISA Affiliates or subsidiaries, each such Foreign Company Plan has been maintained, funded and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, and if required to be registered or intended to qualify for special tax treatment, satisfies all registration requirements or other requirements for such treatment. All material contributions required to have been made by or on behalf of the Company and its subsidiaries with respect to governmental plans or arrangements (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued, in each case, in all material respects.

SECTION 3.12 Labor and Employment Matters.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any subsidiary is a party to or bound by any CBA with any labor organization or other representative of any employee of the Company or any subsidiary, nor is any such agreement currently being negotiated by the Company or any of its subsidiaries. There are no, and in the past three (3) years there have been no, strikes, material work stoppages, material slowdowns, lockouts, material grievances, material labor-related arbitrations or similar material labor disputes pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its subsidiaries. There are, and for the past (3) years there have been, (i) no material unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) to the knowledge of the Company, there are no union organizing efforts regarding any employee of the Company or any subsidiary, or (iii) no liabilities or obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (“WARN Act”) that remain unsatisfied. Except as set forth in Section 3.12(a) of the Company Disclosure Letter, the Company and its subsidiaries have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Company or any of its subsidiaries, in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(b) The Company and its subsidiaries have no material liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former employees and independent contractors under applicable Law or Contract; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(c) The Company and its subsidiaries are in material compliance with all Laws regarding labor, employment and employment practices including, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance. There are no pending or, to the knowledge of the Company, threatened in writing material actions or proceedings relating to employees or employment practices.

SECTION 3.13 Insurance. Except as would not reasonably be expect to be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, (a) all insurance policies of the Company and its subsidiaries which are material to the Company and its subsidiaries taken as a whole are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its subsidiaries operate and (b) all premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof. Except as would not reasonably be expect to be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, the Company has not received any written notice of termination, cancellation or non-renewal with respect to any such material insurance policy, there has been no written threat of termination of, cancelation or non-renewal with respect to, any such policy, and no coverage under any such policy will be materially and adversely affected by the Merger.

SECTION 3.14 Properties. The Company has provided to Parent a list, true and complete in all material respects, of all real property leased or subleased by the Company or any of its subsidiaries pursuant to leases or subleases providing for annual base rent in excess of $300,000 (the “Leased Real Property”) and the address of each Leased Real Property. Except as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, with respect to each Lease, (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any subsidiary nor any other party to such Lease is in default under any such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iv) the Company’s or its subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to such Lease; (v) the Company or its subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) the Company or its subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein. The Company has provided to Parent a list, true and complete in all material respects, of all real property owned by the Company or any of its subsidiaries (the “Owned Real Property”) as of the date hereof. Except as would not reasonably be expect to be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, with respect to each such item of Owned Real Property: (A) the Company or the identified subsidiary has good and clear record and marketable indefeasible fee simple title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any Liens, other than Permitted Liens; (B) the Company or its subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any subsidiary is a party to any agreement or option to purchase any material real property or material interest therein. The Leased Real Property and Owned Real Property identified on the lists provided by the Company pursuant to this Section 3.14 comprise all of the real property held or used or intended to be used in, or otherwise related to, the business. Notwithstanding the foregoing, no representation is made under this Section 3.14 with respect to any Intellectual Property.

SECTION 3.15 Tax Matters.

(a) The Company and each of its subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to have been filed by them and all such filed Tax Returns are complete and accurate in all material respects, (B) have paid all material Taxes (as defined below) required to be paid by them and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) No material Tax audits, examinations, investigations or other proceedings with respect to the Company or any of its subsidiaries are currently in process or pending, and no material deficiency for Taxes has been assessed or proposed in writing by any Taxing Authority against the Company or any of its subsidiaries.

(c) There are no Liens for material Taxes on any of the assets of the Company other than Liens described in clause (F) of the definition of Permitted Liens.

(d) Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(e) Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any commercial agreements or contracts entered into in the ordinary course of business and not primarily related to Tax or any agreement among or between only the Company and/or any of its subsidiaries) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 or Section 361 of the Code in the two-year period ending on the date of this Agreement.

(f) No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which written claim relates to a material amount of Taxes.

(g) Neither the Company nor any of its subsidiaries has availed itself of the benefit of any applicable Tax credits or deferred the payment of any applicable Taxes pursuant to COVID-19 Measures.

(h) For purposes of this Agreement:

(i) “Tax Return” means all returns, declarations, statements and reports (including any schedules or attachments thereto and any amendments thereof) filed or required to be filed with a Tax Authority, including any information return, claim for refund or declaration of estimated Tax.

(ii) “Taxes” means all U.S. federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or other like assessments of any nature whatsoever imposed by any Taxing Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and

(iii) “Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes.

SECTION 3.16 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement will, at the time of the Shareholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives, which is contained or incorporated by reference in the Proxy Statement.

SECTION 3.17 Intellectual Property; Security. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) (i) the Company and its subsidiaries exclusively own all right, title and interest in and to all Intellectual Property owned or purported to be owned by any of them, free and clear of all Liens except Permitted Liens, and the patents, registrations and applications included in the same are subsisting, unexpired, and to the knowledge of the Company, valid and enforceable, and (ii) the Companies and its subsidiaries have a valid and enforceable license or other right to use all other Intellectual Property used in the current conduct of their businesses;

(b) the current conduct of their businesses by the Company and its subsidiaries (and the manufacture, sale or use of their respective products or services) does not infringe the Intellectual Property of any third party and, to the knowledge of the Company, the Intellectual Property owned by the Company or its subsidiaries is not being infringed by any third party (where “infringe” means infringe, misappropriate or otherwise violate);

(c) the Company and its subsidiaries have taken since the Applicable Date and take reasonable efforts to monitor and protect the integrity, continuous operation and security of their material software, networks, hardware and systems (and all data, including personal data, stored, transmitted or processed thereby) (including the implementation of reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures), and there have been no breaches (including unauthorized access), outages or violations of same (except for those that were investigated in a reasonable manner, remediated in all material respects and otherwise resolved without material cost, liability or the duty to notify, or notification of, any Person);

(d) (i) the Company and its subsidiaries have provided since the Applicable Date reasonable notice of their privacy and personal data collection and use policies on their websites and have since the Applicable Date complied in all material respects with such policies and all applicable Laws relating to the collection, use, storage, processing or disclosure of any personally-identifiable information or sensitive information and other data or information collected, processed or stored by or on behalf of the Company or any of its subsidiaries, and (ii) neither this Agreement nor the consummation of the transactions contemplated hereby will materially violate any such policy or applicable Laws;

(e) For purposes of this Agreement, “Intellectual Property” means all intellectual property, whether registered or unregistered, in any jurisdiction throughout the world, including: (i) (1) patents, inventions, processes and methods; (2) copyrights; (3) trademarks, service marks, domain names, trade names, corporate names, logos, social media identifiers, trade dress and the goodwill of the business symbolized thereby; (4) know-how and trade secrets; (5) rights in software (of any type and in any form), databases and collections of data; and (ii) registrations, applications, divisionals, continuations, continuations-in-part, re-examinations, re-issues, renewals and foreign counterparts related to the foregoing in clause (i).

SECTION 3.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is or, for the past three (3) years, has been in violation of any applicable Environmental Law; (ii) each of the Company and its subsidiaries has obtained all permits, licenses, authorizations and approvals required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted, and is and, for the past three (3) years, has been in compliance with the requirements of such permits, licenses, authorizations and approvals; (iii) neither the Company nor any of its subsidiaries has received written notice of any pending or, to the knowledge of the Company, threatened in writing administrative or judicial actions, suits, demands, demand letters, claims, notices of noncompliance or violation or proceedings under any Environmental Law against the Company or any of its subsidiaries; and (iv) to the knowledge of the Company, there has been no release or disposal of, or contamination by (including any of the foregoing that results in exposure of any Person to), Hazardous Materials by any Person at or affecting any real property owned or leased by the Company or any of its subsidiaries that, assuming any such property continues to be used as it currently is by the Company and its subsidiaries, would reasonably be expected to result in (A) an order from any Governmental Entity for the investigation or remediation of Hazardous Materials, (B) an action, suit or proceeding by any private party or Governmental Entity under any applicable Environmental Laws, or (C) any other material liability or investigatory, corrective or remedial obligation under Environmental Laws, in either case (A), (B) or (C) against or for the Company or any of its subsidiaries.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean Laws regarding pollution, or protection of the environment or (to the extent relating to exposure to Hazardous Materials) of public or worker health or safety, including those relating to the release or threatened release of Hazardous Materials or to the distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Hazardous Materials” shall mean any substance, material or waste defined or regulated as a hazardous or toxic substance, material or waste or as a pollutant or contaminant (or words of similar meaning) by, or for which liability or standards of conduct may be imposed due to its dangerous or deleterious properties or characteristics under, any applicable Environmental Law, including petroleum, asbestos, and per- or polyfluoroalkyl substances.

SECTION 3.19 Opinions of Financial Advisor. The Company Board of Directors has received the opinion of its financial advisor, Lazard Frères & Co. LLC (the “Financial Advisor”), to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair from a financial point of view, as of the date of such opinion, to the holders of the outstanding shares of Common Stock (other than the Cancelled Shares and the Dissenting Shares). A true and complete copy of such opinion has been or will be provided to Parent as soon as practicable after the date of this Agreement.

SECTION 3.20 Brokers. Other than the Financial Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

SECTION 3.21 Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company (each, a “Takeover Law”) or similar provisions under the organizational documents of the Company, is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 3.22 Affiliate Transactions. There are not, as of the date hereof, any related party transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly owned subsidiaries of the Company), any director or officer of the Company or any of its subsidiaries or any Person beneficially owning 5% or more of the outstanding Shares, on the other hand, in each case, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed.

SECTION 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any Transaction Document, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information (other than any representations and warranties provided in this Article III or in any Transaction Document), including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure:

SECTION 4.1 Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the certificate of incorporation and bylaws of Parent and the articles of incorporation and code of regulations of Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, articles of incorporation, code of regulations or bylaws, as applicable, in any material respect.

SECTION 4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent, and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors of Parent and Merger Sub and, immediately following the execution of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole shareholder of Merger Sub, and no other corporate proceedings or shareholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Ohio of the Certificate of Merger as required by the OGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the certificate of incorporation, bylaws or other governing documents of Parent, the articles of incorporation or code of regulations of Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, contravene, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties or assets are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities Laws, Takeover Laws and “blue sky” Laws, (ii) the filing of a premerger notification and report form by the Company under the HSR Act and the consents, authorizations, permits, actions, filings or approvals of, or notifications to, any Governmental Entity as set forth in Section 3.5(b)(ii) of the Company Disclosure Letter, (iii) compliance with the applicable requirements of the NYSE, (iv) the filing with the Secretary of State of the State of Ohio of the Certificate of Merger as required by the OGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.4 Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent, Chameleon or Merger Sub or any of their respective subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.5 Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document or the transactions contemplated hereby and thereby and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

SECTION 4.6 Proxy Statement. None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by the Company or any of its Representatives, which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.8 Financing. As of the date hereof, Parent has delivered to the Company true, complete and correct copies of (a) the executed commitment letter, dated as of the date hereof, among Parent and the Debt Financing Sources party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith redacted in the manner described below, collectively, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources party thereto have committed subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding a portion of the Financing Uses and (b) the executed commitment letter, dated as of the date hereof, among Parent, the Sponsor and the other parties thereto (including all exhibits, schedules and annexes thereto, the “Equity Financing Commitment”, and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which, among other things, the Sponsor has committed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein solely to the extent such amounts are not funded by Parent as and when due pursuant to this Agreement (the “Equity Financing”, and together with the Debt Financing, the “Financing”) for the purpose of funding a portion of the Financing Uses. The Equity Financing Commitment provides that the Company is a third-party beneficiary thereof. None of the Financing Commitments have been withdrawn, terminated, amended or modified prior to the date of this Agreement. As of the date of this Agreement, no such withdrawal, termination, amendment or modification is contemplated, other than customary amendments to add additional commitment parties to the Debt Financing Commitments who are not party thereto on the date hereof and, as of the date of this Agreement, the respective commitments contained in the Debt Financing Commitments have not been withdrawn, terminated or rescinded in any respect. Except for the fee letters referenced in the Debt Financing Commitments (complete copies of which have been provided to the Company, with only fee amounts and the economic terms (other than covenants) related to the “market flex” and related to “securities demand” provisions contained therein redacted (provided that Parent represents and warrants that the “market flex” and “securities demand” provisions in such fee letters do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions)) or any reduction in the aggregate principal amount of the Debt Financing with respect to the Debt Financing, none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing), as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding, investing, availability or conditionality, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company on or prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and Parent will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date. As of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, each of the other parties thereto. There are no conditions precedent or other requirements related to the funding of the full amount of the Financing (including pursuant to any “market flex” provisions in the fee letter or otherwise), other than as expressly set forth in the Financing Commitments delivered to the Company on or prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under any of the Financing Commitments, (ii) constitute a failure to satisfy a condition precedent on the part of Parent or, to the knowledge of Parent, any other party thereto under the Financing Commitments or (iii) result in any portion of the amount to be provided or funded in accordance with the Financing Commitments being unavailable on the Closing Date. As of the date hereof, assuming each of the conditions to Closing set forth herein are satisfied and the Marketing Period has been completed, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the amount of the Financing necessary to fund the Financing Uses will not be made available to Parent on the Closing Date and, as of the date hereof, Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions to the Financing not to be satisfied or the amount of the Financing necessary to fund the Financing Uses not to be made available to Parent in full on the Closing Date. Assuming the Financing is funded in accordance with the Financing Commitments, Parent will have on the Closing Date funds sufficient to (i) pay the aggregate Per Share Merger Consideration and the other payments under Article II, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company or its subsidiaries contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder that are required to be paid on the Closing Date (clauses (i) through (iv), the “Financing Uses”). Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Debt Financing or any other financing for or related to any of the transactions contemplated hereby. Section 4.8 of the Parent Disclosure Letter sets forth the true and correct amount of existing third party debt for borrowed money outstanding under (i) the Existing Borrower First Lien Credit Agreement, (ii) the Existing Borrower Second Lien Credit Agreement, (iii) each Existing Chameleon First Lien Credit Agreement and (iv) the Existing Chameleon Second Lien Credit Agreement, respectively, in each case, as of the date of this Agreement. As of the date of this Agreement, the net proceeds of the Existing Chameleon Second Lien Credit Agreement are held as cash on hand by Chameleon.

SECTION 4.9 Ownership of Shares. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person or such Person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person or such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative.

SECTION 4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent, Chameleon or any of their respective Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole shareholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 4.11 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Sections 7.1 and 7.2 have been satisfied or validly waived, (b) the representations and warranties of the Company in Article III are true, correct and accurate in all material respects, and (c) that any estimates, projections or forecasts prepared by or on behalf of the Company have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Closing, reasonable, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate consideration to which the shareholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, each of Parent, Chameleon and the Surviving Corporation and each of its respective subsidiaries, on a consolidated basis, will not: (i) be insolvent (due to the fair saleable value of its assets, taken as a whole, is less than the amount required to pay its existing liabilities and debts, including contingent and other liabilities, as they mature and become absolute); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or, as of such date, proposed to be engaged; or (iii) have incurred or, as of such date, be expected to incur, debts, including contingent and other liabilities, beyond its ability to pay them as they become due and payable.

SECTION 4.12 Certain Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any shareholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement or to the management of the Surviving Corporation following the Effective Time.

SECTION 4.13 No Other Information. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

SECTION 4.14 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had commercially reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement or in any Transaction Document and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except as set forth in Article III of this Agreement or in any Transaction Document, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as otherwise contemplated by this Agreement, as disclosed in Section 5.1 of the Company Disclosure Letter, as required by applicable Laws, as required by or in response to any COVID-19 Measures (so long as the Company keeps Parent reasonably informed of, and to the extent reasonably practicable, consults with Parent prior to the taking of any material action with respect to such COVID-19 Measures) or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall use its commercially reasonable efforts to conduct the business of the Company and its subsidiaries in the ordinary and usual course of business and to preserve substantially intact its business organization and material business relationships with Governmental Entities, customers, suppliers, creditors, and lessors, and (b) without limiting the foregoing, the Company shall not and shall cause each of its subsidiaries not to:

(i) amend or otherwise change the Articles of Incorporation or Code of Regulations or, except for amendments that would both not materially restrict the operations of the Company’s businesses and not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger, the applicable governing instruments of any subsidiary of the Company;

(ii) other than in the ordinary course of business, make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any Person, corporation, partnership, business organization or division thereof, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts, (B) acquisitions or investments with fair market value or purchase price not to exceed $5 million individually or $25 million in the aggregate, or (C) any subsidiaries of the Company;

(iii) grant, issue, sell, encumber, pledge or dispose of (or authorize the grant, issuance, sale, encumbrance, pledge or disposition of), any shares of capital stock, voting securities or other ownership interest, or any puts, calls, options, warrants, convertible securities or other rights or commitments of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except (a) for the issuance of Shares upon the exercise, vesting or settlement of Options, Share Units and PSUs, (b) for any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any wholly owned subsidiary of the Company or (c) for the grant of Options, Share Units and PSUs as set forth on Section 5.1(b)(iii)(c) of the Company Disclosure Letter);

(iv) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except for (A) the acquisition of Shares tendered by directors or employees in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options or (B) the settlement of any Share Units and PSUs, in each case, that are outstanding as of the date of this Agreement or issued pursuant to clause (c) of Section 5.1(b)(iii)), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v) except under the Company’s revolving Credit Facilities, create or incur any Lien, other than Permitted Liens, except for Liens that are expressly required by or automatically effected by Contracts in place as of the date hereof;

(vi) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any Person, corporation, partnership, business organization, or division thereof or otherwise sell, assign, exclusively license, allow to expire, or dispose of any assets, rights or properties other than (A) sales, dispositions or licensing of equipment and/or inventory and other assets, including real property, in the ordinary course of business or pursuant to existing Contracts, (B) assignments of leases or sub-leases, in each case, in the ordinary course of business, (C) sales of obsolete assets, or (D) sales among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries or (E) other sales, assignments, exclusive licenses, expirations or dispositions of assets, rights or properties to the Company or any subsidiary of the Company or of assets, rights or properties with a value of less than $10 million in the aggregate;

(vii) declare, set aside, make or pay, or set a record date for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly owned subsidiary of the Company to the Company or any wholly owned subsidiary of the Company);

(viii) (A) make or authorize any payment of, or accrual or commitment for, capital expenditures, except any such expenditure (I) within the thresholds set forth in Section 5.1(b)(viii) of the Company Disclosure Letter or (II) not in excess of $10 million in the aggregate during any consecutive 12-month period, or (III) paid by any wholly owned subsidiary of the Company to the Company or to any other wholly owned subsidiary of the Company or (B) fail to make capital expenditures in accordance with Section 5.1(b)(viii) of the Company Disclosure Letter;

(ix) other than in the ordinary course of business, enter into any Contract that would have been a Material Contract under clauses (i), (ii), (iii), (vi), (vii), (x), (xi) or (xiii) (in the case of clause (xiii), solely with respect to Contracts providing for payments in excess of $25 million in the ordinary course of business) of Section 3.8(a) had it been entered into prior to this Agreement, adversely amend or modify, or terminate any Material Contract other than (A) expirations and renewals of any such Contract in the ordinary course of business in accordance with the terms thereof, (B) non-exclusive licenses, covenants not to sue, releases, waivers or other non-exclusive rights under Intellectual Property owned by the Company and its subsidiaries or (C) any agreement among the Company and its subsidiaries or among the Company’s subsidiaries;

(x) except for borrowings under the Company’s Credit Facilities, incur, amend, refinance or prepay any indebtedness for borrowed money or assume, guarantee, become liable for or endorse the obligations of any Person (other than a subsidiary of the Company), other than (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice under the Company’s revolving credit facilities and other lines of credit existing as of the date of this Agreement, (B) guarantees by the Company or any subsidiary of the Company of indebtedness of the Company or any other subsidiary of the Company, (C) indebtedness incurred in connection with a refinancing or replacement of existing indebtedness (but in all cases which refinancing or replacement shall not (I) increase the aggregate amount of indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with or more beneficial than the indebtedness being refinanced or replaced, (II) contain any prepayment penalties or premiums or original issue discount, (III) violate the terms of the clear market requirement under the Debt Financing Commitments, or (IV) be no-call for any period of time, (D) indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the ordinary course of business, (E) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging Contracts (collectively, “Hedging Arrangements”), which Hedging Arrangements are (1) not entered for speculative purposes and (2) entered into in the ordinary course of business or which can be terminated on 90 days or less notice without penalty, or (F) indebtedness incurred among the Company and its subsidiaries or among the Company’s subsidiaries;

(xi) except as expressly required by any Company Plan, (A) increase or decrease the compensation or benefits of any Company Service Providers (except for annual base salary increases (not to exceed three percent (3%) per annum) in the ordinary course of business consistent with past practice with respect to Company Service Providers whose annual base compensation is less than $350,000), (B) grant any severance or termination pay to any Company Service Provider not provided for under any Company Plan (except as required by applicable Law), (C) establish, adopt, enter into, amend or terminate any Company Plan or employment, consulting, severance, equity or equity based, phantom equity retention, change in control or deferred compensation agreement, trust, plan, policy or arrangement with any Company Service Provider, except for, in the case of employment agreements or arrangements, offers of employment or promotions in the ordinary course of business or in connection with a replacement hiring with annual base compensation less than $350,000, (D) terminate (other than for cause) any Company Service Provider with annual base compensation in excess of $350,000, (E) take any action to accelerate the time of payment, vesting or funding of any payment due under any Company Plan, (F) grant any equity or equity-based awards, except as permitted under Section 5.1(b)(iii)(c), or (G) loan or advance any money or any other property to any present or former director, officer or employee of the Company or any subsidiary of the Company;

(xii) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiii) other than as required by applicable Law (A) make, change or revoke any material method of Tax accounting, (B) make, change or revoke any material Tax election, (C) amend any material Tax Return, (D) surrender any claim for a refund of material Taxes, (E) enter into any closing agreement with respect to any material Taxes, or (F) settle or compromise any material Tax liability;

(xiv) other than as required by applicable Law or Contract, enter into, extend, or materially amend any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its subsidiaries as the bargaining representative for any employees of the Company or its subsidiaries;

(xv) implement any employee layoffs, plant closings or other actions which would trigger the notification requirements of the WARN Act;

(xvi) settle or compromise any Actions, other than settlements or compromises of Actions (A) in the ordinary course of business and (B) where the amount paid (net of insurance proceeds receivable) does not exceed $1 million in the aggregate (net of any insurance proceeds and indemnity, contribution or similar payments actually received by the Company or its subsidiaries) or, if greater, does not materially exceed the total amount reserved for such matter in the Company’s financial statements or (C) where the amount is paid or reimbursed by an insurance carrier or a third party under an indemnity or similar obligation; or

(xvii) merge or consolidate with any Person or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity or otherwise change the form of legal entity of such entity;

(xviii) enter into any new line of business outside its existing business as of the date of this Agreement;

(xix) agree, authorize or commit to do any of the foregoing actions described in Sections 5.1(b)(i) through Section 5.1(b)(xviii).

SECTION 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Except as set forth on Section 5.2 of the Parent Disclosure Letter or as otherwise expressly required by this Agreement or any Transaction Document or as required by applicable Law, each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not, and Parent shall cause each member of the Parent Group not to, directly or indirectly, take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or their respective ability to satisfy their obligations hereunder.

SECTION 5.3 No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Sections 5.1 and 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement (including Sections 5.1 and 5.2), complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1    Non-Solicitation; Acquisition Proposals; Change of Recommendation.

(a)    No Solicitation. Except as expressly permitted by this Section 6.1, from the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its subsidiaries not to and shall direct its and their directors, officers, employees, agents, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly (i) initiate, solicit, propose, knowingly assist, knowingly encourage (including by way of furnishing information) or knowingly take any action to facilitate any inquiry, proposals or offers regarding, or the making or completion of, any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to, any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations) or providing or causing to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) negotiate, execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement executed in accordance with Section 6.1(b)(iii)); provided that it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 6.1(b) or Section 6.1(c) shall not be deemed to be a breach or violation of this Section 6.1(a) and, in the case of Section 6.1(b), shall not be deemed to give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii).

(b)    Exceptions. Notwithstanding anything to the contrary in Section 6.1 or Section 6.3, but subject to compliance with the remainder of this Article VI, nothing contained in this Agreement shall prevent the Company or its Board of Directors from:

(i) complying with its disclosure obligations under applicable Law or the rules and policies of the NYSE, from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), making a “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company) or, after consulting with outside legal counsel, from making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided, that this Section 6.1(b)(i) shall not be deemed to permit the Board of Directors of the Company to make a Change of Recommendation except to the extent otherwise permitted by this Section 6.1.

(ii) prior to (but not after) obtaining the Company Requisite Vote, contacting and engaging in any communications or discussions with any Person or group of Persons and their respective Representatives who has made a written Acquisition Proposal after the date hereof that was not solicited in breach (other than an unintentional or de minimis breach) of Section 6.1(a), solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;

(iii) prior to (but not after) obtaining the Company Requisite Vote, (A) engaging in any communications, negotiations or discussions with any Person or group of Persons and their respective Representatives who has made an Acquisition Proposal after the date hereof that was not solicited in breach (other than an unintentional or de minimis breach) of Section 6.1(a) (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to the Company’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide and written Acquisition Proposal after the date hereof that was not solicited in breach (other than an unintentional or de minimis breach) of Section 6.1(a), in each case, if the Board of Directors (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that, based on the information then available, such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) has received from the Person who has made such Acquisition Proposal an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly following the time it is provided to such Person;

(iv) prior to obtaining the Company Requisite Vote, making a Change of Recommendation (only to the extent permitted by Section 6.1(c)(i) or Section 6.1(c)(ii)); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c)    Change of Recommendation.

(i) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if a written Acquisition Proposal that did not otherwise result from a breach (other than an unintentional or de minimis breach) of Section 6.1 is received by the Company, and the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, the Board of Directors of the Company may, if the Board of Directors of the Company has determined in good faith after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (x) effect a Change of Recommendation and/or (y) terminate this Agreement pursuant to Section 8.1(d)(ii) in order to enter into a definitive written agreement providing for such Superior Proposal; provided, however, that the Company pays to Parent any Company Termination Payment required to be paid pursuant to Section 8.2(b)(i); provided further, that, prior to taking such action described in clauses (x) and/or (y) above, (A) the Company shall give Parent written notice four (4) Business Days in advance (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), which notice shall set forth in writing (I) that the Board of Directors of the Company has received a written Acquisition Proposal that would, if consummated, constitute a Superior Proposal, (II) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Acquisition Proposal and all other documents (other than immaterial documents) related to the Superior Proposal and (III) advise Parent that the Board of Directors of the Company intends to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 8.1(d)(ii) in order to enter into a definitive written agreement providing for such Superior Proposal (such notice, the “Company Notice”), (B) after giving such Company Notice and as a condition precedent to taking any action described in clauses (x) or (y) above, the Company and its Representatives shall negotiate in good faith with Parent (to the extent requested by Parent), to make such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal and (C) at the end of the Notice Period, prior to and as a condition precedent to taking any action described in clauses (x) or (y) above, the Board of Directors of the Company shall take into account in good faith any changes to the terms of this Agreement proposed in writing by Parent in response to the Company Notice and any other information offered by Parent in response to the Company Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal, if such changes offered in writing by Parent (if any) were to be given effect. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 6.1(d) and this Section 6.1(c)(i) and require a new Company Notice, except that references in this Section 6.1(c)(i) to “four (4) Business Days” shall be deemed to be references to “three (3) Business Days” and such three (3) Business Day period shall expire at 5:00 p.m. on the Business Day immediately following the day on which such new Company Notice is delivered (it being understood and agreed that in no event shall any such additional three (3) Business Day notice period be deemed to shorten the initial four (4) Business Day notice period).

(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company may effect a Change of Recommendation if (x) an Intervening Event has occurred, and (y) prior to taking such action, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and its financial advisor(s), that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to effecting such Change of Recommendation, (A) the Company shall give Parent a Company Notice five (5) Business Days in advance, which notice shall include a reasonably detailed description of such Intervening Event and the rationale for the Change of Recommendation, (B) after giving such Company Notice and prior to effecting a Change of Recommendation, the Company shall negotiate in good faith with Parent (to the extent requested by Parent), to make revisions to the terms of this Agreement and (C) at the end of the Notice Period, prior to and as a condition precedent to effecting a Change of Recommendation, the Board of Directors of the Company shall take into account in good faith any changes to the terms of this Agreement proposed in writing by Parent in response to the Company Notice and any other information offered by Parent in response to the Company Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that (I) such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law if such changes proposed in writing by Parent (if any) were to be given effect.

(d)    Notice of Acquisition Proposals. The Company agrees that immediately following the date hereof it shall promptly (and in any event within twenty-four (24) hours) give written notice to Parent of the receipt of any Acquisition Proposal, which notice shall include a summary of the material terms of, but not the identity of the Person making, such proposal, including any proposed agreements that are provided in writing, and thereafter shall keep Parent informed, on a reasonably current basis, of the status and material terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations. The Company agrees that neither it nor any of its subsidiaries or Representatives will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(e)    Existing Discussions. The Company agrees that immediately following the execution and delivery of this Agreement it shall (i) cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal, in each case that exist as of the date hereof, (ii) promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and (iii) promptly terminate all physical and electronic data access previously granted to such Persons. Notwithstanding anything to the contrary herein, subject to compliance with this Section 6.1, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Board of Directors so long as the Company promptly notifies Parent thereof (but not the identity of such counterparty) after granting any such waiver, amendment or release.

(f)    For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transaction, by any Person or group (as defined under Section 13 of the Exchange Act) of a business that constitutes 20% or more of the net revenues, net income or fair market value (as determined in good faith by the Board of Directors of the Company) of the consolidated total assets (it being understood that total assets include equity securities of subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition or purchase (including any share issuance), in a single transaction or series of related transaction, resulting in any Person or group (as defined under Section 13 of the Exchange Act) beneficially owning 20% or more of the total equity securities of the Company (by vote or value), (C) any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13 of the Exchange Act) beneficially owning 20% or more of the total voting power of the equity securities of the Company, or (D) any merger (including a reverse merger in which the Company is the surviving corporation), reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income, or fair market value (as determined in good faith by the Board of Directors of the Company) of the consolidated total assets (it being understood that total assets include equity securities of subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole); in each case of clauses (A) through (D), other than the transactions contemplated by this Agreement; provided that any proposal or offer to the extent related to any purchase of assets, properties or businesses to be divested or held separate pursuant to a Regulatory Remedy in accordance with Section 6.4 shall not be deemed an Acquisition Proposal.

(i) “Intervening Event” means any favorable material event, development, change, effect or occurrence, in each case, with respect to the Company and its Subsidiaries, taken as a whole, and not Parent, Chameleon or their Affiliates (but specifically excluding any Acquisition Proposal or Superior Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal or Superior Proposal); provided, that (A) such event, development, change, effect or occurrence was not known (and should not reasonably have been known) and was not reasonably foreseeable by the Board of Directors of the Company prior to the date of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement), which becomes known to the Board of Directors of the Company after the date of this Agreement and before the Company Requisite Vote is obtained and (B) and “Intervening Event” shall not include (i) any change in the market price, or change in trading volume, of Shares, in and of itself (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred) and (ii) any change consisting of or resulting primarily from a breach of this Agreement by the Company or any of its subsidiaries.

(ii) “Superior Proposal” means a bona fide and written Acquisition Proposal (except that the references in the definition thereof to “20% or more” shall be deemed to be references to “50.1% or more”), that the Board of Directors of the Company, after consultation with its outside legal counsel and its financial advisor(s), in good faith determines, after taking into account all financing, regulatory, legal and other aspects of such proposal (including the identity of the purchaser) (x) is reasonably likely to be consummated in accordance with its terms, and (y) would, if consummated, result in a transaction that is more favorable (including from a financial point of view) to the shareholders of the Company than the transactions contemplated hereby, in each case after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal, financial (including the financing terms of any such proposal), regulatory and shareholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of any financing contingency, the likelihood of termination, the likely timing of closing, the identity of the Person or Persons making the proposal, timing or other aspects of such proposal and the transactions contemplated hereby and any other aspects considered relevant in good faith by the Board of Directors of the Company and after taking into account any changes to the terms of this Agreement offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c)(i).

(g)    Any action taken by any Representative (other than any employee or consultant of the Company who is not, and is not acting on behalf of, a director, senior vice president or above or other officer of the Company) of the Company or any of its subsidiaries that, if taken by the Company, would be a breach of this Section 6.1, shall be deemed to be a breach of this Section 6.1 by the Company.

SECTION 6.2    Proxy Statement.

(a)    The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Unless the Board of Directors of the Company has made a Change of Recommendation in accordance with Section 6.1(b)(iv), Section 6.1(c)(i) or Section 6.1(c)(ii), the Recommendation shall be included in the Proxy Statement.

(b)    Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the shareholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to (with the assistance of, and after consultation with, Parent) resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof, including filing any amendments or supplements as may be required. The Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Shareholders Meeting promptly after the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement; provided, that if the SEC has failed to affirmatively notify the Company on or prior to the date that is ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such mailing shall occur within promptly after such date.

(c)    If at any time prior to the Shareholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information would require any amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its shareholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its shareholders, in each case as and to the extent required by applicable Law.

SECTION 6.3    Shareholders Meeting. The Company, acting through its Board of Directors (or a committee thereof), shall as promptly as reasonably practicable following the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement, take all action required under the OGCL, the Articles of Incorporation, the Code of Regulations and the applicable requirements of the NYSE necessary to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable a meeting of its shareholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Shareholders Meeting”); provided that the Company may postpone, recess or adjourn such meeting (and shall postpone, recess or adjourn if requested by Parent (but in such case the Company shall not be required to postpone or adjourn the Shareholders Meeting to a date that is more than 20 calendar days after the date on which the Shareholders Meeting was originally scheduled)) (i) to the extent required by Law or fiduciary duty, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (iii) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Shareholders Meeting or (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement or any supplemental or additional disclosure, in each case, as required by applicable Law or fiduciary duty (as determined by the Board of Directors of the Company in good faith after consultation with its outside legal counsel) is provided to the shareholders of the Company a reasonable amount of time in advance of the Shareholders Meeting to permit such shareholder to review such supplement, amendment or disclosure prior to the Shareholder’s Meeting. The Company, acting through its Board of Directors (or a committee thereof), shall (a) include in the Proxy Statement the Recommendation (subject to Section 6.1(b)(iv)), and, subject to the consent of such Financial Advisor, the written opinion of the Financial Advisor, and (b) subject to Section 6.1(b)(iv), use its reasonable best efforts to obtain the Company Requisite Vote (it being understood that the foregoing shall not require the Board of Directors of the Company to recommend in favor of the adoption of this Agreement if a Change of Recommendation has been effected in accordance with Section 6.1(c)(i) or Section 6.1(c)(ii)); provided that the Board of Directors of the Company may (A) fail to include the Recommendation in the Proxy Statement, (B) withdraw, modify, qualify, amend or change the Recommendation, (C) fail to recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act for outstanding shares of Common Stock (other than by Parent or an Affiliate of Parent), in each case, within ten (10) Business Days after the commencement thereof, (D) recommend, adopt or approve any Acquisition Proposal, or (E) formally resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions described in the foregoing clauses (A) through (E), a “Change of Recommendation”), in each case solely in accordance with the terms and conditions of Section 6.1(c)(i) or Section 6.1(c)(ii) and, following such Change of Recommendation, may fail to use such reasonable best efforts. Notwithstanding any Change of Recommendation, unless this Agreement is validly terminated pursuant to Article VIII, this Agreement shall be submitted to the Company shareholders and the Company shall be required to hold the Shareholders Meeting.

SECTION 6.4    Further Action; Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party shall (and, in the case of Parent, shall cause each of its subsidiaries and controlled Affiliates (collectively, the “Parent Group”) to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and proper under applicable Laws and regulations in a timely manner as are necessary to cause the conditions to Closing to be satisfied and to consummate the Merger and the other transactions contemplated by this Agreement no later than the End Date, including preparing and filing all documentation to effect all necessary notices, reports and other filings, and obtaining all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement no later than the End Date. In furtherance and not in limitation of the foregoing, each Party hereto shall (i) make or cause to be made (including, in the case of Parent, by causing its applicable Affiliate to make) (x) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof, and (y) the foreign antitrust and foreign investment filings (or, for jurisdictions where submission of a draft prior to formal notification is appropriate, a draft thereof) listed in Section 6.4(a) of the Company Disclosure Letter with respect to the transactions contemplated hereby as promptly as reasonably practicable, (ii) make an appropriate response as promptly as reasonably practicable and advisable to any request pursuant to the HSR Act or any other applicable Antitrust and Foreign Investment Law for additional information and documentary material, and (iii) take (subject to Section 6.4(c) and Section 6.4(e)) any and all other actions necessary or proper to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other applicable Antitrust and Foreign Investment Law no later than the End Date. No Party shall commit to or agree with any Governmental Entity to stay, toll, or extend any applicable waiting period, or “pull and refile” pursuant to 16 C.F.R. 803.12 the filing made under the HSR Act, or enter into a timing agreement, including any agreement to delay the consummation or not to consummate the transactions contemplated hereby, with any Governmental Entity without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(b)    Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts and obligations referenced in Section 6.4(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust and Foreign Investment Law, use its reasonable best efforts to (i) consult and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any material communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all material correspondence, filings and communications between them and the FTC, the DOJ or any other Governmental Entity with respect to the transactions contemplated by this Agreement, with the exception of any filing under the HSR Act; (iv) respond as promptly as reasonably practicable as advisable and appropriate to any inquiries received from or request for any additional information or documentation by the FTC, the DOJ or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any material communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person. Materials provided to the other Party or its counsel may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements or applicable Law, or (iii) as necessary to address reasonable attorney-client privilege or confidentiality concerns. No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry under any Antitrust and Foreign Investment Law in connection with the transactions contemplated hereby without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such substantive meeting or communication.

(c)    In furtherance and not in limitation of the foregoing, Parent shall, and shall cause each member of the Parent Group, to take any and all steps necessary or proper to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust and Foreign Investment Law or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, or make unlawful the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions no later than the End Date, including (A) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, product lines, licenses, properties, products, rights, services or businesses of Parent, or any member of the Parent Group, or the Company or their respective subsidiaries or any interest therein, or (B) otherwise taking or committing or agreeing to restrictions or actions that after the Effective Time would limit Parent’s or any member of Parent Group’s, or the Company’s or their respective subsidiaries’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, product lines, licenses, properties, products, rights, services or businesses of Parent or any member of Parent Group, or the Company or their respective subsidiaries or any interest or interests therein, including any restructuring, reorganizing, relocating, reconfiguring of any assets, operations, properties or businesses (any such actions in (A) or (B) a “Regulatory Remedy”); provided, that notwithstanding anything to the contrary in this Agreement, Parent shall have no obligation to undertake any such Regulatory Remedy that would constitute a Non-Required Remedy. The Company shall effectuate or agree to effectuate a Regulatory Remedy if requested to do so by Parent and shall not effectuate or agree to effectuate a Regulatory Remedy without the prior written consent of Parent. Nothing in this Section 6.4(c) or any other provision of this Agreement shall require Parent, Parent Group, or the Company to effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the Closing and only effective following the Closing.

(d)    Subject to Section 6.4(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, modified, suspended, eliminated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, restrains, enjoins, prohibits, makes unlawful, restricts or delays consummation of the transactions contemplated by this Agreement.

(e)    Without limiting in any respect Parent’s obligations under this Section 6.4, Parent shall have the right to direct, devise and implement the strategy with respect to any Regulatory Remedy, including with respect to determining when (if at all) to discuss, offer, or agree to any Regulatory Remedy, provided that Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing, and provided further that the Parent shall also consider in good faith the views and comments of the Company with respect to all other strategic matters for obtaining the expiration or termination of the waiting period under the HSR Act and the consents of foreign Governmental Entities under

Antitrust and Foreign Investment Laws listed in Section 6.4(a) of the Company Disclosure Letter expeditiously (and in no event later than the End Date).

(f)    None of Parent or Merger Sub, nor any member of the Parent Group shall, and Parent shall cause each member of the Parent Group not to, acquire or agree to acquire, including by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any Person, corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, properties or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(g)    Parent will be solely responsible for and pay all filing fees payable to Governmental Entities under any Antitrust and Foreign Investment Law.

SECTION 6.5    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.5 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.5.

SECTION 6.6    Access to Information; Confidentiality.

(a)    Subject to applicable Law and any applicable COVID-19 Measures, from the date hereof to the Effective Time or the earlier valid termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors, employees and representatives to, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to the Company’s and its subsidiaries’ officers, employees, books and records, as reasonably necessary to facilitate consummation of the transactions contemplated by this Agreement; provided, that such access may be limited to the extent the Company or any of its subsidiaries reasonably determines, in light of applicable COVID-19 or COVID-19 Measures, that such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any of its subsidiaries, it being understood that the Company shall use its commercially reasonable efforts to provide, or cause its subsidiaries to provide, such access in a manner that would not reasonably be expected to jeopardize the health and safety of the employees of the Company and its subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties and shall not include any sampling or testing of environmental media or building materials or any other environmental sampling or testing.

(b)    The foregoing provisions of Section 6.6(a) shall not require and shall not be construed to require the Company to permit any access to any of its officers, employees, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company would (i) unreasonably interfere with the Company’s and its subsidiaries’ business operations, (ii) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (iii) result in a violation of applicable Law, including any fiduciary duty, (iv) waive the protection of any attorney-client privilege or (v) result in the disclosure of any personal information that would reasonably be expected to expose the Company to liability under applicable Laws. In the event that the Company objects to any request submitted pursuant to and in accordance with Section 6.6(a) and withholds information on the basis of the foregoing clauses (ii) through (v), the Company shall inform Parent as to the general nature of what is being withheld and shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments (including, if reasonably requested by Parent, entering into a joint defense agreement with Parent on customary and mutually acceptable terms if requested with respect to any such information). The Company may reasonably designate competitively sensitive material provided to Parent as “Outside Counsel Only Material” or with similar restrictions, which materials and the information contained therein shall be given only to the outside legal counsel of Parent, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 6.6(b) shall be directed to the Person designated by the Company and all information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c)    Each of Parent and Merger Sub will comply with the terms and conditions of the Confidentiality Agreement, dated March 8, 2021, between the Company and American Securities LLC (as it may be amended from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, treat and use, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.7    Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE as promptly as reasonably practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

SECTION 6.8    Publicity. The initial press release regarding the Merger shall be a joint press release and, except in connection with the receipt or existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation, thereafter the Company and Parent shall consult with each other prior to issuing, and give each other the reasonable opportunity to review, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement (including any Regulatory Remedy), and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (or, in the case of the Company, by the fiduciary duties of the Board of Directors of the Company as reasonably determined by the Board of Directors of the Company), in each case, as determined in the good faith judgment of the Party proposing to make such release or other public announcement (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, that (a) any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the Party making the release or statement has used its reasonable best efforts to consult with the other Party on a timely basis and (b) each Party may issue public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby that consist solely of information previously disclosed in press releases or public statements previously approved by either Party or made by either Party in compliance with this Section 6.8 to the extent such disclosure is consistent in all material respects with the information previously disclosed and still accurate at the time of such disclosure; provided, further, that the first sentence of this Section 6.8 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

SECTION 6.9    Employee Benefits.

(a)    For a period of 12 months following the Effective Time (the “Benefit Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its subsidiaries who continues to be employed by the Surviving Corporation or any subsidiary or Affiliate thereof (the “Continuing Employees”), (i) a base salary, base wage, short-term cash target bonus opportunity and commissions opportunity that, in each case, is no less favorable than the base salary, base wage, short-term cash target bonus opportunity and commissions opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee pension, welfare and other benefits (other than equity or equity-based benefits), severance, deferred compensation, and defined benefit plan benefits (other than as where continuation would be required by applicable Law during the continuation period) retiree that are substantially similar in the aggregate to the employee pension, welfare and other benefits (other than equity or equity-based benefits) severance, and deferred compensation provided to such Continuing Employee immediately prior to the Effective Time under the Company Plans set forth on Section 3.11(a) of the Company Disclosure Letter. For the duration of the Benefit Continuation Period, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement no less favorable in the aggregate than the severance or termination arrangement provided to such Continuing Employee immediately prior to the Effective Time. With respect to the Company’s fiscal year during which the Effective Time occurs, Parent shall honor and assume, or shall cause the Surviving Corporation to honor and assume, all annual bonus and incentive plans of the Company (and any awards or other incentive opportunities granted thereunder) in accordance with their terms as in effect immediately prior to the Effective Time, and, with respect to any performance metrics applicable to such annual bonus and incentive plans, Parent shall, or shall cause the Surviving Corporation to, calculate performance in accordance with the terms of the applicable annual bonus and incentive plans of the Company and its subsidiaries. This Section 6.9(a) shall not apply to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement.

(b)    Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions thereof.

(c)    The Company may establish a cash-based retention program as set forth in Section 6.9(c) of the Company Disclosure Letter, which shall not exceed $8 million in the aggregate, consisting of a maximum of (i) $5 million in the aggregate for the fiscal year 2021, (ii) $1.5 million in the aggregate for the first fiscal quarter of 2022 and (iii) $1.5 million in the aggregate for the second fiscal quarter of 2022.

(d)    To the extent that Parent modifies any coverage or benefit plan in which Continuing Employees participate, Parent or any of its subsidiaries (including the Company and any subsidiaries thereof) shall use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the same extent such requirements were met or otherwise not applicable under Company Plan, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the same extent and the same purpose that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan or retire medical plan) under each applicable Parent benefit plan (other than any equity based benefit plan) as if such service had been performed with Parent.

(e)    Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9(e) shall (i) be deemed or construed to be an amendment or other modification of any Company Plan or any other employee benefit plan, program or arrangements, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans or any other employee benefit plan, program or arrangement or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

SECTION 6.10    Directors’ and Officers’ Indemnification and Insurance.

(a)    From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or serving in such capacity at the request thereof or any acts or omissions occurring or alleged to occur prior to the Effective Time in such person’s capacity as a director or officer of the Company or any of its subsidiaries or serving in such capacity at the request thereof, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Ohio Law and its Articles of Incorporation and Code of Regulations in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding to the fullest extent permitted under applicable Law, the Articles of Incorporation, the Code of Regulations or the certificate of incorporation, articles of incorporation and bylaws, or equivalent organizational documents, of any subsidiary; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.10); provided further that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Ohio Law and the Company’s Articles of Incorporation and Code of Regulations shall be made by independent counsel selected by the Surviving Corporation, but otherwise qualifying under Section 1701.13(e)(4) of the OGCL. In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents, and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Party promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, and (iv) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.

(b)    Any Indemnified Party wishing to claim indemnification under Section 6.10, upon learning of any such Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

(c)    The provisions in the Surviving Corporation’s articles of incorporation and code of regulations with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Articles of Incorporation and Code of Regulations in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d)    At Parent’s option, the Company shall purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under each such policy more than 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount. In the event the Company elects to purchase such a “tail policy”, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. If the Company elects not to purchase such a “tail policy”, then Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance. Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party which are in effect as of the date of this Agreement.

(e)    If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume or succeed to all of the obligations set forth in this Section 6.10.

(f)    The provisions of this Section 6.10 shall survive the Merger for a period of six (6) years following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(g)    The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Articles of Incorporation or Code of Regulations of the Company or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or its or their respective officers, directors and employees, it being understood that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 6.11    Parent Financing.

(a)    Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof but taking into account the timing of the Marketing Period, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request requiring the exercise of so-called “market flex” provisions in the fee letter), including using reasonable best efforts to (A) maintain in full force and effect the Financing Commitments, (B) negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Debt Financing Commitments (including any “market flex” provisions applicable thereto) or on terms that, taken as a whole, are no less favorable in the aggregate to Parent than the terms contained in the Debt Financing Commitments (including any “market flex” provisions applicable thereto), in each case, which terms shall not in any respect expand on, or add to, the conditions to the funding of the Debt Financing at the Closing or reduce the aggregate amount of the Debt Financing available to be funded at the Closing below the amount required to fund the Financing Uses; provided that, without expanding on or adding to the conditions to the funding of the Debt Financing at the Closing, Parent and Merger Sub shall be permitted to increase the total amount of Debt Financing (such definitive agreements, the “Definitive Financing Agreements”) and (C) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Parent or Merger Sub in the Financing Commitments and such Definitive Financing Agreements that are to be satisfied by Parent or Merger Sub and consummate the Financing at or prior to the Closing if all conditions to the Financing are then satisfied. Parent shall obtain the Equity Financing contemplated by the Equity Financing Commitment upon satisfaction or waiver of the conditions to Closing in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of any material developments concerning the status of its efforts to arrange and obtain the Debt Financing and Parent shall promptly respond to any request from the Company concerning such status. Upon reasonable prior written request, Parent shall provide the Company with copies of any final Definitive Financing Agreements and such other material information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities.

(b)    In the event that Parent becomes aware that any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Financing Commitments, Parent shall promptly notify the Company and Parent shall use its reasonable best efforts and as promptly as practicable after the occurrence of such event, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain alternative debt financing from the same or alternative Debt Financing Sources in an amount sufficient, when added to the portion of the Financing that is and remains available to Parent, together with cash on hand at Parent and its subsidiaries, to consummate the transactions contemplated by this Agreement and to pay all Financing

Uses (“Alternative Financing”) and to obtain and provide the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”), which Alternative Financing Commitment Letter will not (i) include terms and conditions (including any “market flex” provisions applicable thereto) that are materially less beneficial to Parent than those contemplated in the Debt Financing Commitments (including any “market flex” provisions applicable thereto) or involve (or expand upon) any conditions to funding of the Debt Financing that are not contained in the Debt Financing Commitments or (ii) reasonably be expected to prevent, materially impede, or delay the consummation of the transactions contemplated by this Agreement; provided that such reasonable best efforts shall not require Parent to pay more fees, OIDs or incur an increase in pricing than the pricing terms of the Debt Financing Commitments as in effect on the date hereof, taking into account “market flex” terms. In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, but any bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge facilities obtained in accordance with this Section 6.11(b)) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing as promptly as practicable. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof) (i) to Financing or Debt Financing shall include Alternative Financing, (ii) to Financing Commitments or Debt Financing Commitments shall include the Alternative Financing Commitment Letter and (iii) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing. Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Alternative Financing necessary to fund the Financing Uses.

(c)    Without limiting the generality of Section 6.11(b), Parent shall promptly (and, in any event, within one (1) Business Day) notify the Company in writing of the occurrence of any of the following: (i) termination, withdrawal, repudiation, rescission, cancellation or expiration of any Financing Commitment or Definitive Financing Agreement, (ii) any actual breach or default under any Financing Commitment or Definitive Financing Agreement by any party to such Debt Financing Commitment or Definitive Financing Agreement and (iii) receipt by any of Parent or any of its Affiliates or Representatives of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual, threatened or alleged breach, default, termination, withdrawal, rescission or repudiation by any party to any Financing Commitment or Definitive Financing Agreement or any provision of any provision of any Financing Commitment or Definitive Financing Agreement (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of (including the amount of Financing contemplated) any Financing Commitment) or (B) material dispute or disagreement between or among any parties to any Financing Commitment or Definitive Financing Agreement or (iv) if for any reason Parent in good faith believes that it is reasonably likely that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the Definitive Financing Agreements. As soon as reasonably practicable, but in any event within two (2) Business Days, Parent shall provide to the Company and its Representatives any and all information reasonably requested by the Company relating to any of the circumstances referred to in this Section 6.11(c).

(d)    Parent and Merger Sub shall not permit or consent to or agree to (i) any amendment, restatement, replacement, supplement, termination, reduction or other modification or waiver of any condition, provision or remedy under, the Equity Financing Commitment (other than to increase the amount of Equity Financing available thereunder), (ii) any amendment, restatement, replacement, supplement, termination or other modification or waiver of any condition, provision or remedy under, the Debt Financing Commitments or Definitive Financing Agreements if such amendment, restatement, supplement, termination, reduction, modification or waiver would reasonably be expected to (A) impose new or additional conditions precedent to the funding of the Debt Financing or would otherwise change, amend, modify or expand any of the conditions precedent to the funding of the Debt Financing, in any such case, from those set forth in the Debt Financing Commitments on the date of this Agreement, (B) materially impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, taking into account the timing of the Marketing Period, (C) reduce the aggregate net cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “market flex” provisions existing on the date of this Agreement)) or (D) otherwise adversely affect the ability of Parent to enforce its rights under the Debt Financing Commitments, or (iii) the early termination of the Financing Commitments or any Definitive Financing Agreement. Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Financing Commitments or Definitive Financing Agreements promptly upon execution thereof on the date hereof. Parent shall use its reasonable best efforts to maintain the effectiveness of the Financing Commitments until the transactions contemplated by this Agreement are consummated or the Financing Commitments are terminated pursuant to the terms thereof as in effect on the date hereof; provided however, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify the Debt Financing Commitments (i) solely to add additional Debt Financing Sources as parties thereto who had not executed the Debt Financing Commitments as of the date hereof or (ii) solely to increase the total amount of Debt Financing provided thereunder. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent or Merger Sub that speak as of the date hereof), references to the “Debt Financing Commitments” shall include such document as permitted or required by this Section 6.11 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.

(e)    Prior to the Closing Date, the Company agrees to use reasonable best efforts to take, and shall cause its subsidiaries and its and their respective officers, directors and employees to use, reasonable best efforts to take and shall use its reasonable best efforts to direct its other Representatives to take, in each case at Parent’s sole cost and expense, such cooperation as may be reasonably requested by Parent and that is customary for the arrangement of financings of the type contemplated by the Debt Financing Commitments (which, for the purpose of Sections Section 6.11(e) – (l), shall include any permanent financing in lieu or in replacement of any bridge financing included in the Debt Financing) or in connection with the arrangement of the Debt Financing and the satisfaction of the conditions as set forth in the Debt Financing Commitments, including using reasonable best efforts to:

(i)    furnish to Parent (A) the Required Information, (B) the financial statements of the Company required to be delivered under paragraph 6(a)(iii) and 6(b)(iii) of Exhibit E to the Debt Financing Commitments (which shall, in any event, be required to be delivered by the Company no later than the Closing Date and not be subject to the “reasonable best efforts” qualifier) and (C) such other pertinent and customary financial and operating information regarding the Company as may be reasonably requested by Parent to the extent that such information is required in connection with the arrangement of the Debt Financing, provided that in connection with the foregoing clause (C), the Company shall not be obligated to furnish any of the Excluded Information and the Company shall only be obligated to deliver such information to the extent such information may reasonably be obtained from the books and records of the Company or is otherwise readily available to the Company and its Subsidiaries;

(ii)    upon reasonable prior notice, cause members of management (with appropriate seniority) of the Company and its subsidiaries to participate in a reasonable number of meetings, presentations and roadshows with prospective lenders and investors and sessions with the ratings agencies, in each case in connection with the Debt Financing at reasonable times and locations mutually agreed;

(iii)    reasonably in advance of the commencement of the marketing of the Debt Financing (to the extent notified by Parent), assist Parent and the Debt Financing Sources in their preparation of (A) any bank information memoranda and related lender presentations, (B) any offering memoranda or private placement memoranda, (C) materials for rating agency presentations and (D) other customary marketing materials, including reviewing and commenting on Parent’s draft of business description with respect to the Company and its subsidiaries; provided that any such materials that include disclosure and financial statements with respect to the Company shall only reflect the Surviving Corporation as the obligor(s) and no such bank information memoranda, lender presentations or materials shall be issued by the Company or its subsidiaries (but, for the avoidance of doubt, may include authorization letters delivered by the Company with respect to its own information);

(iv)    (A) assist and provide customary information to assist Parent in allowing Parent to prepare pro forma financial statements customarily included in offering documents for high yield debt securities (or reasonably required by the Debt Financing Sources), it being understood that Parent, and not the Company or its subsidiaries or their respective Representatives, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments and the Company’s assistance shall relate solely to the financial information and data that can be reasonably derived from the Company’s historical books and records or other readily available data or information and the Company shall not be responsible for providing any information required for the preparation of such pro forma financial statements relating to (a) cost savings, synergies, capitalization, ownership, and other post-Closing or pro forma adjustments (and the assumptions relating thereto); or (b)(i) other information, data and assumptions concerning the assumptions underlying such post-Closing or pro forma adjustments, and (B) direct and facilitate the Company’s auditors to provide (x) customary comfort letters (including “negative assurance” comfort) with respect to historical financial information of the Company included in any syndication, offering or other marketing documents relating to Debt Financing and (y) customary consents to the use of their audit reports on the consolidated financial statements of the Company in any syndication, offering or other marketing documents relating to the Debt Financing, in each case subject to such auditors’ policies and procedures and applicable auditing standards;

(v)    at least four (4) Business Days prior to the Closing Date, provide Parent all documentation and other information with respect to the Company and its subsidiaries as shall have been reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date that is required in connection with the Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and, if the Company or any of its subsidiaries qualifies as “legal entity customers” under the Beneficial Ownership Regulation (as defined in the Debt Financing Commitments), a Beneficial Ownership Certification (as defined in the Debt Financing Commitments) and that are required by paragraph 9 of Exhibit E of the Debt Financing Commitments;

(vi)    reasonably facilitate the pledging of collateral, including any possessory collateral (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative at the Effective Time);

(vii)    assist with the incurrence of Debt Financing prior to the Effective Time as may be requested by Parent and the escrow of proceeds thereof;

(viii)    assist with the preparation of any definitive financing documents as may be reasonably requested by Parent by providing information for the completion of any schedules thereto, solely to the extent such materials relate to information concerning the Company and its subsidiaries; and

(ix)    executing and delivering prepayment notices in respect of the Credit Facilities on the Closing Date within the time periods contemplated by the documentation governing the Credit Facilities;

Notwithstanding anything to the contrary in this Section 6.11(e), nothing will require the Company to provide any (1) pro forma financial statements, projections or other prospective information; (2) description of all or any portion of the Debt Financing, any “description of notes” or “description of other indebtedness”, or other information customarily provided by the Debt Financing Sources or their counsel; (3) risk factors relating to all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure; (4) “segment” financial information and separate subsidiary financial statements, (5) any financial statements or other information required by Rules 3-05, 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X, Regulation S-K Item 302 or for any period prior to January 1, 2019, (6) information regarding officers or directors prior to consummation of the Merger (except biographical information if any of such persons will remain officers or directors after consummation of the Merger), executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC), (7) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its subsidiaries was party to any such transactions prior to consummation of the Merger), (8) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (excluding information that is historical financial information of the Company and is derivable without undue effort or expense by the Company from the books and records of the Company or any of its subsidiaries), (9) information necessary for the preparation of any projected or forward-looking financial statements or information that is not derivable without undue effort or expense by the Company from the books and records of the Company or any of its subsidiaries or (10) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A (for life) promulgated under the Securities Act (“Excluded Information”).

(f)    Notwithstanding anything herein to the contrary, (i) such requested cooperation pursuant to Section 6.11(e) or this Section 6.11(f) shall not unreasonably disrupt or interfere with the business or the operations of the Company or its subsidiaries, (ii) nothing in Section 6.11(e) or this Section 6.11(f) shall require cooperation to the extent that it would (A) subject any of the Company’s or its subsidiaries’ respective directors, managers, officers, employees or Representatives to any actual or potential personal liability, (B) reasonably be expected to conflict with, or violate, the Company’s and/or any of its subsidiaries’ organizational documents or any Law, or result in the contravention of, or violation or breach of, or default under, any material Contract to which the Company or any of its subsidiaries is a party not entered into in contemplation of this Section 6.11(f), (C) cause any condition to the Closing set forth in Section 7.1, Section 7.2 or Section 7.3 to not be satisfied or (D) cause any breach of this Agreement, (iii) neither the Company nor any subsidiary thereof shall be required to (A) (x) pay any commitment or other similar fee or (y) incur or assume any liability or other obligation in connection with the financings contemplated by the Financing Commitments, the Definitive Financing Agreements, the repayment of the Funded Indebtedness or the Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Commitments, the Definitive Financing Agreements, the repayment of the Funded Indebtedness, the Financing or any information utilized in connection therewith, in each case of this clause (y), to the extent not indemnified by and/or reimbursed Parent pursuant to Section 6.11(g) below (and subject to the limitations thereunder), (B) deliver or obtain legal opinions of internal or external counsel, (C) provide access to or disclose information where the Company determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or material Contract subject to the agreements of the Company set forth in the second sentence of Section 6.6(b) hereof, or (D) waive or amend any terms of this Agreement or any other material Contract to which the Company or its subsidiaries is party and (iv) none of the Company or any of its subsidiaries or their respective directors, officers or employees, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any Definitive Financing Agreement, with respect to the Financing (other than any customary management representation letters and, CFO certificates with respect to the Company’s financial statements to be used for the arrangement of the Debt Financing and customary authorization letters in respect of the Company’s information included in customary syndication materials for bank financing) or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Financing is obtained, including any Definitive Financing Agreement; provided that any such director, manager or officer of the Company or its subsidiaries who remains as a director, manager or officer of the Company or its subsidiaries on and after the Closing Date may in their capacity as such director, manager or officer of the Surviving Corporation adopt such resolutions and execute and delivery other deliverables that are contingent upon the occurrence of, or only effective as of, the Effective Time. Notwithstanding anything set forth herein to the contrary, regardless of whether any director or manager will remain director or manager on and after the Closing Date and without giving effect to any “reasonable best effort” qualifier, the Company shall deliver customary management representation letters and CFO certificates with respect to the Company’s financial statements to be used for the arrangement of the Debt Financing and customary authorization letters in respect of the Company’s information included in customary syndication materials for bank financing prior to the commencement of the marketing of the Debt Financing.

(g)    Parent (i) shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs (including (A) reasonable and documented outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Debt Financing, including participating in any meetings) to the extent incurred by the Company, any of its subsidiaries or their respective directors, officers, employees and other Representatives in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.11; provided that such reimbursement shall not include the preparation of any financial statements or data that would otherwise be prepared by the Company in its ordinary course of business if the requirement of this Section 6.11 did not exist and (ii) shall indemnify and hold harmless the Company and its subsidiaries and their respective directors, officers, employees and other Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.11 (including any action taken in accordance with this Section 6.11) and any information utilized in connection therewith and other than, to the extent determined by a court of competent jurisdiction in a final and non-appealable order, any liability as a result of any willful misconduct, gross negligence, or bad faith, fraud or intentional misrepresentation by the Company and its subsidiaries and their respective Representatives.

(h)    All non-public or otherwise confidential information regarding the Company or its subsidiaries obtained by Parent, Merger Sub or any of their respective Representatives pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreement or pursuant to confidentiality undertakings customary for the type of Debt Financing contemplated under the Debt Financing Commitments.

(i)    The Company hereby consents to the use of the logos of the Company and its subsidiaries in connection with the arrangement of the Debt Financing; provided that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage its or their reputation or goodwill.

(j)    For the avoidance of doubt, the Parties hereto acknowledge and agree that (i) the provisions contained in this Section 6.11 represent the sole obligation of the Company and its subsidiaries with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations and (ii) no provisions contained in this Section 6.11 shall be deemed to modify or qualify the definitions of “Required Information” or “Marketing Period”.

(k)    The Company shall use reasonable best efforts to, at least three Business Days prior to the Closing Date, deliver to Parent copies of customary payoff letters from the administrative agent under the Credit Facilities evidencing (i) the repayment in full of all principal, accrued and unpaid interest, fees and other amounts outstanding under such Credit Facilities on the Closing Date (but excluding any amounts constituting contingent obligations not then due and payable that by their terms survive the termination of such Credit Agreement and any related agreements), (ii) the termination of all commitments to extend credit under such Credit Agreement and (iii) the termination and/or release of any security interests and guarantees in connection with such Credit Agreement and related loan documents (the “Payoff Letters”).

(l)    Notwithstanding anything to the contrary in this Agreement, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as the Company shall otherwise consent in writing in its sole discretion, Parent shall not, and shall cause each of its Subsidiaries and Chameleon and its Subsidiaries not to: (i) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any Person, corporation, partnership, business organization or division thereof, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business or pursuant to existing

Contracts, or (B) any subsidiaries of Parent or Chameleon, as applicable, (ii) make or authorize any cash payment of, or accrual or commitment for, capital expenditures, except any such expenditure within the thresholds set forth in Section 6.11(l)(ii) of the Parent Disclosure Letter, (iii) declare, make or pay any dividend or other distribution, payable in cash, property or otherwise, with respect to any of its capital stock or other equity securities (other than intercompany dividends), (iv) amend its organizational documents, (v) incur or guarantee additional indebtedness (absent corresponding increase in commitments under the Equity Financing Commitment) or (vi) agree, authorize or commit to do any of the foregoing actions, in each case, with respect to clauses (i) through (vi) above, which would prohibit or prevent Parent, Chameleon or Merger Sub from consummating the Refinancing (as defined in the Debt Financing Commitments) or the Chameleon Acquisition (as defined in the Debt Financing Commitments).

SECTION 6.12    Takeover Statutes. If any Takeover Law is or becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and shall use reasonable best efforts to take such actions as are reasonably necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on such transactions. Nothing in this Section 6.12 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

SECTION 6.13    Transaction Litigation. In the event that any shareholder litigation (including any class action or derivative litigation) related, directly or indirectly, to this Agreement, the Merger or the other transactions contemplated by this Agreement, including disclosures made under securities laws and regulations related thereto, is brought against the Company, its officers or any members of its Board of Directors after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof (including by promptly providing copies of all pleadings with respect thereto). The Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

SECTION 6.14    Obligations of Merger Sub, Obligations of Subsidiaries. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Financing Commitments and any Alternative Financing. The Company shall take all actions necessary to cause its subsidiaries to perform their respective obligations under this Agreement.

SECTION 6.15    Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.16    Delivery of FIRPTA Certification and Notice. On the Closing Date, the Company shall deliver to Parent a certification, dated as of the Closing Date and signed by a responsible corporate officer of the Company, that an interest in the Company is not a “United States real property interest” as defined in Section 897(c)(1)(A) of the Code because the Company is not, and has not been at any time during the five (5) years preceding the date of such certification, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, together with a signed notice as contemplated by Treasury Regulations Section 1.897-2(h), which Parent shall be entitled to file or cause to be filed with the IRS.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver by the Company and Parent (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b)    Law or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted or promulgated any Law, statute, rule, regulation, executive order, decree, ruling, judgement, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger or any of the transactions contemplated hereby that remains in effect.

(c)    Consents. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained, (ii) there shall not be in effect any agreement with a Governmental Entity pursuant to which Parent and the Company have agreed not to consummate or to delay consummation of the Merger and (iii) each other consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under, any Antitrust and Foreign Investment Laws in the jurisdictions identified on Section 7.1(c)(iii) of the Company Disclosure Letter shall have been obtained, shall have been received or deemed to have been received or shall have terminated or expired, as the case may be.

SECTION 7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 3.1 [Organization and Qualification; Subsidiaries], Section 3.3(c) and (d) [Capitalization], Section 3.4 [Authority], Section 3.19 [Opinion of Financial Advisor], Section 3.20 [Brokers] and Section 3.21 [Takeover Statutes] shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.3(a) and Section 3.3(b) [Capitalization] shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), other than for issuances permitted pursuant to this Agreement and other than for inaccuracies that, in the aggregate, do not increase the aggregate consideration payable by Parent pursuant to Article II in more than a de minimis respect, (iii) Section 3.9(c)[Absence of Certain Changes or Events] shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date and (iv) the other representations and warranties of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in each case as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c)    Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect; and

(d)    Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying that the conditions set forth in Section 7.2(a) [Representations and Warranties] and Section 7.2(b) [Performance of Obligations of the Company] have been satisfied.

SECTION 7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 and Section 4.2 shall be true and correct (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in all material respects, as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (ii) the other representations and warranties of Article IV shall be true and correct, in each case as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”);

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c)    Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) [Representations and Warranties], Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] have been satisfied and Section 7.2(c) [Material Adverse Effect] have been satisfied.

ARTICLE VIII

TERMINATION

SECTION 8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the Company Requisite Vote having been obtained:

(a)    by mutual written consent of Parent, Merger Sub and the Company;

(b)    by Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued a final order, decree, judgment, injunction or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such order, decree, judgment, injunction, ruling or other action is or shall have become final and non-appealable (a “Restraint”); provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied in all material respects with such Party’s obligations pursuant to Section 6.4 [Further Action; Efforts] to prevent, oppose and remove such Restraint; provided, further, that the right to terminate this Agreement pursuant to this

Section 8.1(b) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, of Merger Sub) or the failure of such Party (or, in the case of Parent, of Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of or primary factor that resulted in such Restraint;

(c)    by either Parent or the Company if the Effective Time shall not have occurred on or before 5:00 p.m. (New York Time) on May 11, 2022 (as such date may be extended pursuant to this Agreement, the “End Date”); provided, however, that if any of the conditions to the Closing set forth in Section 7.1(b) [Law or Governmental Orders] (solely as it relates to any Antitrust and Foreign Investment Laws), or Section 7.1(c) [Consents] has not been satisfied or waived on or prior to May 11, 2022 but all other conditions to Closing set forth in Article VII have been satisfied or validly waived (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date) or waived, then, unless (i) the Company sends a written notice to Parent of its intent to terminate this Agreement pursuant to this Section 8.1(c) (a “End Date Termination Notice”) and (ii) Parent sends a written notice to the Company within five Business Days of its receipt of the End Date Termination Notice stating that Parent accepts the Company’s termination of this Agreement pursuant to the End Date Termination Notice, the End Date shall automatically and without the need for any further action by any Person become 5:00 p.m. (New York Time) on August 11, 2022 and, for the avoidance of doubt, the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Parent unless the Effective Time shall not have occurred on or before the End Date as extended pursuant to this proviso; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, of Merger Sub) in violation of this Agreement or the failure of such Party (or, in the case of Parent, of Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of or primarily resulted in the failure of the Effective Time to occur on or before the End Date.

(d)    by written notice from the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, such that the conditions set forth in Section 7.3(a) [Representations and Warranties] or Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] would not be satisfied and, in either such case, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) [Representations and Warranties] or Section 7.2(b) [Performance of Obligations of the Company] would not be satisfied; or

(ii) prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement providing for a Superior Proposal, subject to the terms and conditions of, Section 6.1(c)(i) [Change of Recommendation] and after compliance in all material respects with the terms of Article VI; provided that the Company pays the Company Termination Payment at or prior to the time of such termination in accordance with Section 8.2(b)(i) (it being understood that the Company may enter into such definitive agreement simultaneously with such termination of this Agreement);

(e)    by written notice from Parent if:

(i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that the conditions set forth in Section 7.2(a) [Representations and Warranties] or Section 7.2(b) [Performance of Obligations of the Company] would not be satisfied and, in either such case, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.3(a) [Representations and Warranties] or Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] would not be satisfied; or

(ii)    prior to obtaining the Company Requisite Vote, if the Board of Directors of the Company shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation; or

(f)    by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.

(g)    by the Company, if (i) the conditions set forth in Section 7.1 [Conditions to Obligations of Each Party to Effect the Merger] and Section 7.2 [Conditions to Obligations of Parent and Merger Sub] (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or (to the extent permissible under applicable Law) waived in accordance with this Agreement, (ii) the Company has indicated in writing that the Company is ready and willing to consummate the Merger and ready, willing and able to take all action within its control to consummate the Merger, (iii) Parent and Merger Sub fail to consummate the Merger within two (2) Business Days of the date on which the Closing should have occurred pursuant to Section 1.2 [Closing] and (iv) during such two (2) Business Day period described in clause (iii), the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby.

SECTION 8.2    Effect of Termination.

(a)    In the event of the valid termination of this Agreement pursuant to Section 8.1 [Termination], this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(c) [Access to Information; Confidentiality], Section 6.8 [Publicity], the expense reimbursement and indemnification provisions of Section 6.11(g) [Parent Financing], this Section 8.2, Section 8.3 [Expenses] and Article IX, which shall survive such termination in accordance with its terms and conditions; provided that, subject to the limitations set forth in Section 8.2(e), Section 8.2(f) and Section 8.2(g), nothing herein shall relieve the Company of any liability for damages resulting from the Company’s Willful Breach prior to such termination by any Party hereto. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.12.

(b)    In the event that:

(i) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii) [Superior Proposal], by Parent pursuant to Section 8.1(e)(ii) [Change of Recommendation] then the Company shall pay the Company Termination Payment to Parent (or one or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) [Superior Proposal] or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) [Change of Recommendation] (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose.

(ii) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c) [End Date] or Section 8.1(f) [Company Requisite Vote] or Parent pursuant to Section 8.1(e)(i) [Breach by the Company] and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Shareholders Meeting or any postponement or adjournment thereof

(or, if earlier, prior to the termination of this Agreement) an Acquisition Proposal shall have been made directly to the Company’s shareholders, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn prior to (x) such termination (with respect to a termination pursuant to Section 8.1(c) [End Date] or Section 8.1(e)(i) [Breach by the Company]) or (y) the taking of a vote to approve this Agreement (with respect to a termination pursuant to Section 8.1(f) [Company Requisite Vote]) and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal (which is subsequently consummated), or shall have consummated such Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made on the date of the consummation of such Acquisition Proposal, by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50.1%”.

(iii) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(i) [Breach by Parent or Merger Sub] or Section 8.1(g)[Parent Failure to Close] (or pursuant to any provision of Section 8.1 [Termination] under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(d)(i) [Breach by Parent or Merger Sub] or Section 8.1(g) [Parent Failure to Close]), Parent shall pay to the Company a fee of $93,425,200 (the “Parent Reverse Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated in writing by the Company to Parent for such purpose, such payment to be made within two (2) Business Days of the applicable termination.

(iv) this Agreement is validly terminated by the Company or Parent pursuant to (x) Section 8.1(b) [Legal Restraint] and the applicable restraint, injunction or other prohibition giving rise to such termination is issued under or pursuant to any or relating to any Antitrust and Foreign Investment Law or (y) Section 8.1(c) [End Date] and, in either case of clause (x) or (y), the only conditions to Closing set forth in Section 7.1 and Section 7.2 that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the date of such termination or the failure thereof to be satisfied is attributable primarily to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained herein) or (to the extent permissible under applicable Law) waived in accordance with this Agreement on or prior to the date of such termination are the conditions to the Closing set forth in Section 7.1(b) [Law or Governmental Order] (solely as it relates to any Antitrust or Foreign Investment Laws) or Section 7.1(c) [Consents], so long as the failure of such conditions to be satisfied is not primarily attributable to a breach by the Company of its representations, warranties, covenants or agreements contained herein, Parent shall pay to the Company a fee of (i) in the event of such termination absent an extension of the initial End Date pursuant to Section 8.1(c), $50 million or (ii) in the event of such termination following an extension of the initial End Date pursuant to Section 8.1(c), $93,425,200 (the “Parent Regulatory Termination Fee” and, each of the Parent Regulatory Termination Fee and the Parent Reverse Termination Fee, a “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made, in the case of such termination by Parent, simultaneously with such termination, and in the case of such termination by the Company, within two (2) Business Days of such termination.

(c)    The Parties acknowledge and hereby agree that each of the Company Termination Payment and the applicable Parent Termination Fee, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall (i) the Company be required to pay the Company Termination Payment or Parent be required to pay the applicable Parent Termination Fee, as the case may be, on more than one occasion or (ii) Parent be required pay more than one Parent Termination Fee, whether or not the Company Termination Payment or the applicable Parent Termination Fee, as the case may be, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)    Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iii) or Section 8.2(b)(iv) and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit with respect to the other Party’s failure to pay an amount due pursuant to Section 8.2(b)(i), Section 8.2(b)(ii), Section 8.2(b)(iii) or Section 8.2(b)(iv), the non-prevailing party in such suit shall pay to the prevailing party, as applicable, the prevailing Party’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by the Company) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, plus 2% as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to Section 8.2(b) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b).

(e)    Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Payment from the Company pursuant to this Section 8.2, the Company Termination Payment and, if applicable, the costs and expenses of Parent pursuant to Section 8.2(d) shall, subject to Section 9.12 [Specific Performance], be the sole and exclusive monetary remedy of Parent, Merger Sub and their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) against the Company, its subsidiaries or any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representations made or alleged to have been made in connection herewith or therewith (collectively, the “Company Transaction Obligations”), and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or any other Company Transaction Obligations or in respect of representations made or alleged to be made in connection herewith or in connection with any other Company Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.6(c) [Access to Information; Confidentiality] and Section 6.8 [Publicity].

(f)    Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and the Company is paid the applicable Parent Termination Fee from Parent pursuant to this Section 8.2, (i) the applicable Parent Reverse Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 8.2(d) (and the obligations of the Sponsor under the Equity Financing Commitment in accordance with the terms and conditions thereof) shall, subject to Section 9.12 [Specific Performance], be the sole and exclusive monetary remedy of the Company against the Parent Related Parties or any Debt Financing Source under the Debt Financing and any of their respective Debt Financing Sources for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith (collectively, the “Parent Transaction Obligations”) and (ii) except as expressly provided in the previous clause (i), upon payment of such amounts, none of the Parent Related Parties or Debt Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or any other Parent Transaction Obligations or in respect of representations made or alleged to be made in connection herewith or in connection with any other Parent Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except, in case of clauses (i) and (ii), that nothing shall relieve Parent of its obligations under Section 6.6(c) [Access to Information; Confidentiality], Section 6.8 [Publicity] and Section 6.11(g) [Parent Financing].

(g)    Notwithstanding anything to the contrary contained in this Agreement, and without limiting the Company’s or Parent’s rights under Section 9.12 [Specific Performance], under no circumstances will (i) the Company be entitled to monetary damages under this Agreement or in connection with the transactions contemplated hereby from any Parent Related Parties (other than Parent and Merger Sub), other than pursuant to, and in accordance with the terms of, the Equity Financing Commitment or the Confidentiality Agreement or (ii) Parent or Merger Sub be entitled to monetary damages under this Agreement or in connection with the transactions contemplated hereby from any Company Related Parties (other than the Company).

SECTION 8.3    Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Filing fees incurred in connection with obtaining any consents or making any filings under any Antitrust and Foreign Investment Law shall be borne by Parent; provided, that the costs and expenses of counsel in connection with preparing such filings and responding to any requests from any Governmental Entity with respect to Antitrust and Foreign Investment Law shall be borne by the Party incurring such expense. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1    Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

SECTION 9.2    Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties.

SECTION 9.3    Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure or delay of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder. For purposes of this Section 9.3, Parent and Merger Sub shall be treated collectively as a single Party.

SECTION 9.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by facsimile (provided that notice by facsimile shall not be effective unless either (A) a duplicate copy is promptly given by one of the other methods described in this Section 9.4 or (B) the receiving party confirms receipt of such notice by one of the methods described in this Section 9.4), (iii) by e-mail (receipt confirmation requested) or (iv) by nationally recognized overnight courier service, when delivered (with proof of delivery) or registered or certified mail (postage prepaid, return receipt requested), when delivered (with proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)    if to Parent or Merger Sub:

c/o American Securities LLC

590 Madison Avenue, 38th Floor

New York, NY 10022

Attention: Scott Wolff and Eric L. Schondorf

Email:     swolff@american-securities.com;

eschondorf@american-securities.com

    with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Ave.

New York, NY 10022

Attention:    Michael E. Weisser, P.C. and Duncan Enista

Email:          michael.weisser@kirkland.com; duncan.enista@kirkland.com

(b)    if to the Company:

Ferro Corporation

6060 Parkland Boulevard

Mayfield Heights, Ohio 44124

Attention:    Mark Duesenberg, General Counsel

Email:          mark.duesenberg@ferro.com

    with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:    Mario A. Ponce

    Jakob Rendtorff

Email:         mponce@stblaw.com

    jrendtorff@stblaw.com

SECTION 9.5    Certain Definitions. For purposes of this Agreement, the term:

(a)    “Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and use provisions on terms generally no less favorable to the Company than the corresponding terms in the Confidentiality Agreement are on Parent (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements), provided that such confidentiality agreement need not include any “standstill” or similar terms;

(b)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person;

(c)    “Antitrust and Foreign Investment Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Federal Trade Commission Act of 1914 and all other federal, state, foreign, and multinational, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, and any Laws of any jurisdiction which are designed to regulate inward investment by a foreign-domiciled entity;

(d)    “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York;

(e)    “Chameleon” means ASP Chromaflo Holdings LP, a Cayman Islands limited partnership.

(f)    “Company Equity Award” means any Option, Share Unit or PSU issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plans;

(g)    “Company Stock Plans” means the Company’s 2006 Long-Term Incentive Plan, 2010 Long-Term Incentive Plan, 2013 Omnibus Incentive Plan and 2018 Omnibus Incentive Plan, as each may be amended from time to time;

(h)    “Company Termination Payment” means an amount equal to $55,120,868;

(i)    “Compliant” means, with respect to any applicable Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading in light of the circumstances in which it was made, (b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements for information customarily included in offerings of high yield debt securities pursuant to Rule 144A under the Securities Act, (c) no auditor shall have withdrawn any audit opinion with respect to any financial statements contained in such Required Information, (d) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AS 4105 (Reviews of Interim Financial Information) and (e) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficiently current to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement of Parent using such financial statements to be declared effective by the Securities and Exchange Commission on the last day of the Marketing Period (assuming all other information in such registration statement not relating to the Company and its subsidiaries has been provided in satisfaction of such requirements of Rule 3-12 of Regulation S-X) and are sufficient to permit the Company’s independent accountants to issue a customary “comfort letter” to the underwriters or initial purchasers in a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act as permanent financing in lieu or in replacement of any bridge financing included in the Debt Financing, including as to customary negative assurances and change period comfort.

(j)    “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(k)    “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof.

(l)    “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (including the Families First Coronavirus Response Act, Pub. L. No. 116-127, Coronavirus Aid, Relief and Economic Security Act Pub. L. No. 116-136, Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, and Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Entity).

(m)    “Credit Facilities” means the Credit Agreement, dated as of February 14, 2017, among the Company, the lenders party thereto, PNC Bank, National Association, as the administrative agent, collateral agent and a letter of credit issuer, Deutsche Bank AG New York Branch, as the syndication agent and as a letter of credit issuer, and the various financial institutions and other persons from time to time party thereto (the “Credit Agreement”), as amended by the First Amendment to Credit Agreement, dated as of April 25, 2018, as further amended by the Second Amendment to Credit Agreement, dated as of November 5, 2018, and as further amended by the Third Amendment to Credit Agreement, dated as of May 4, 2020, as it may be further amended, refinanced or replaced in accordance with its terms;

(n)    “Debt Financing Sources” means the entities that are party to the Debt Financing Commitments (other than Parent and Merger Sub); provided, that in the event that any additional commitment party is added as a party to the Debt Financing Commitments after the date hereof, whether pursuant to any joinder agreement thereto or otherwise, the term “Debt Financing Sources” shall include each such institution; provided, further, that the term “Debt Financing Sources” shall include each entity (other than Parent, Chameleon and Merger Sub) party to any commitment Letter or similar agreement for any Alternative Financing, any permanent financing in lieu or in replacement of any bridge financing included in the Debt Financing or any replacement financing for the Debt Financing;

(o)    “Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Affiliates and such Debt Financing Sources’ (and their respective Affiliates’) directors, officers, employees, controlling persons, agents, advisors, attorneys and successors of each of the foregoing;

(p)     “Funded Indebtedness” means the outstanding indebtedness under the Company’s Credit Facilities.

(q)    “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(r)    “knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(r) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(r) of the Parent Disclosure Letter;

(s)    “Law” means any transnational, federal, state, local, municipal, foreign or other law, statute, act, constitution, principle of common law, ordinance, code, decree, order, judgment, writ, rule, regulation, ruling, determination or other legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any award, order, ruling, or decision of an applicable arbitrator or arbitration panel;

(t)    “Lease” or “Leases” shall mean all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any of its subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its subsidiaries thereunder.

(u)    “Lien” shall mean any lien, encumbrance, security interest, pledge, charge, claim or defect or imperfection of title or license (including any license to, or covenant not to sue in respect of, Intellectual Property);

(v)    “Marketing Period” means the first period of 15 consecutive Business Days (A) commencing on the later of (i) the date on which Parent shall have received all Required Information which is Compliant and remains Compliant during such 15 consecutive Business Day period and (ii) the date on which the conditions set forth in Section 7.1 and Section 7.2 are satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period (excluding conditions that by their nature are to be satisfied at the Closing, but provided that throughout such period such conditions are and remain capable of being satisfied) or, in the case of this clause (ii), if earlier, the date on which Parent notifies the Company that it intends to commence the Marketing Period and (B) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied or any Required Information to fail to remain Compliant; provided, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, (A) the auditor of the applicable audited financial statements of the Company shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by such firm or another independent public accounting firm of recognized national standing or (B) the Company shall have publicly announced any intention to restate any financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided, further that (1) July 5, 2021, November 25, 2021 or November 26, 2021 shall not be counted as a Business Day for such 15 consecutive Business Day period (it being understood that such exclusion shall not restart such 15 consecutive Business Day period), (2) the Marketing Period shall either be completed on or prior to August 20, 2021 or commence no earlier than September 6, 2021, (3) the Marketing Period shall either be completed on or prior to December 17, 2021 or commence no earlier than January 3, 2022, (4) the Marketing Period shall either be completed on or prior to February 11, 2022, or commence after the receipt of the audited financial statements of the Company for the fiscal year ending December 31, 2021 and (5) the Marketing Period shall end on any earlier date prior to the expiration of the 15 consecutive Business Day period described above if the full amount of the Debt Financing (or any other debt financing contemplated by the Debt Financing Commitments or any Alternative Financing) is consummated on such earlier date. If at any time the Company shall in good faith reasonably believe that it has provided the Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three (3) Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with specificity which portion of the Required Information the Company has not delivered), following which the Required Information shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information; provided that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered;

(w)    “Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences that (x) prevents or materially impairs the ability of the parties hereto to consummate the Merger or the other transactions contemplated by this Agreement in accordance with the terms of this Agreement or (y) has had or would reasonably be expected to have a material adverse effect on or with respect to the assets, business, results of operation or financial condition of the Company and its subsidiaries taken as a whole, provided that, solely in the case of clause (y), no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination with any of the following, to constitute or contribute to a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets or political, business or regulatory conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate or where the Company’s products or services are sold, (iii) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (iv) any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes, after the date hereof, in such COVID-19 Measures or changes, after the date hereof, in the interpretation, implementation or enforcement thereof, (v) the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, contractors or employees of the Company and its subsidiaries, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request of or with the written consent of Parent or Merger Sub, (vi) any actions expressly required under this Agreement, including to obtain any approval or authorization under applicable antitrust or competition or other Laws for the consummation of the Merger, (vii) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (viii) any decline in the market price or trading volume of the Shares or the credit rating of the Company (provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any effect underlying such change has resulted in, or contributed to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (i) through (viii) and (x))), or (x) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the exception in this clause (x) shall not prevent or otherwise affect a determination that any effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (i) through (ix)); except in the cases of clauses (i) through (iv) and (viii), to the extent that the Company and its subsidiaries, taken as a whole, are adversely and disproportionately affected thereby as compared with similarly situated Persons in the industries in which the Company and its subsidiaries operate (in which case solely the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect).

(x)    “Non-Required Remedy” has the meaning set forth in Section 9.5(x) of the Company Disclosure Letter.

(y)     “Permitted Liens” means (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, Liens, charges, covenants, restrictions easements, rights of way or other similar matters or restrictions or exclusions which are matters of public record or which do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially interfere with or impair business operations at such properties as currently conducted, (C) Liens for Taxes or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (D) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts that are not yet due and payable and (I) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company;

(z)    “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

(aa)    “Required Information” means (i) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date; (ii) unaudited consolidated financial statements of the Company consisting of balance sheets and consolidated statement of comprehensive income (loss) and cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, and, in the case of the consolidated statement of the comprehensive income (loss) and cash flows, for the period from the beginning of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date other than with respect to any quarter-end that is also a fiscal year-end; (iii) information, financial statements and financial data of the Company and its subsidiaries that is reasonably requested by Parent in writing and of the type customarily included in an offering memorandum with respect to a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act (including information that would be required by Regulation S-X and Regulation S-K in a registered offering under the Securities Act to the extent customarily included in such an offering memorandum); and (iv) all other information and data related to the Company and its subsidiaries that would be necessary for the underwriters or initial purchasers in an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort) from independent accountants in connection with such an offering which such accountants are prepared to provide upon completion of customary procedures; provided that in no event shall the Required Information be deemed to include any Excluded Information;

(bb)    “subsidiary” or “subsidiaries” means, with respect to any Person (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(cc)     “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Equity Financing Commitment, the Debt Financing Commitments and any other agreement, certificate or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder; and

(dd)    “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

SECTION 9.6    Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.7    Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and the Equity Financing Commitment constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided that Parent and Merger Sub (or one or more of their Affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after Closing, to (i) any of its Affiliates or (ii) any Debt Financing Source pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing; provided, in each case, that Parent remains fully liable for its obligations hereunder.

SECTION 9.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 [Directors’ and Officers’ Indemnification and Insurance] which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Options, Share Units and PSUs to receive the payments contemplated by the applicable provisions of Section 2.2 [Treatment of Company Equity Awards], in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, (d) prior to the Effective Time, the rights of the holders of Common Stock to pursue claims for damages and other relief for Parent’s or Merger Sub’s breach of this Agreement; provided that the rights granted to the holders of Common Stock pursuant to the foregoing clause (d) of this Section 9.8 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion, and (e) each Debt Financing Source shall be a third-party beneficiary of the provisions identified in Section 9.17 [Debt Financing Sources].

SECTION 9.9    Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflict of law principles thereof. Notwithstanding the foregoing, the matters contained in Article I and Article II shall be governed by the OGCL, including matters relating to the filing of the Certificate of Merger and the effects of the Merger, including any dissenters’ rights, and all matters relating to the fiduciary duties of the Company Board of Directors shall be governed and construed in accordance with the laws of the State of Ohio without regard of the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

SECTION 9.10    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission, or any electronic signature complying with the U.S. federal

ESIGN Act of 2000 (including DocuSign)) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement (for the avoidance of doubt, including Section 6.4 [Further Action; Efforts] and Section 6.11 [Parent Financing]) by Parent or Merger Sub and to cause Parent or Merger Sub to consummate the transactions contemplated hereby (for the avoidance of doubt, including to effect the Closing in accordance with Section 1.2 [Closing]) on the terms and subject to the conditions in this Agreement. Notwithstanding anything herein or in any Transaction Document to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing if, and only if, (i) Parent is required to consummate the Closing pursuant to Section 1.2 and Parent fails to consummate the Closing by the date the Closing is required to have occurred pursuant to with Section 1.2 [Closing], (ii) the financing provided for by the Debt Financing Commitments (or, if applicable, the Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or validly waived (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents on the Closing Date but each of which is capable of being satisfied at the Closing), if specific performance is granted and the Equity Financing and Debt Financing (including any Alternative Financing that has been obtained in accordance with Section 6.11 [Parent Financing]) are funded, then the Company will take such actions within the Company’s control to cause the Closing to occur in accordance with Section 1.2 (and the Company has not revoked, withdrawn, modified or conditioned such confirmation). Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction . Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the applicable Parent Termination Fee or monetary damages if, as and when required pursuant to this Agreement, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Financing Commitment), on the one hand, and payment of the applicable Parent Termination Fee, on the other hand.

SECTION 9.13    Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of any Party in the negotiation, administration, performance and enforcement hereof and thereof,

(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America.

SECTION 9.14    WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY DEBT FINANCING SOURCES) OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

SECTION 9.15    Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall means “and/or”. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Any document or item will be deemed “delivered”, “provided” or “made available” to Parent within the meaning of this Agreement if such document or item is included in the “Project Fortune” electronic data room hosted by Datasite as of 5:00 p.m. New York City time on the day prior to the date hereof.

SECTION 9.16    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties hereto and, pursuant to, and in accordance with the terms of, the Equity Financing Commitment or the Confidentiality Agreement, the Sponsor or the other parties thereto, and no other Parent Related Party (other than, for the avoidance of doubt, the Sponsor or the other Parent Related Parties party to the Equity Financing Commitment or the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.

SECTION 9.17    Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its subsidiaries hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company or its subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 9.4, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or the any services thereunder), (vi) agrees not to bring or support or permit any of its affiliates to bring or support any claim or cause of action whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Financing Commitment or the definitive documents related thereto or any of the transactions contemplated hereby or thereby and (vii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.17, the last proviso to Section 9.7 or Section 8.2(f) and such provisions and the definition of “Debt Financing Sources” and “Debt Financing Sources Related Parties” shall not be amended without the prior written consent of the Debt Financing Sources party to the Debt Financing Commitments.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
FERRO CORPORATION

By:	/s/ Peter Thomas
Name: Peter Thomas
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:
PMHC II INC.

By:	/s/ Scott Wolff
Name: Scott Wolff
Title: Vice President

MERGER SUB:
PMHC FORTUNE MERGER SUB, INC.

By:	/s/ Scott Wolff
Name: Scott Wolff
Title: Vice President

Annex B

May 10, 2021

The Board of Directors

Ferro Corporation

6060 Parkland Blvd.

Suite 250

Mayfield Heights, OH

Dear Members of the Board:

We understand that Ferro Corporation, an Ohio corporation (“Company”), Prince International Corporation, a Delaware corporation (“Parent”), and PMHC II Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $1.00 per share, of Company (“Company Common Stock”), other than (i) shares of Company Common Stock owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the Effective Time (as defined in the Agreement) and shares of Company Common Stock owned by Company or any wholly owned subsidiary of Company immediately prior to the Effective Time, including shares of Company Common Stock held in treasury by Company, and in each case not held on behalf of third parties, (ii) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such shares of Company Common Stock in favor of the adoption of the Agreement and who are entitled to and have properly demanded dissenters rights with respect thereto in accordance with, and otherwise have complied in all respects with, Section 1701.85 of the Ohio General Corporation Law (as amended) of the State of Ohio, and have not effectively withdrawn such demand and (iii) shares of Restricted Stock (as defined in the Agreement) (holders of such shares described in clauses (i), (ii) and (iii) above, collectively, “Excluded Holders”), will be converted into the right to receive $22.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated May 10, 2021, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction that is material in any respect to our analysis in connection with this opinion. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the earlier of the announcement of the Transaction or the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We and our subsidiaries in the past have provided, currently are providing and in the future may provide certain investment banking services to Company and certain of Parent’s affiliates, for which we have received and may receive compensation, including, during the past two years, (i) having advised Company in connection with the sale of its Tile Coatings Business, (ii) having advised an affiliate of Parent with respect to a private offering and (iii) currently advising an affiliate of Parent in connection with a restructuring assignment. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company and certain of its and Parent’s respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Parent and certain of Company’s and Parent’s respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Common Stock (other than Excluded Holders).

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Richard Whitney
Richard Whitney
Managing Director

Annex C

Sections 1701.84 and 1701.85 of the General Corporation Law of the State of Ohio

§ 1701.84 Dissenting shareholders entitled to relief.

(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:

(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.

(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.

(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;

(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

§ 1701.85 Dissenting shareholders - compliance with section - fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

FERRO CORPORATION 6060 PARKLAND BLVD. MAYFIELD HEIGHTS, OH 44124 ATTN: KEVIN CORNELIUS GRANT

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [TBD], 2021 for shares held directly and by 11:59 P.M. ET on [TBD], 2021 for shares held in the Ferro 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/FOE2021SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [TBD], 2021 for shares held directly and by 11:59 P.M. ET on [TBD], 2021 for shares held in the Ferro 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D57628-TBD	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FERRO CORPORATION

The Board of Directors unanimously recommends you vote FOR Proposals 1, 2 and 3.	For	Against	Abstain

1.

Adoption of the Agreement and Plan of Merger, dated as of May 11, 2021 (as it may be amended from time to time), by and among PMHC II Inc. (“Parent”), PMHC Merger Sub, Inc. (“Merger Sub”) and Ferro Corporation (“Ferro”) and approval of the transactions contemplated thereby, including the merger of Merger Sub with and into Ferro (the “merger”) with Ferro surviving and continuing as the surviving corporation in the merger and a wholly owned subsidiary of Parent (the “merger proposal”).

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2.

Approval, on a non-binding advisory basis, of certain compensation that will or may be paid by Ferro to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”).

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3.

Approval of the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to Ferro shareholders (“the adjournment proposal”).

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NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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D57629-TBD

Ferro Corporation

Special Meeting of Shareholders

[TBD], 2021 9:00 AM E.T.

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Mark H. Duesenberg, Benjamin J. Schlater, and Arturo Del Rio (the “Proxies”), and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Shareholders of Ferro Corporation to be held on [TBD], 2021, at 9:00 A.M. Eastern Time, via webcast at www.virtualshareholdermeeting.com/FOE2021SM, and at any adjournment or postponement thereof, and to vote as specified on this proxy all shares of common stock of Ferro Corporation held of record by the signer(s) at the close of business on [TBD], 2021 on all matters properly coming before the Special Meeting, including but not limited to the matters set forth on the reverse side of this proxy. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Special Meeting and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side